UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )

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BLACKROCK, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BlackRock

2024 Proxy Statement

Notice of Annual Meeting

May 15, 2024

Generating Long-Term

Shareholder Value

BlackRock, Inc. (“BlackRock” or the “Company”) is a global asset manager with approximately 19,800 employees in more than 30 countries as of December 31, 2023. BlackRock’s focus remains on delivering the best investment solutions for each and every client – in-line with their objectives and goals – and our diverse platform provides our clients with more choices to address their unique priorities.

BlackRock’s diversified platform of active, index and cash management investment strategies across asset classes enables us to offer choice and asset allocation solutions for clients. Our investment platform is supported by our technology and risk management system, Aladdin®, and we offer technology services to a broad base of institutional and wealth management clients. Our diversification and whole portfolio approach help us build deeper and broader relationships with more clients across market environments.

We have continuously invested in our business to build the industry’s most comprehensive and integrated investment and technology platform, and we believe the stability of our platform drives strong, long-term performance, which enhances BlackRock’s ability to:

Generate	Leverage our scale	Return capital to

differentiated	for the benefit of our	shareholders on

organic growth	stakeholders	a consistent and

predictable basis

Over the long term, we have demonstrated our ability to generate organic growth and execute with scale. We have prioritized investment in our business to first drive growth and then return excess cash flow to shareholders. Our capital return strategy has been balanced between dividends, where we target a 40-50% payout ratio, and a consistent share repurchase program.

Our framework for generating long-term shareholder value was developed in close collaboration with our Board of Directors (the “Board”), and the Board actively oversees our broader strategy and our ability to successfully execute it.

Since our founding, BlackRock has led by listening to our clients and evolving to help them achieve long-term outcomes. This approach has been central to delivering differentiated growth for shareholders. In January, we announced two transformational moves we believe will accelerate future growth: the strategic re-architecture of our organization and our planned acquisition of Global Infrastructure Partners (“GIP”). As part of the re-architecture, we created a new strategic Global Product Solutions group which will work to deliver our clients solutions across all our investment strategies, asset classes and fund structures while embedding our ETF and index expertise across the firm. We also introduced a new international business structure to drive scale, provide unified leadership and allow us to be simultaneously more global and more local in international markets.

Through the planned combination of BlackRock’s infrastructure platform and GIP, we aim to connect our clients with long-term investment opportunities, while also accelerating growth, diversifying revenue and generating earnings for our shareholders.

BlackRock’s strategy, which has always been guided by our clients’ needs, remains centered on growing Aladdin, ETFs and private markets, keeping alpha at the heart of BlackRock; leading in sustainable investing; and advising clients on their whole portfolio.

In 2024, we will continue to focus on the long term and strategically and efficiently invest in BlackRock to deliver growth to benefit our stakeholders. Looking ahead, we have deep conviction in our strategy and ability to execute with scale and expense discipline.

BlackRock, Inc. 50 Hudson Yards New York, New York, 10001

April 4, 2024

To Our Shareholders:

Just as BlackRock is a fiduciary to our clients, helping them invest for the future, I recognize many of you are investing in BlackRock to achieve your own investment goals, and I want to thank you for your continued support and confidence in our company.

We welcome you to join us virtually on May 15, 2024, at 8:00 a.m. EDT for BlackRock’s Annual Meeting of Shareholders at www.virtualshareholdermeeting.com/BLK2024. You may vote your shares via the Internet and submit questions before and during the meeting. As we do each year, we will address the voting items in this year’s Proxy Statement and take your questions. Regardless of whether you plan to join the meeting, your vote is important, and we encourage you to review the enclosed materials and submit your proxy.

Clients have always been at the center of BlackRock’s growth strategy, and we are more connected with our clients than ever. Thousands of clients on behalf of millions of individuals around the world have entrusted BlackRock with over $1.9 trillion in net new business over the last five years. Thousands more use our technology to support the growth and commercial agility of their own businesses. Years of organic growth, alongside the long-term growth of the capital markets, underpins our $10 trillion of client assets as of December 31, 2023, which grew by over $1.4 trillion last year.

In 2023, our steadfast commitment to serving our clients resulted in $289 billion of net inflows and 1% organic base fee growth, even as most of the industry experienced sustained outflows. And across the cycle, we have delivered consistent growth – achieving our 5% organic base fee growth target on average over the last five years.

2023 net inflows were positive across each of our three regions, led by $156 billion of net inflows from clients in the United States. iShares net inflows of $186 billion led the ETF industry, and institutional net inflows of $32 billion reflected ongoing demand for whole-portfolio solutions and significant outsourcing mandates. Our private markets platform continued to scale and generated $14 billion of net inflows, led by infrastructure and private credit. We also generated technology services revenue of $1.5 billion. Clients are looking to grow and expand with Aladdin, as reflected by over 50% of Aladdin sales being multi-product.

BlackRock’s industry leadership comes from delivering sustained performance, innovating, and staying ahead of the needs of our clients. In January, we announced two transformational changes in anticipation of the evolution we see ahead for asset management and the capital markets. The strategic re-architecture of our organization will simplify and improve how we work and deliver for clients. And we expect our acquisition of Global Infrastructure Partners will enable us to propel our success in the fast-growing market for hard-asset infrastructure. We believe this ambitious transformation of our firm positions us better than ever. Our clients, shareholders and employees will be its biggest beneficiaries.

As we look ahead, the re-risking of client portfolios creates strong prospects for both our public and private markets franchises. We will continue to prioritize investments to drive differentiated organic growth and operating leverage. After investing for future growth, we remain committed to systematically returning excess cash to shareholders, and expect to achieve this through a combination of dividends and share repurchases. In 2023, we returned $4.5 billion to shareholders, including $1.5 billion of share repurchases.

Thousands of clients on behalf of millions of individuals around the world have entrusted BlackRock with over $1.9 trillion in net new business over the last five years. Thousands more use our technology to support the growth and commercial agility of their own businesses. Years of organic growth, alongside the long-term growth of the capital markets, underpins our $10 trillion of client assets as of December 31, 2023, which grew by over $1.4 trillion last year.

Our diverse and engaged Board of Directors is central to our success. Our directors bring a wide breadth of experience and backgrounds as advisors to our operations, strategy and management. It has always been important that our Board functions as a key strategic governing body that both challenges and advises our leadership team and guides BlackRock into the future. It is also critical that we have a robust corporate governance framework to ensure we are executing on our strategy, fulfilling our fiduciary responsibilities to clients, and serving all of our stakeholders over the long term.

When we founded BlackRock, it was with deep conviction in the long-term growth of the capital markets, and the importance of being invested in them. Since then, BlackRock has continuously innovated to make investing easier and more accessible, with the purpose of helping more and more people experience financial well-being. Our clients’ needs remain our compass, and I see greater opportunities ahead for BlackRock, our clients and our shareholders than ever before.

Thank you again for your continued commitment to BlackRock.

Sincerely, Laurence D. Fink Chairman and Chief Executive Officer

BLACKROCK, INC. 2024 PROXY STATEMENT

 Notice of 2024

 Annual Meeting of

 Shareholders

Annual Meeting of Shareholders

Date & Time	Location	Record Date

Wednesday, May 15, 2024	www.virtualshareholdermeeting.com/	Thursday, March 21, 2024

8:00 a.m. EDT	BLK2024

Voting Matters

At or before the 2024 Annual Meeting of Shareholders (“Annual Meeting”), we ask that you vote on the following items:

Proposal	Board Recommendation	Page Reference

Item 1 Election of Directors	Vote FOR each director nominee	11

Item 2 Approval, in a Non-Binding Advisory Vote, of the Compensation for Named Executive Officers	Vote FOR	52

Item 3 Approval of the BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan	Vote FOR	100

Item 4 Ratification of the Appointment of the Independent Registered Public Accounting Firm	Vote FOR	107

Item 5 Shareholder Proposal – Report on EEO Policy Risk	Vote AGAINST	110

Item 6 Shareholder Proposal – Amend Bylaws to Require Independent Board Chair	Vote AGAINST	112

Item 7 Shareholder Proposal – Report on Proxy Voting Record and Policies for Climate Change-Related Proposals	Vote AGAINST	114

BLACKROCK, INC. 2024 PROXY STATEMENT

Your vote is important — How to vote:
Internet Visit the website listed on your proxy card. You will need the control number that appears on your proxy card when you access the web page.	Mail Complete and sign the proxy card and return it in the enclosed postage pre-paid envelope.

 Telephone

If your shares are held in the name of a broker, bank or other nominee: follow the telephone voting instructions, if any, provided on your voting instruction card.

If your shares are registered in your name: call 1-800-690-6903 and follow the telephone voting instructions. You will need the control number that appears on your proxy card.

During the Meeting This year’s meeting will be virtual. For details on voting your shares during the Annual Meeting, see “Questions and Answers About the Annual Meeting and Voting.”

Please note that we are furnishing proxy materials and access to our Proxy Statement to our shareholders via our website instead of mailing printed copies. This helps us save costs and reduce our impact on the environment.

Beginning on April 4, 2024, we will mail or otherwise make available to each of our shareholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access our proxy materials and vote online. If you attend the Annual Meeting virtually, you may withdraw your proxy and vote online during the Annual Meeting if you so choose.

Your vote is important, and we encourage you to vote promptly, whether or not you plan to attend the Annual Meeting.

By Order of the Board of Directors,

R. Andrew Dickson III	BlackRock, Inc.
Corporate Secretary April 4, 2024	50 Hudson Yards New York, New York 10001

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on Wednesday, May 15, 2024: our Proxy Statement and 2023 Annual Report are available free of charge on our website at https://ir.blackrock.com/.

BLACKROCK, INC. 2024 PROXY STATEMENT

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Index of Frequently Requested Information

BlackRock’s Impact on its People	39

Board and Committee Oversight of Cybersecurity	36

Board Diversity	14

CEO Pay Ratio	94

Clawback Policies	82

Director Skills and Experience Matrix	15

Pay Versus Performance	95

Peer Group	66

Public Policy Engagement	42

Stock Ownership Guidelines for Directors	45

Stock Ownership Guidelines for NEOs	81

Sustainability at BlackRock	38

BLACKROCK, INC. 2024 PROXY STATEMENT I

Helpful Resources

Where You Can Find

More Information

Annual Meeting

Proxy Statement:

https://ir.blackrock.com/financials/annual-reports-and-proxy

Annual Report:

https://ir.blackrock.com/financials/annual-reports-and-proxy

Voting Your Proxy via the Internet Before the

Annual Meeting:

www.proxyvote.com

Board of Directors

https://ir.blackrock.com/governance/board-of-directors

Communications with the Board

https://ir.blackrock.com/governance/governance-overview under the heading “Contact Our Board of Directors”

Governance Documents

https://ir.blackrock.com/governance/governance-overview

•	Categorical Standards of Director Independence

•	Corporate Governance Guidelines

•	Committee Charters

•	Code of Business Conduct and Ethics

•	Code of Ethics for Chief Executive and Senior Financial Officers

•	Lead Independent Director Guidelines

Investor Relations

https://ir.blackrock.com

Sustainability

www.blackrock.com/corporate/sustainability

Other

Public Policy “Insights”:

www.blackrock.com/corporate/insights/public-policy

Lobbying Disclosure Act:

https://lda.senate.gov/system/public/

Federal Election Commission:

www.fec.gov/data/reports/pac-party

Definition of Certain Terms

or Abbreviations

AUM	Assets under Management

CEO	Chief Executive Officer

CFO	Chief Financial Officer

Committees	The Audit; Management Development & Compensation; Nominating, Governance & Sustainability; Risk; and Executive Committees

COO	Chief Operating Officer

Deloitte	Deloitte & Touche LLP

GAAP	Generally Accepted Accounting Principles in the United States

GEC	Global Executive Committee

MDCC	Management Development & Compensation Committee

NEO	Named Executive Officer

NGSC	Nominating, Governance & Sustainability Committee

NTM	Next Twelve Months

NYSE	New York Stock Exchange

PAC	Political Action Committee

RSU	Restricted Stock Unit

SASB	Sustainability Accounting Standards Board

SEC	Securities and Exchange Commission

TCFD	Task Force for Climate-related Financial Disclosures

Traditional Peers	Traditional Peers refers to public company asset managers: Alliance Bernstein, Affiliated Managers Group, Franklin Resources, Invesco and T. Rowe Price

II	BLACKROCK, INC. 2024 PROXY STATEMENT

Proxy Summary

This summary provides an overview of selected information in this year’s Proxy Statement, which is first being sent or made available to shareholders on April 4, 2024. We encourage you to read the entire Proxy Statement before voting.

Annual Meeting of Shareholders

Date & Time	Location	Record Date

Wednesday, May 15, 2024	www.virtualshareholdermeeting.com/	Thursday, March 21, 2024
8:00 a.m. EDT	BLK2024

Voting Matters

Shareholders will be asked to vote on the following matters at the Annual Meeting:

Proposal	Board Recommendation	Page Reference

Item 1. Election of Directors The Board believes that each of the director nominees has the knowledge, experience, skills and background necessary to contribute to an effective and well-functioning Board.	Vote FOR each director nominee	11

Item 2. Approval, in a Non-Binding Advisory Vote, of the Compensation for Named Executive Officers BlackRock seeks a non-binding advisory vote from its shareholders to approve the compensation of the NEOs as disclosed in this Proxy Statement. The Board values the opinions of our shareholders and will take into consideration the outcome of the advisory vote when considering future executive compensation decisions.	Vote FOR	52

Item 3. Approval of the BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan

BlackRock is asking shareholders to approve the BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan (“Restated Plan”) to (i) extend the term of the Restated Plan, (ii) increase the number of shares of BlackRock common stock authorized for issuance under the Restated Plan, and (iii) make certain other clarifying and conforming plan changes. The extension of the plan term and the increase in the number of shares available for new awards under the Restated Plan will allow the MDCC to continue to grant equity-based long-term incentive awards as part of our pay-for-performance compensation program.

	Vote FOR	100

Item 4. Ratification of the Appointment of the Independent Registered Public Accounting Firm The Audit Committee has appointed Deloitte to serve as BlackRock’s independent registered public accounting firm for the 2024 calendar year and this appointment is being submitted to our shareholders for ratification. The Audit Committee and the Board believe that the continued retention of Deloitte to serve as BlackRock’s independent auditor is in the best interests of the Company and its shareholders.	Vote FOR	107

Item 5. Shareholder Proposal – Report on EEO Policy Risk The Board believes that the actions requested by the proponent are unnecessary and not in the best interest of our shareholders.	Vote AGAINST	110

Item 6. Shareholder Proposal – Amend Bylaws to Require Independent Board Chair The Board believes that the actions requested by the proponent are unnecessary and not in the best interest of our shareholders.	Vote AGAINST	112

Item 7. Shareholder Proposal – Report on Proxy Voting Record and Policies for Climate Change-Related Proposals The Board believes that the actions requested by the proponent are unnecessary and not in the best interest of our shareholders.	Vote AGAINST	114

BLACKROCK, INC. 2024 PROXY STATEMENT	1

Proxy Summary | Governance Highlights

What’s New?

We continually review our approach to corporate governance, corporate sustainability and executive compensation to make certain that BlackRock is in a position to maintain a culture of high performance, collaboration, innovation and fiduciary responsibility. We believe providing a broader understanding of our perspectives on certain items will be beneficial to you as you consider this year’s voting matters. This year’s new or updated items include:

• Updates to the composition of the MDCC, NGSC and Risk Committee – see “Board Committee Refreshment” on page 32	• Results of our annual say-on-pay proposal for the last 10 years – see “Shareholder Engagement on Executive Compensation” on page 55

Governance Highlights

Board Composition

(16 director nominees)

The Board believes that its size, albeit larger than the average S&P 500 public company board, helps to achieve the diversity of thought, experience and geographical expertise necessary to oversee our large and complex global business. The range of insights and experience of our Board supports BlackRock’s business and strategic growth areas, which include our diverse platform of alpha-seeking active, index and cash management investment strategies across asset classes, as well as technology services and advisory services and solutions.

The NGSC regularly reviews the overall composition of the Board and its Committees to assess whether it reflects the appropriate mix of skills, experience, backgrounds and qualifications that are relevant to BlackRock’s current and future global business and strategy.

Board Tenure

The Board considers the tenure of our incumbent directors to help maintain an overall balance of experience, continuity and fresh perspective.

Board Refreshment

Thoughtful consideration is continuously given to the composition of our Board in order to maintain an appropriate mix of experience and qualifications, introduce new perspectives and broaden the views represented on the Board.

2	BLACKROCK, INC. 2024 PROXY STATEMENT

Proxy Summary | Governance Highlights

Board Independence and Leadership

Each year the Board reviews and evaluates our Board leadership structure. The Board has appointed Laurence D. Fink as its Chairman and Murry S. Gerber as its Lead Independent Director.

Board Profile

The NGSC and the Board take into consideration a number of factors and criteria when reviewing candidates for nomination to the Board. The Board believes that diversity in thought, experience, backgrounds, skills and viewpoints contributes to and enhances its capabilities. Moreover, the Board views diversity among its members as critical to the success of the Company and the Board’s ability to create long-term value for our shareholders. The diverse backgrounds of our individual directors help the Board better oversee BlackRock’s management and operations and assess risk and opportunities for the Company from a variety of perspectives.

Diversity among the Board’s members enhances its oversight of our multifaceted long-term strategy and inspires deeper engagement with management, employees and clients around the world.

Core qualifications and areas of expertise represented by our director nominees include the following. For full descriptions of the below categories, see “Director Skills and Experience Matrix” on page 15.

The slate of director nominees includes five women and six non-U.S. or dual citizens.

Director self-identification of race/ethnicity: • 1 Black / African American • 1 Hispanic / Latin American • 1 Middle Eastern / North African

Several of our director nominees live and work overseas in countries and regions that are key areas of growth and investment for BlackRock, including Canada, Mexico, the Middle East and Europe.

BLACKROCK, INC. 2024 PROXY STATEMENT	3

Proxy Summary | Governance Highlights

Our Director Nominees

	Age at Record Date		Committee Memberships (effective following the Annual Meeting)
Nominee		Director since	Audit	MDCC	NGSC	Risk	Executive
Pamela Daley Former Senior Vice President of Corporate Business Development, General Electric Company	71	2014	●	●		●	●
Laurence D. Fink Chairman and CEO of BlackRock	71	1999					●
William E. Ford Chairman and CEO of General Atlantic	62	2018		●	●		●
Fabrizio Freda President and CEO of Estée Lauder Companies Inc.	66	2012			●
Murry S. Gerber | Lead Independent Director Former Chairman and CEO of EQT Corporation	71	2000			●		●
Margaret “Peggy” L. Johnson CEO of Agility Robotics	62	2018	●			●
Robert S. Kapito President of BlackRock	67	2006
Cheryl D. Mills Founder and CEO of BlackIvy Group	59	2013		●	●
Amin H. Nasser President and CEO of Saudi Arabian Oil Co. (Aramco)	65	2023			●
Gordon M. Nixon Former President and CEO of Royal Bank of Canada	67	2015		●	●		●
Kristin C. Peck CEO of Zoetis, Inc.	52	2021			●

Charles H. Robbins Chairman and CEO of Cisco Systems, Inc.	58	2017				●

Marco Antonio Slim Domit Chairman of Grupo Financiero Inbursa, S.A.B. de C.V.	55	2011	●	●

Hans E. Vestberg Chairman and CEO of Verizon Communications, Inc.	58	2021	●			●

Susan L. Wagner Former Vice Chairman of BlackRock	62	2012	●			●	●

Mark Wilson Former CEO of Aviva plc and former President and CEO of AIA	57	2018	●	●		●
Number of Committee Meetings in 2023:			15	9	6	6	2

● Chairperson

4	BLACKROCK, INC. 2024 PROXY STATEMENT

Proxy Summary | Governance Highlights

Governance Practices

BlackRock has adopted robust corporate governance policies that facilitate strong Board leadership and strategic deliberation, prudent management practices and transparency.

Highlights of our governance practices include:

•	Annual election of directors

•	Majority voting for directors in uncontested elections

•	Lead Independent Director may call special meetings of directors without management present

•	Executive sessions of independent directors

•	Annual Board and Committee self-evaluations

•	Risk oversight by Board and Committees

•	Strong investor outreach program

•	Meaningful stock ownership requirements for directors and GEC members
•	Annual advisory vote on executive compensation

•	Proxy access for shareholders

•	Shareholder right to call special meetings

•	Annual review of Committee charters and Corporate Governance Guidelines

•	Human capital management oversight by the Board and its Committees

•	NGSC oversight of corporate and investment stewardship-related policies and programs relating to environmental and other sustainability matters; BlackRock’s philanthropic program and strategy; and corporate political activities

Stock Ownership Guidelines

Our stock ownership guidelines require the Company’s GEC members to own shares with a target value of:

•	$10 million for the CEO;

•	$5 million for the President; and

•	$2 million for all other GEC members.

As of December 31, 2023, all NEOs exceeded our stock ownership guidelines.

Shareholder Engagement and Outreach

Our Shareholder Engagement Process

We conduct shareholder outreach throughout the year to engage with shareholders on issues that are important to them. We report back to our Board on this engagement as well as specific issues to be addressed.

In the fall of 2023, we reached out to stewardship officers at our 50 largest shareholders, representing over 60% of our outstanding shares, to discuss corporate governance, executive compensation and other topics outside of the proxy season. These engagements were led by our Corporate Secretary and Head of Investor Relations and included members from the Executive Compensation and Corporate Sustainability teams.

BLACKROCK, INC. 2024 PROXY STATEMENT	5

Proxy Summary | Compensation Discussion and Analysis Highlights

Compensation Discussion and

Analysis Highlights

Incentive Program – Pay-for-Performance Highlights

Our total annual compensation structure embodies our commitment to align pay with performance, as highlighted in the following Compensation Discussion and Analysis sections:

What to Look for	Where to Find it

Compensation program objectives	“Our Compensation Program” beginning on page 60

NEO pay determinations based on performance assessments that use weighted performance areas and pre-set objectives	“How We Determine Total Incentive Amounts for NEOs” on page 8

Financial performance as the highest weighted input for assessments, including relative performance	“2023 Financial Performance” on page 56 “2023 NEO Compensation and Performance Summaries” beginning on page 67

Total incentive outcomes tied formulaically to percentage ranges	“Pay and Performance Alignment for NEOs – Total Incentive Award Determination” on page 57 “NEO Total Annual Compensation Summary” on page 58

Disclosure of actual performance of historical long-term incentive awards and pre-set financial goals for newly granted awards	“2023 BPIP Award Determination Matrix” on page 62 “2020 BPIP Award: Actual Performance and Payout” on page 63

Disclosure of pay versus performance outcomes	“Historical Outcomes – CEO and Other NEO Compensation Growth vs. BlackRock’s Financial Growth” on page 59 “Pay Versus Performance” on page 95

6	BLACKROCK, INC. 2024 PROXY STATEMENT

Proxy Summary | Compensation Discussion and Analysis Highlights

2023 Financial Performance(1)

BlackRock delivered differentiated organic growth and operating margin, even as most traditional peers saw sustained outflows and significant downward margin pressure. We generated $289 billion of total net inflows in 2023, representing 3% organic asset growth and 1% organic base fee growth, with organic growth accelerating into the end of the year. In addition, we demonstrated our commitment to prioritizing investments to drive future operating leverage. We returned over $4.5 billion to shareholders through a combination of dividends and share repurchases and grew earnings per share by 7%. Long-term investment performance results across our alpha-seeking and index strategies as of December 31, 2023 remained strong and are detailed in Part I, Item 1 – Business of our Annual Report on Form 10-K for the year ended December 31, 2023 (our “2023 Form 10-K”). BlackRock will continue to prudently invest in our business for the long term and seek to deliver value for our stakeholders, including strong outcomes for clients and durable returns for shareholders.

Differentiated Organic Growth	Operating Leverage

BlackRock generated 3% organic asset growth and 1% organic base fee growth in 2023, while revenue was flat compared to 2022, primarily driven by the negative impact of markets on average AUM, partially offset by higher technology services revenue

BlackRock’s 2023 Operating Margin, as adjusted, of 41.7% remains higher than peers

Consistent Capital Return	Earnings Per Share

BlackRock returned $4.5 billion to shareholders in 2023, including $1.5 billion in share repurchases	BlackRock’s 2023 diluted earnings per share, as adjusted, of $37.77 increased by 7% versus 2022, primarily due to higher non-operating income

(1)

Amounts in this section, where noted, are shown on an “as adjusted” basis. For a reconciliation with GAAP, please see Annex A. Beginning in the first quarter of 2022, BlackRock updated the definitions of operating income, as adjusted, operating margin, as adjusted, and net income attributable to BlackRock, Inc., as adjusted, to include new adjustments. Such measures have been recast for all prior periods to reflect the inclusion of such new adjustments. In addition, beginning in the first quarter of 2023, BlackRock updated the definitions of its non-GAAP financial measures to exclude the impact of market valuation changes on certain deferred cash compensation plans which the Company began economically hedging in 2023.

(2)	Traditional Peers refers to public company asset managers: Alliance Bernstein, Affiliated Managers Group, Franklin Resources, Invesco and T. Rowe Price.

BLACKROCK, INC. 2024 PROXY STATEMENT	7

Proxy Summary | Compensation Discussion and Analysis Highlights

How We Pay NEOs

Each of BlackRock’s NEOs, through their various roles and responsibilities, contributes to the firmwide objectives summarized below. Under the NEO total incentive award determination framework, the MDCC assesses each NEO’s performance individually, based on three categories, with 50% of the award opportunity dependent on BlackRock’s achievement of financial performance goals, 25% dependent on BlackRock’s progress towards meeting our strategic objectives as measured by our business strength, and 25% dependent on BlackRock’s progress towards meeting its organizational priorities. The MDCC’s performance assessment is directly related to each NEO’s total incentive outcome, which includes all variable pay. As discussed on page 10, the MDCC did not specifically approve Gary Shedlin’s compensation nor formally assess his performance with respect to 2023 as he was not serving as an executive officer nor a member of the GEC at the end of the year.

For the performance assessments for each NEO (other than Mr. Shedlin), please refer to the section “2023 NEO Compensation and Performance Summaries” on page 67.

How We Determine Total Incentive Amounts for NEOs

BlackRock Performance % of Award Opportunity	Measures	Indicative BlackRock Performance Metrics

		2022	2023

Financial Performance	Net New Base Fee Growth	+0%	+1%
	Net New Business ($ billions)	$307	$289
	Operating Income, as adjusted(1) ($ millions)	$6,711	$6,593
	Year-over-year change		(2)%
	Operating Margin, as adjusted(1)	42.8%	41.7%
	Year-over-year change		(110)bps
	Diluted Earnings Per Share, as adjusted(1)	$35.36	$37.77
	Year-over-year change		7%

Shareholder Value Data	BlackRock	Traditional Peers(2)	S&P 500 Financials	S&P 500

NTM P/E Multiple(3)	21.5x	11.5x	14.6x	19.5x

Total Shareholder Return(4) (1-year)	17.9%	3.5%	12.1%	26.3%

Total Shareholder Return(4) (3-year)	21.5%	19.0%	35.5%	33.1%

Total Shareholder Return(4) (5-year)	135.7%	45.9%	76.0%	107.2%

Business Strength

Deliver on our commitments to clients

•   Clients once again turned to BlackRock’s investment insights and expertise, entrusting the firm with $289 billion of net inflows in a year of rapid change and significant client portfolio de-risking, representing 3% organic asset growth year-over-year and positive growth across regions.

•   Leveraged BlackRock’s differentiated, globally diverse investments platform to achieve this organic growth, with the firm generating an industry-leading $186 billion of net inflows in ETFs and nearly $60 billion of active inflows compared to active outflows in the broader industry.

•   Kept alpha at the heart of BlackRock by generating more than $11 billion in gross alpha for clients from BlackRock’s alpha-seeking liquid active investment products.

Grow with our clients’ needs and evolve how we serve clients

•   Accelerated the firm’s future growth potential and ability to meet evolving client needs through strategic inorganic activity, including announcing the acquisition of Global Infrastructure Partners (“GIP”), the world’s largest independent infrastructure manager, closing the acquisition of Kreos Capital, and announcing the Jio BlackRock joint venture.

•   Developed and delivered organizational changes to better serve clients, including the strategic reorganization of two of BlackRock’s fastest growing businesses (the Aladdin and Alternative investments platforms), the formation of a new Global Client Business group responsible for deepening relationships and partnerships with clients and staying ahead of their needs, and the formation of a new Global Markets group to create greater alignment and coordination across investment groups and drive investment and trading performance.

•   Met client needs for integrated data and risk analytics, as well as for a whole portfolio approach across public and private markets, by continuing to innovate and expand the Aladdin technology platform that powers the firm and its client services. BlackRock achieved 10% annual contract value growth driven by strong net sales of Aladdin in 2023, and the firm generated a record $1.5 billion in technology services revenue.

8	BLACKROCK, INC. 2024 PROXY STATEMENT

Proxy Summary | Compensation Discussion and Analysis Highlights

Lead in a changing world

•   Expanded BlackRock’s Voting Choice offering to more than $2.6 trillion of eligible Institutional Equity assets as of December 31, 2023, and announced its expansion to retail investors, launching for eligible account holders of BlackRock’s largest ETF in early 2024.

Deliver sustainable solutions to meet client demand

•   Continued to expand and innovate on the firm’s platform of sustainability-oriented offerings and partnerships for clients, who continued to select BlackRock as the fiduciary of choice for sustainable investing needs and entrusted the platform with more than $800 billion in sustainable AUM at year-end (+37% from year-end 2022, driven by organic growth achievement beyond market growth rates, market appreciation and fund conversions).

•   Published the BII Transition Scenario, an analytical forecast report that will help clients navigate low-carbon transition-related risks and opportunities and enable the firm to strengthen its long-term client relationships by leveraging its insights in external engagements.

Organizational Strength

Talent pipeline and development

•   Added a record eight new leaders to the GEC, including seven Managing Directors elevated from within the firm, which strengthened the firm’s executive talent development/pipeline and its ability to leverage horizontal leadership, while contributing to the effectiveness of the strategic reorganizations of several of the firm’s businesses.

•   Continued to progress senior management succession plans, including reaching 95% coverage of GEC and key Managing Director roles that have “ready now” or “ready soon” potential internal successors identified, and completed successful transitions for the CFO and Global Head of Human Resources leveraging succession plans.

Diversity, equity and inclusion

•   Surpassed three of five of BlackRock’s 2024 aspirational workforce diversity goals (with respect to senior women, overall Black, and overall Latinx representation); gaps remain with respect to senior Black and senior Latinx aspirational goals as progress from the firm’s diverse talent pipeline has been affected by attrition of diverse senior talent.

•   Conducted an annual pay fairness analysis across the firm’s workforce and committed to publishing results from the analysis for the first time publicly, in alignment with the firm’s commitment to equitable pay practices and transparency.

Purpose and culture

•   Deepened BlackRock’s investment in employee well-being, including expanding the firm’s global Mental Health Ambassadors program to over 500 trained employee volunteers who are available as peer resources for colleagues, hosting employee benefits fairs, and creating monthly “Wellness Bulletins.”

•   Created new opportunities for in-person development and connectivity between colleagues and expanded employee listening initiatives through in-person leadership programming for senior leaders and high potential talent and launching streamlined onboarding and exit surveys to help reinforce key tenets of One BlackRock culture and employees’ sense of pride and belonging at BlackRock.

Corporate sustainability

•   Launched a dedicated Global Corporate Sustainability Controllers team to further support the firm’s position as a leading voice in corporate sustainability reporting.

(1)	Amounts are shown on an “as adjusted” basis. For a reconciliation with GAAP, please see Annex A.

(2)	Traditional Peers refers to public company asset managers: Alliance Bernstein, Affiliated Managers Group, Franklin Resources, Invesco and T. Rowe Price.

(3)	NTM P/E multiple refers to the Company’s stock price as of December 31, 2023, divided by the consensus estimate of the Company’s expected earnings over the next 12 months. Sourced from FactSet.

(4)	Total Shareholder Return is defined as the change in stock price plus reinvested dividends, measured through December 31, 2023.

BLACKROCK, INC. 2024 PROXY STATEMENT	9

Proxy Summary | Compensation Discussion and Analysis Highlights

NEO Total Annual Compensation Summary

Following a review of full-year business and individual NEO performance, the MDCC determined 2023 total annual compensation outcomes for each NEO, other than Mr. Shedlin, as outlined in the table below.

		2023 Total Incentive Award(1)(2)

Name	Base Salary	Cash	Deferred Equity	Long-Term Incentive Award (BPIP)	Total Annual Compensation (TAC)	% change in TAC vs. 2022	Performance- Based Stock Options

Laurence D. Fink	$1,500,000	$7,900,000	$5,000,000	$13,150,000	$27,550,000	9%	–

Robert S. Kapito	$1,250,000	$5,700,000	$3,750,000	$9,550,000	$20,250,000	7%	–

Robert L. Goldstein	$500,000	$3,335,000	$2,565,000	$5,700,000	$12,100,000	23%	$8,500,000

Mark K. Wiedman	$500,000	$2,925,000	$1,975,000	$5,100,000	$10,500,000	–	$8,500,000

Martin S. Small	$500,000	$2,175,000	$1,225,000	$4,100,000	$8,000,000	–	$6,500,000

Gary S. Shedlin	$500,000	$1,555,000	$745,000	$2,200,000	$5,000,000	(28)%	$2,000,000

(1)

In determining the 2023 Total Incentive Awards for Messrs. Goldstein, Wiedman and Small, the MDCC considered additional factors beyond their performance assessment. This included the negative discretion applied to the 2022 Total Incentive Award for Mr. Goldstein, and new, larger roles taken in 2023 by Messrs. Wiedman and Small. See “2023 NEO Compensation and Performance Summaries” beginning on page 67 for more detail.

(2)

The MDCC did not specifically approve Mr. Shedlin’s compensation nor formally assess his performance with respect to 2023 as he was not serving as an executive officer nor a member of the GEC at the end of the year. Mr. Shedlin served as CFO until February 24, 2023 and subsequently transitioned to serve as a Vice Chairman of BlackRock, and the CEO determined his compensation outcome.

The amounts listed above as “2023 Total Incentive Award: Deferred Equity” and “2023 Total Incentive Award: Long-Term Incentive Award (BPIP)” were granted in January 2024 in the form of equity and are in addition to cash award amounts listed above as “2023 Total Incentive Award: Cash.” In accordance with SEC requirements, the “2023 Summary Compensation Table” on page 84 reports equity in the year granted, but cash in the year earned.

In May 2023, BlackRock implemented a key strategic part of our long-term management succession plans by granting non-recurring long-term incentive awards in the form of performance-based stock options to a select group of senior leaders who we believe will play critical roles in BlackRock’s future. The CEO and President did not receive performance-based stock options, consistent with the intent of the awards. We believe these awards are important to BlackRock’s leadership continuity and have potential for meaningful long-term appreciation in value for the selected participants. Because they are outside of our normal annual compensation determinations, we report on them separately. For more information, please see “Performance-Based Stock Options” on page 63.

Pay-for-Performance Compensation Structure for NEOs

Our total annual compensation structure embodies our commitment to align pay with performance. More than 90% of our regular annual NEO compensation is performance based and “at risk.” Compensation mix percentages shown below are based on 2023 year-end compensation decisions by the MDCC for individual NEOs, other than Mr. Shedlin.

(1)

Grants of BlackRock equity, including the portion of the annual incentive awards granted in RSUs and the portion granted under the BlackRock Performance Incentive Plan (“BPIP Awards”), our long-term incentive plan, are approved by the MDCC under the BlackRock, Inc. Second Amended and Restated 1999 Stock Award and Incentive Plan (“Stock Plan”), which has been previously approved by shareholders. The Stock Plan allows for multiple types of awards to be granted.

(2)

The value of the 2023 BPIP Awards and the value of the annual incentive deferred equity awards were converted into RSUs by dividing the award value by $798.83, which represented the average of the high and low prices per share of BlackRock common stock on January 16, 2024.

10	BLACKROCK, INC. 2024 PROXY STATEMENT

Item 1:

Election of

Directors

“It has always been important that our Board functions as a key strategic governing body that both challenges and advises our leadership team and guides BlackRock into the future.”

Laurence D. Fink

Chairman and Chief Executive Officer

Director Nominees

Our Board has nominated 16 directors for election at this year’s Annual Meeting on the recommendation of our NGSC. Each director will serve until our next annual meeting and until his or her successor has been duly elected, or until his or her earlier death, resignation or retirement.

We expect each director nominee to be able to serve if elected. If a nominee is unable to serve, proxies will be voted in favor of the remainder of the director nominees and may be voted for substitute nominees, unless the Board decides to reduce its total size.

If all 16 director nominees are elected, our Board will consist of 16 directors, 14 of whom, representing approximately 88% of the Board, will be “independent” as defined in the NYSE listing standards.

Majority Vote Standard for Election of Directors

Directors are elected by receiving a majority of the votes cast in uncontested elections, which means the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee. In a contested election, directors are elected by receiving a plurality of the shares represented in person or by proxy at any meeting and entitled to vote on the election of directors. A contested election is a situation in which the number of nominees exceeds the number of directors to be elected. Whether an election is contested is determined seven days in advance of when we file our definitive Proxy Statement with the SEC.

Director Resignation Policy

Any incumbent director who fails to receive a majority of votes cast in an uncontested election must tender his or her resignation to the Board. The NGSC will then make a recommendation to the Board about whether to accept or reject the resignation or take other action. The Board will act on the NGSC’s recommendation and publicly disclose its decision and rationale within 90 days from the date the election results are certified. The director who tenders his or her resignation under the Director Resignation Policy will not participate in the Board’s decision.

BLACKROCK, INC. 2024 PROXY STATEMENT	11

Item 1: Election of Directors | Director Nomination Process

Director Nomination Process

The NGSC oversees the director nomination process. The NGSC leads the Board’s annual review of Board performance and reviews and recommends to the Board enhancements to BlackRock’s Corporate Governance Guidelines, which include the minimum criteria for Board membership. The NGSC also assists the Board in identifying individuals qualified to become Board members and recommends to the Board a slate of candidates, which may include both incumbent and new director nominees, to nominate for election at each annual meeting of shareholders. The NGSC also may recommend that the Board elect new members to the Board to serve until the next annual meeting of shareholders.

Identifying and Evaluating Candidates for Director

The NGSC seeks advice from current directors when identifying and evaluating new candidates for director. The NGSC also may engage third-party firms that specialize in identifying director candidates to assist with its search. Shareholders can recommend a candidate for election to the Board by submitting director recommendations to the NGSC. For information on the requirements for shareholder nominations for the election of directors, please see “Deadlines for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders” on page 119.

The NGSC reviews publicly available information regarding each potential director candidate to assess whether the candidate should be considered further. If the NGSC determines that a candidate warrants further consideration and the candidate expresses a willingness to be considered and capacity to serve on the Board, the NGSC typically requests information from and meets with the candidate. The NGSC also reviews the candidate’s accomplishments and qualifications against the criteria described under “Criteria for Board Membership.”

The NGSC’s evaluation process does not vary based on whether a candidate is recommended by a shareholder, although the NGSC may consider the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Potential Director Candidates

In conjunction with its recurring review of Board and Committee composition and in order to maintain a Board with an appropriate mix of experience and qualifications, the NGSC engages in an ongoing process to identify and evaluate, as appropriate, potential new director candidates with the help of management and an outside consultant. Consistent with our long-term strategic goals and the qualifications and attributes described in this Item 1, search criteria include significant leadership experience, expertise in financial services, the technology sector or sustainability-related matters, or international experience. Particular emphasis in the search process is also placed on identifying diverse candidates currently serving in leadership positions.

In March 2023, the NGSC identified Amin H. Nasser as a candidate with significant leadership skills and experience in international business, sustainability and the energy transition, and the Middle East region and recommended him to the Board for consideration. Mr. Nasser was recommended for consideration to the NGSC by management. On July 17, 2023, Mr. Nasser was elected to the Board.

12	BLACKROCK, INC. 2024 PROXY STATEMENT

Item 1: Election of Directors | Criteria for Board Membership

Criteria for Board Membership

Director Independence

No director is considered independent unless the Board has determined that he or she has no material relationship with BlackRock.

If all 16 director nominees are elected, approximately 88% of the Board, or 14 out of 16 directors, will be “independent” as defined in the NYSE listing standards.

Director Qualifications and Attributes

Nominees for director are selected on the basis of experience, knowledge, skills, expertise, ability to make independent analytical inquiries, understanding of BlackRock’s business environment and a willingness to devote adequate time and effort to the responsibilities of the Board.

Board Diversity The Board believes that diversity in thought, experience, backgrounds, skills and viewpoints contributes to and enhances the Board’s capabilities.

Board Tenure The Board considers, among other factors, length of tenure when reviewing nominees to ensure that the Board has an appropriate balance of experience, continuity and fresh perspective.

Director Retirement Age and Board Size

As reflected in our Corporate Governance Guidelines, the Board has established a retirement age policy of 75 years for directors.

As part of the annual Board and Committee evaluation process, directors are asked to consider whether the size and composition of the Board and its standing Committees are appropriate.

Service on Other Public Company Boards

Neither BlackRock’s CEO nor President currently serves on the board of directors of any other public company, and none of our current directors serve on more than four public company boards, including BlackRock’s Board.

For current directors who are public company named executive officers, none serve on more than two public company boards, including BlackRock’s Board.

Director Independence

Each year, the Board determines the independence of directors in accordance with NYSE listing standards. No director is considered independent unless the Board has determined that he or she has no material relationship with BlackRock.

The Board has adopted Categorical Standards of Director Independence (the “Categorical Standards”) to help determine whether certain relationships between the members of the Board and BlackRock or its affiliates and subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with BlackRock) are material relationships for purposes of NYSE listing standards. The Categorical Standards provide that the following relationships are not material for such purposes:

•

Relationships arising in the ordinary course of business, such as asset management, acting as trustee, lending, deposit, banking or other financial service relationships or other relationships involving the provision of products or services, so long as the products and services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers;

•

Relationships with companies of which a director is a shareholder or partnerships of which a director is a partner, provided the director is not a principal shareholder of the company or a principal partner of the partnership;

•

Contributions made or pledged to charitable organizations of which a director or an immediate family member of the director is an executive officer, director or trustee if (i) within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues for that fiscal year and (ii) the charitable organization is not a family foundation created by the director or an immediate family member of the director; and

•	Relationships involving a director’s relative unless the relative is an immediate family member of the director.

As part of its determination, the Board also considers the relationships described under “Certain Relationships and Related Transactions” on page 50.

BLACKROCK, INC. 2024 PROXY STATEMENT	13

Item 1: Election of Directors | Criteria for Board Membership

In March 2024, the NGSC made a recommendation to the Board regarding the independence of our director nominees based on its annual review. In making its independence determinations, the NGSC and the Board considered various transactions and relationships between BlackRock and the director nominees as well as between BlackRock and entities affiliated with director nominees, including the relationships described under “Certain Relationships and Related Transactions” on page 50. The NGSC also considered that Messrs. Robbins and Vestberg are employed by organizations that do business with BlackRock, where each of such transactional relationships was for the purchase or sale of goods and services in the ordinary course of BlackRock’s business, and the amount received by BlackRock or such company in each of the previous three years did not exceed the greater of $1 million or 2% of either BlackRock’s or such organization’s consolidated gross revenues. As a result of this review, the Board determined that Mses. Daley, Johnson, Mills, Peck and Wagner and Messrs. Ford, Freda, Gerber, Nasser, Nixon, Robbins, Slim, Vestberg and Wilson are “independent” as defined in the NYSE listing standards and that none of the relationships between these director nominees and BlackRock are material under the NYSE listing standards. In addition, the Board had previously determined that Bader M. Alsaad, who is not standing for re-election, was “independent” as defined in the NYSE listing standards.

Following the Annual Meeting, assuming all of the nominated directors are elected, BlackRock’s Board will consist of 16 directors, 14 of whom, representing approximately 88% of the Board, will be “independent” as defined in the NYSE listing standards.

Director Qualifications and Attributes

The NGSC and the Board take into consideration a number of factors and criteria when reviewing candidates for nomination to the Board. The Board believes that, at a minimum, a director nominee must demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of BlackRock. Equally important, a director nominee must have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities.

Nominees for director are selected on the basis of experience, knowledge, skills, expertise, ability to make independent analytical inquiries, understanding of BlackRock’s business environment and a willingness to devote adequate time and effort to the responsibilities of the Board. In addition, in anticipation of its recommendation to the Board of each year’s nominees for election as director, the NGSC reviews directors’ independence, attendance at Board and Committee meetings and membership on other public company boards.

Board Diversity

The Board believes that diversity in thought, experience, backgrounds, skills and viewpoints contributes to and enhances its capabilities. Moreover, the Board views diversity among its members as critical to the success of the Company and the Board’s ability to create long-term value for our shareholders. The diverse backgrounds of our individual directors help the Board better oversee BlackRock’s management and operations and assess risk and opportunities for the Company from a variety of perspectives. Diversity among the Board’s members enhances its oversight of our multifaceted long-term strategy and inspires deeper engagement with management, employees and clients around the world.

Our Board has nominated 16 candidates for election, 14 of whom are independent. The slate of director nominees includes five women and six non-U.S. or dual citizens. Several of our nominees live and work overseas in countries and regions that are key areas of growth and investment for BlackRock, including Canada, Mexico, the Middle East and Europe.

Additionally, we ask each director nominee to self-identify as to his or her racial/ethnic diversity and other diversity characteristics. Based on the responses, three of our 14 independent director nominees self-identified as racially/ethnically diverse, with one identifying as Black/African American, one identifying as Hispanic/Latin American and one identifying as Middle Eastern/North African.

14	BLACKROCK, INC. 2024 PROXY STATEMENT

Item 1: Election of Directors | Criteria for Board Membership

As BlackRock’s business has evolved, so has our Board. Our slate of director nominees consists of senior leaders, including 13 current or former company CEOs, with substantial experience in financial services, consumer products, manufacturing, technology, pharmaceuticals, banking and energy.

Director Skills and Experience Matrix

(1)

Information as of March 21, 2024. A “●” in the chart indicates a specific area of focus or expertise that is particularly relevant to a director’s service on BlackRock’s Board. The lack of a “●” does not mean that a director does not also possess meaningful experience or skill in that area.

BLACKROCK, INC. 2024 PROXY STATEMENT	15

Item 1: Election of Directors | Criteria for Board Membership

Board Tenure, Retirement Age and Size

Board Tenure. To ensure the Board has an appropriate balance of experience, continuity and fresh perspective, the Board considers, among other factors, length of tenure when reviewing nominees. The average tenure of BlackRock’s director nominees is approximately 10 years and the average tenure of independent director nominees is approximately nine years.

Following the Annual Meeting, assuming all of the nominated directors are elected, there will be three directors, comprising 19% of the Board, who have joined the Board within the past five years and bring fresh perspective to Board deliberations. Seven directors, comprising 44% of the Board, have served between five and 10 years. Six directors (including our CEO and President), comprising 37% of the Board, have served more than 10 years and bring a wealth of experience and knowledge concerning BlackRock. The Board believes it is important to balance refreshment with the need to retain directors who have developed, over time, significant insight into the Company and its operations and who continue to make valuable contributions to the Company that benefit our shareholders.

Retirement Age. The Board has established a retirement age policy of 75 years for directors, as reflected in our Corporate Governance Guidelines. The Board believes that it is important to monitor its composition, skills and needs in the context of the Company’s long-term strategic goals, and, therefore, may elect to waive the policy as it deems appropriate.

Board Size. The Board has not adopted a policy that sets a target for Board size and believes the current size and composition of the Board is best suited to evaluate management’s performance and oversee BlackRock’s global strategy, complex operations and risk management. The range of insights and experience of our Board supports BlackRock’s business and strategic growth areas.

The NGSC and the Board evaluate Board and Committee performance and effectiveness on at least an annual basis and, as part of that process, ask each director to consider whether the size and composition of the Board and its standing Committees are appropriate. In response to the 2023 Board and Committee self-evaluations, directors praised the collaborative and highly engaged Board culture and agreed that the Board has the appropriate mix of members, representing diversity of thought, skills, experience and other characteristics, to be effective. Directors also commented that one of the Board’s strengths is the mix of experience, geographies and industries represented, and that each of the directors is able to contribute in a different way. See also “Board Self-Evaluation Process” on page 29.

Compliance with Regulatory and Independence Requirements

The NGSC takes into consideration regulatory requirements, including competitive restrictions, and independence requirements under the NYSE listing standards and our Corporate Governance Guidelines in its review of director candidates for the Board and its Committees. The NGSC also considers a director candidate’s current and past positions held, including past and present board and committee memberships, as part of its evaluation.

Service on Other Public Company Boards

Each of our directors must have the time and ability to make a constructive contribution to the Board as well as a clear commitment to fulfilling the fiduciary duties required of directors and serving the interests of the Company’s shareholders. Neither BlackRock’s CEO nor President currently serves on the board of directors of any other public company, and none of our current directors serve on more than four public company boards, including BlackRock’s Board (and for directors who are public company named executive officers, no more than two public company boards, including BlackRock’s Board).

Board Recommendation

For this year’s election, the Board has nominated 16 director candidates. The Board believes these director nominees provide BlackRock with the combined depth and breadth of skills, experience and qualities required to contribute to an effective and well-functioning Board.

The following biographical information about each director nominee highlights the particular experience, qualifications, attributes and skills possessed by such director nominee that led the Board to determine that he or she should serve as director. All director nominee biographical information is as of March 21, 2024.

The Board of Directors recommends shareholders vote “FOR” the election of each of the following 16 director nominees.

16	BLACKROCK, INC. 2024 PROXY STATEMENT

Item 1: Election of Directors | Director Nominee Biographies

Director Nominee Biographies

Pamela Daley

Independent Director

Ms. Daley retired from General Electric Company (GE) in January 2014, having most recently served as a Senior Advisor to its Chairman from April 2013 to December 2013. Prior to this role, Ms. Daley served as GE’s Senior Vice President of Corporate Business Development from 2004 to 2013 and as Vice President and Senior Counsel for Transactions from 1991 to 2004. As Senior Vice President, Ms. Daley was responsible for GE’s mergers, acquisitions and divestiture activities worldwide. Previously, Ms. Daley was a Partner of Morgan, Lewis & Bockius, a large U.S. law firm, where she specialized in domestic and cross-border tax-oriented financings and commercial transactions.

Qualifications

With over 35 years of transactional experience and more than 20 years as an executive at GE, one of the world’s leading multinational corporations, Ms. Daley brings significant experience and strategic insight to the Board in the areas of leadership development, international operations, strategic transactions, finance and financial reporting, business development and strategy.

Other Public Company Directorships (within the past 5 years)

•  BP p.l.c. (2018 – present)

•  SecureWorks Corp. (2016 – present)

Committees

•  Audit (Chair)

•  Executive

•  Risk

Age 71	Tenure 10 Years
Experience

Laurence D. Fink

Mr. Fink is Chairman and Chief Executive Officer of BlackRock. He also leads the firm’s Global Executive Committee. He is responsible for senior leadership development and succession planning, defining and reinforcing BlackRock’s vision and culture, and engaging with key strategic clients, industry leaders, regulators and policymakers. Under Mr. Fink’s leadership, the firm has grown into a global leader in investment management, risk management and advisory services for institutional and retail clients. Prior to founding BlackRock in 1988, Mr. Fink was a member of the Management Committee and a Managing Director of The First Boston Corporation.

Qualifications

As one of the founding principals and Chief Executive Officer of BlackRock since 1988, Mr. Fink brings exceptional leadership skills and in-depth understanding of BlackRock’s business, operations and strategy. His extensive and specific knowledge of BlackRock and its business enables him to keep the Board apprised of the most significant developments impacting the Company and to guide the Board’s discussion and review of the Company’s strategy.

Other Public Company Directorships (within the past 5 years)

•  None

Committees

•  Executive (Chair)

Age 71	Tenure 24 Years
Experience

BLACKROCK, INC. 2024 PROXY STATEMENT	17

Item 1: Election of Directors | Director Nominee Biographies

William E. Ford

Independent Director

Mr. Ford has served as the Chief Executive Officer of General Atlantic since 2007 and is the firm’s Chairman. Mr. Ford is involved with a number of educational and not-for-profit organizations. He is Chair of the Investment Committee of The Rockefeller University, and a member of the Council on Foreign Relations and Tsinghua University’s School of Economics and Management’s Advisory Board. He also currently serves as a member of the Executive Committee for the Partnership for New York City and as a Trustee of the Center for Strategic & International Studies.

Qualifications

Mr. Ford brings to the Board extensive global investment management experience and financial expertise acquired over his three decades of experience at General Atlantic, one of the world’s leading growth equity investment firms. His professional background also provides the Board with expertise and insight into matters relating to compensation, corporate governance, financial reporting and strategy across a range of industries and regions.

Other Public Company Directorships (within the past 5 years)

•  Royalty Pharma plc (2020 – 2022)

•  IHS Markit Ltd. (2016 – 2022)

Committees

•  MDCC (Chair)

•  NGSC

•  Executive

Age 62	Tenure 6 Years
Experience

Fabrizio Freda

Independent Director

Mr. Freda has served as President, Chief Executive Officer and a member of the board of directors of The Estée Lauder Companies Inc. (Estée Lauder), a global leader in beauty, since 2009. Mr. Freda previously served as Estée Lauder’s President and Chief Operating Officer from March 2008 to July 2009. Prior to joining Estée Lauder, Mr. Freda held various senior positions at Procter & Gamble Company over the span of 20 years. From 1986 to 1988, Mr. Freda directed marketing and strategic planning for Gucci SpA. Mr. Freda serves on the Advisory Board of the Global Business Initiative at Georgetown University’s McDonough School of Business.

Qualifications

Mr. Freda’s extensive experience in product strategy, innovation and global branding brings valuable insights to the Board. His chief executive experience at Estée Lauder, an established multinational manufacturer and marketer of prestige brands, provides the Board with unique perspectives on the Company’s marketing, strategy and innovation initiatives.

Other Public Company Directorships (within the past 5 years)

•  The Estée Lauder Companies Inc. (2009 – present)

Committees

•  NGSC

Age 66	Tenure 11 Years
Experience

18	BLACKROCK, INC. 2024 PROXY STATEMENT

Item 1: Election of Directors | Director Nominee Biographies

Murry S. Gerber

Independent Director

Mr. Gerber was the Chairman and Chief Executive Officer of integrated energy producer, EQT Corporation (EQT), from 2000 to 2010 and 1998 to 2000, respectively. Prior to EQT, Mr. Gerber helped create Coral Energy (now Shell Trading North America) and was the Treasurer of Shell Oil. He is a member of the board of trustees of the Pittsburgh Cultural Trust. Mr. Gerber currently serves as BlackRock’s Lead Independent Director.

Qualifications

As a former leader of a large, publicly traded energy production company and as a current or former member of the board of directors of three large, publicly traded companies, Mr. Gerber brings to the Board extensive expertise and insight into corporate operations, management and governance matters. His expert knowledge of the energy and industrial sectors continues to provide important perspectives on evolving global business trends.

Other Public Company Directorships (within the past 5 years)

•  Halliburton Company (2012 – present)

•  U.S. Steel Corporation (2012 – present)

Committees

•  Executive

•  NGSC

Age 71	Tenure 24 Years
Lead Independent Director Experience

Margaret “Peggy” L. Johnson

Independent Director

Ms. Johnson has served as the Chief Executive Officer of Agility Robotics since March 2024. Ms. Johnson previously served as the Chief Executive Officer of Magic Leap, Inc., an American augmented reality company, from August 2020 to October 2023. Prior to this role, she was Executive Vice President of Business Development at Microsoft Corporation from September 2014 to July 2020 and was responsible for driving strategic business deals and partnerships across various industries. Ms. Johnson joined Microsoft from Qualcomm Incorporated, where she served in various leadership positions across engineering, sales, marketing and business development. Ms. Johnson was an Advisor to Huntington’s Disease Society of America, San Diego Chapter from 2010 to 2020.

Qualifications

Ms. Johnson brings to the Board substantial experience in the field of technology, including emerging technologies; business and strategic development expertise acquired over her 31 years at Microsoft and Qualcomm; and insight into growth companies from her former role at Magic Leap and current role at Agility Robotics.

Other Public Company Directorships (within the past 5 years)

•  Fox Corporation (2023 – present)

Committees

•  Audit

•  MDCC

Age 62	Tenure 6 Years
Experience

BLACKROCK, INC. 2024 PROXY STATEMENT	19

Item 1: Election of Directors | Director Nominee Biographies

Robert S. Kapito

Mr. Kapito has been President of BlackRock since 2007 and is a member of BlackRock’s Global Executive Committee and Chairman of the Global Operating Committee. He also serves as a member of the board of directors of iShares, Inc. Mr. Kapito co-founded BlackRock in 1988. He is responsible for the day-to-day oversight of BlackRock’s key operating units including Investment Strategies, Client Businesses, Technology & Operations and Risk & Quantitative Analysis. Prior to 2007, Mr. Kapito served as Vice Chairman of BlackRock and Head of BlackRock’s Portfolio Management Group.

Qualifications

As one of our founding principals, Mr. Kapito has served as an executive leader of BlackRock since 1988. He brings to the Board industry and business acumen in addition to in-depth knowledge about BlackRock’s businesses, investment strategies and risk management, as well as extensive experience overseeing day-to-day operations.

Other Public Company Directorships (within the past 5 years)

•  None

Committees

•  None

Age 67	Tenure 17 Years
Experience

Cheryl D. Mills

Independent Director

Ms. Mills is the Founder and Chief Executive Officer of the BlackIvy Group, a private holding company that grows and builds businesses in Sub-Saharan Africa. Previously, she served as Chief of Staff to former Secretary of State Hillary Clinton and Counselor to the U.S. Department of State from 2009 to 2013. Ms. Mills was with New York University from 2002 to 2009, where she served as Senior Vice President for Administration and Operations, General Counsel and Secretary of the Board of Trustees. She also served as Deputy Counsel to President Clinton and as the White House Associate Counsel. Ms. Mills previously served on the boards of Cendant Corporation (now Avis Budget Group, Inc.), a consumer real estate and travel conglomerate, and Orion Power, an independent electric power generating company.

Qualifications

Ms. Mills brings to the Board a range of leadership experiences from private equity, government and academia, and through her prior service on the boards of corporations and non-profits, she provides expertise on issues concerning government relations, public policy, corporate administration and corporate governance.

Other Public Company Directorships (within the past 5 years)

•  iHeartMedia, Inc. (2020 – Present)

Committees

•  MDCC

•  NGSC

Age 59	Tenure 10 Years
Experience

20	BLACKROCK, INC. 2024 PROXY STATEMENT

Item 1: Election of Directors | Director Nominee Biographies

Amin H. Nasser

Independent Director

Mr. Nasser has served as President and Chief Executive Officer of the Saudi Arabian Oil Company, known as Aramco, since 2015, and as a member of the Board of Directors since 2010. He joined the company in 1982 as a petroleum engineer. As president and CEO, Mr. Nasser leads Aramco’s efforts to produce cleaner energy and products through investments in promising technologies such as crude oil-to-chemicals processes, and renewable energy applications; entrepreneurial start-ups focused on cleaner energy solutions; and industry-wide efforts to minimize greenhouse gas emissions. Mr. Nasser is a member of the International Advisory Board of the King Fahd University of Petroleum and Minerals, the Board of Trustees of the King Abdullah University of Science & Technology, the World Economic Forum’s International Business Council (IBC), the Massachusetts Institute of Technology Presidential CEO Advisory Board, and the JPMorgan International Council.

Qualifications

As a leader of a large publicly traded energy company in the strategically significant Middle East region, Mr. Nasser brings to the Board extensive expertise and insight into corporate operations, risk management and the energy transition, as well as an experienced outlook on international business strategy.

Other Public Company Directorships (within the past 5 years)

•  Aramco (2015 – present)

Committees

•  None

Age 65	Tenure 0 Years
Experience

Gordon M. Nixon, C.M., O.Ont.

Independent Director

Mr. Nixon served as President, Chief Executive Officer and a member of the board of directors of Royal Bank of Canada (RBC) from 2001 to 2014. He first joined RBC Dominion Securities Inc. in 1979, where he held a number of operating positions and from December 1999 to April 2001 was Chief Executive Officer of RBC Capital Markets (the successor company to RBC Dominion Securities Inc.). Mr. Nixon has served on the board of directors of BCE Inc. since 2014 and as Chairman of the board since 2016. Mr. Nixon is lead director of George Weston Limited and on the advisory board of KingSett Capital.

Qualifications

With 13 years of experience leading a global financial institution and one of Canada’s largest public companies, Mr. Nixon brings extensive expertise and perspective to the Board on global markets and an in-depth knowledge of the North American market. His experience growing a diversified, global financial services organization in a highly regulated environment also provides the Board with valuable insight into risk management, compensation, government and regulatory relations and corporate governance matters.

Other Public Company Directorships (within the past 5 years)

•  BCE Inc. (2014 – present) (Chairman from 2016 – present)

•  George Weston Limited (2014 – present) (Lead Director from 2021 – present)

Committees

•  Executive

•  MDCC

•  NGSC (Chair)

Age 67	Tenure 8 Years
Experience

BLACKROCK, INC. 2024 PROXY STATEMENT	21

Item 1: Election of Directors | Director Nominee Biographies

Kristin C. Peck

Independent Director

Ms. Peck has served as the Chief Executive Officer of Zoetis Inc., an animal health company, since 2020. Prior to that role, Ms. Peck served as Zoetis’ Executive Vice President and Group President, U.S. Operations, Business Development and Strategy from 2018 to 2020, Executive Vice President and President, U.S. Commercial Operations from 2015 to 2018, and Executive Vice President and Group President from 2012 to 2015. Ms. Peck joined Zoetis from Pfizer, Inc., where she served in various leadership positions across strategy and business development and most recently served as Executive Vice President, Worldwide Business Development and Innovation. She serves on the boards of Mayo Clinic and Columbia Business School, and is a member of the Business Roundtable. She is also a Board member of Catalyst, a global non-profit that helps companies accelerate women into leadership, and is president of HealthforAnimals, a global animal health association.

Qualifications

Ms. Peck brings extensive experience and perspective on driving innovation and strategy from her role as CEO of Zoetis and senior leadership experience gained from her time at Pfizer. Her experience using technology and science to foster innovation provides a unique perspective for the Board on how the Company can continue to evolve to meet clients’ future needs.

Other Public Company Directorships (within the past 5 years)

•  Zoetis Inc. (2019 – present)

•  Thomson Reuters Corporation (2016 – 2020)

Committees

•  Audit

Age 52	Tenure 2 Years
Experience

Charles H. Robbins

Independent Director

Mr. Robbins serves as the Chairman and Chief Executive Officer of Cisco Systems, Inc. (Cisco). Prior to assuming the Chief Executive Officer role in July 2015, he was Senior Vice President of Cisco’s Worldwide Field Operations and led its Worldwide Sales and Partner Organization, where he helped drive and execute many of Cisco’s investment areas and strategy shifts. He is Chairman Emeritus of the U.S.-Japan Business Council and serves as a member of the International Business Council of the World Economic Forum. Mr. Robbins is also a Trustee of the Ford Foundation.

Qualifications

Mr. Robbins brings to the Board extensive experience in the fields of technology, global sales and operations acquired over two decades at Cisco, one of the world’s leading information technology companies, as well as expertise in cybersecurity-related risks, public company governance and regulatory and government matters.

Other Public Company Directorships (within the past 5 years)

•  Cisco Systems, Inc. (2015 – present) (Chairman from 2017 – present)

Committees

•  Risk

Age 58	Tenure 6 Years
Experience

22	BLACKROCK, INC. 2024 PROXY STATEMENT

Item 1: Election of Directors | Director Nominee Biographies

Marco Antonio Slim Domit

Independent Director

Mr. Slim has been Chairman of the board of directors of Grupo Financiero Inbursa, S.A.B. de C.V. since 1997 and previously served as its Chief Executive Officer from 1997 until April 2012. Mr. Slim is also a member of the board of directors of Grupo Carso, S.A.B. de C.V. and Chairman of The Carlos Slim Health Institute and of Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V. (IDEAL), an infrastructure company. Mr. Slim was a member of the board of directors of Teléfonos de México, S.A.B. de C.V. from 1995 until April 2014.

Qualifications

Mr. Slim’s experience at Grupo Financiero Inbursa provides the Board with deep knowledge and expertise in international finance and unique insight into emerging and Latin American markets and investments. In addition, as a member of the board of directors of several international companies that invest globally, Mr. Slim brings substantive expertise in developing new businesses in international markets, shareholder rights, business strategy and integration to the Board.

Other Public Company Directorships (within the past 5 years)

•  Grupo Carso, S.A.B. de C.V. (1991 – present)

•  Grupo Financiero Inbursa, S.A.B. de C.V. (Chairman from 1997 – present)

•  Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V.
(Chairman from 2012 – present)

Committees

•  Audit

•  MDCC

Age 55	Tenure 12 Years
Experience

Hans E. Vestberg

Independent Director

Mr. Vestberg has served as the Chief Executive Officer of Verizon Communications Inc. (Verizon) since 2018 and as Chairman since March 2019. Prior to these roles, Mr. Vestberg served as Verizon’s Chief Technology Officer and President of Global Networks from 2017 to 2018. Before joining Verizon in 2017, Mr. Vestberg served for six years as President and CEO of Ericsson, a multinational networking and telecommunications equipment and services company headquartered in Sweden. Mr. Vestberg is a board member of the UN Foundation and the Whitaker Peace & Development Initiative. He also serves as Chairman of the World Economic Forum EDISON Alliance. Mr. Vestberg has lived and worked in China, Chile, Brazil and Mexico, in addition to the U.S. and Sweden.

Qualifications

As the CEO of Verizon and former leader of Ericsson, Mr. Vestberg brings executive experience from these large multinational companies, as well as substantial expertise in the field of technology acquired through his experience as Verizon’s Chief Technology Officer and over his 25-year career at Ericsson.

Other Public Company Directorships (within the past 5 years)

•  Verizon Communications Inc. (2018 – present) (Chairman from 2019 – present)

Committees

•  Audit

Age 58	Tenure 2 Years
Experience

BLACKROCK, INC. 2024 PROXY STATEMENT	23

Item 1: Election of Directors | Director Nominee Biographies

Susan L. Wagner

Independent Director

Ms. Wagner retired as Vice Chairman of BlackRock after serving in that role from 2006 to 2012. Ms. Wagner also served as a member of BlackRock’s Global Executive Committee and Global Operating Committee. Ms. Wagner previously served as BlackRock’s Chief Operating Officer and as Head of Corporate Strategy. Ms. Wagner currently serves as a director of Color Health, a privately held health technology company. She previously served as a member of the board of trustees of Wellesley College.

Qualifications

As one of the founding principals of BlackRock, Ms. Wagner has over 25 years of experience across various positions. Accordingly, she is able to provide the Board with valuable insight and perspective on risk management, operations and strategy, as well as a broad and deep understanding of the asset management industry.

Other Public Company Directorships (within the past 5 years)

•  Apple Inc. (2014 – present)

•  Samsara Inc. (2020 – present)

•  Swiss Re Ltd. (2014 – 2023)

Committees

•  Audit

•  Executive

•  Risk (Chair)

Age 62	Tenure 11 Years
Experience

Mark Wilson

Independent Director

Mr. Wilson served as the Chief Executive Officer of Aviva plc (Aviva), a multinational insurance company headquartered in the U.K., from January 2013 to October 2018. Prior to joining Aviva, Mr. Wilson worked in Asia for 14 years, including as President and CEO of AIA Group Limited, a leading pan-Asian company.

Qualifications

As the former CEO of Aviva and former CEO of AIA, Mr. Wilson brings to the Board extensive experience in Europe and Asia. His operational and executive expertise in the insurance and pensions industry and in international finance provides the Board with an experienced outlook on international business strategy, development, risk management and sustainability.

Other Public Company Directorships (within the past 5 years)

•  None

Committees

•  Audit

•  Risk

Age 57	Tenure 6 Years
Experience

24	BLACKROCK, INC. 2024 PROXY STATEMENT

Corporate Governance

BlackRock’s corporate governance framework is a set of principles, guidelines and practices that support consistent financial performance and long-term value creation for our shareholders.

Our commitment to corporate governance is integral to our business and reflects not only regulatory requirements, NYSE listing standards and broadly recognized governance practices, but also effective leadership and oversight by our senior management team and Board.

We regularly meet with our shareholders to solicit feedback on our corporate governance framework. We strive to incorporate this feedback through enhanced policies, processes and disclosure.

Our Corporate Governance Framework

Our Board is committed to maintaining the highest standards of corporate governance at BlackRock. Our Board is guided by our Corporate Governance Guidelines, which provide a framework for the governance of the Company and the responsibilities of our Board. The Corporate Governance Guidelines address director qualifications, director orientation and continuing education, director access to management and independent advisors, and Board responsibilities, as well as the annual self-evaluation process of the Board and its standing Committees.

“[It  is] critical that we have a robust corporate governance framework to ensure we are executing on our strategy, fulfilling our fiduciary responsibilities to clients, and serving all of our stakeholders over the long term.”

Laurence D. Fink

Chairman and Chief Executive Officer

Because corporate governance practices evolve over time, our Board reviews our Corporate Governance Guidelines, Committee charters and other governance policies at least once a year and approves or updates them as necessary and appropriate. Members of the NGSC are briefed on significant trends and developments in corporate governance and regulatory matters, including through briefings from members of the Investment Stewardship and Corporate Affairs teams (including the Government Affairs & Public Policy group), as well as on feedback from shareholders. Additionally, both the Board and management recognize that creating long-term value for the Company’s shareholders requires consideration of the concerns of our other stakeholders, including clients, employees and the communities in which BlackRock operates, as covered in our Corporate Governance Guidelines.

The full versions of our Corporate Governance Guidelines, Committee Charters, Code of Business Conduct and Ethics and other corporate governance policies are available on our website at https://ir.blackrock.com under the headings “Governance / Governance Overview.”

Our Board and Culture

BlackRock’s culture is vital to our success

BlackRock’s culture is a key differentiator of our strategy and helps to drive our results and long-term growth. Our culture embraces our fiduciary commitment to serve clients and stay ahead of their needs and unifies the firm. Our approach to instilling, reinforcing and enhancing our culture is deliberate and intentional.

BlackRock’s culture is underpinned by five core principles that we refer to as the BlackRock Principles:

•	We are a fiduciary to our clients;

•	We are One BlackRock;

•	We are passionate about performance;

•	We take emotional ownership; and

•	We are committed to a better future.

We rely on the BlackRock Principles to guide how we interact with each other, our clients, the communities in which we operate and all of our other stakeholders. The BlackRock Principles represent our core values, our aspirations and our cultural language. To learn more, please visit our website www.blackrock.com.

BLACKROCK, INC. 2024 PROXY STATEMENT	25

Corporate Governance | Our Board and Culture

Our Board is deeply engaged in understanding the culture at BlackRock

We believe our Board should have a strong understanding of BlackRock’s culture, because it is the foundation for our Company’s strategic plans. We also believe that our Board should be deeply engaged, provide informed and honest guidance and feedback, and maintain an open dialogue with management based on a clear understanding of our strategic plans.

Oversight of Growth Strategy	Our Board plays an integral oversight role in our growth and success. At each Board meeting, we review components of our long-term strategy with our directors and engage in constructive dialogue, which our leadership team embraces. These discussions are not without disagreement – and those honest conversations push us to make the difficult decisions required to build a better BlackRock.

Role in Talent Development

Building a generation of future leaders is vital to BlackRock’s long-term success. Being a dynamic, inclusive organization allows BlackRock to attract and retain top talent around the world and to stay ahead of its clients’ needs. Our Board plays a critical part in our talent development and dedicates one meeting per year to reviewing BlackRock’s culture, talent development, retention and recruiting initiatives, DEI strategy, leadership and succession planning, and employee feedback. As part of its review, the Board evaluates whether we have the right people in the right places to execute our long-term strategy and provides oversight of management to ensure that we are developing people to fill key roles in the future. To facilitate its review, the Board is also provided with the results of employee opinion surveys and efforts and developments related to the Company’s human capital management strategy.

For more information on our Board’s role in talent development, please refer to “BlackRock’s Impact on its People” on page 39.

Employee Engagement & Additional Resources	Our directors have full and free access to BlackRock management and employees at any time to address questions, comments or concerns. Our directors may arrange these meetings independently and without the presence of senior management. Additionally, the Board and its Committees have the power to hire independent legal, financial or other advisors without approval from, or consultation with, BlackRock management.

A Global Perspective

Periodically, Board and standing Committee meetings are held outside of New York, including one set of meetings held outside of the United States. These off-site meetings provide our directors with an opportunity to meet with employees and management based outside of our New York corporate headquarters, and to engage with local clients, strategic partners and government officials. At these meetings, the Board reviews regional strategies and is exposed to BlackRock’s corporate culture, including how employees globally demonstrate BlackRock’s principles and purpose. In 2023, the Board traveled to Europe and met with members of BlackRock’s Munich and Paris offices, as well as clients, partners and government officials.

Board Oversight of Culture

The Board reviews aspects of the Company’s culture and talent development annually, including retention and recruiting initiatives, DEI strategy, leadership and succession planning, and employee feedback. The Board has also received updates from management on how the firm is adapting and innovating in a dynamic operating environment, and how employees are engaging and partnering with each other to support our strategy.

For information on how BlackRock supports its employees, see “BlackRock’s Impact on its People” on page 39.

26	BLACKROCK, INC. 2024 PROXY STATEMENT

Corporate Governance | Our Board and Culture

Beyond the Boardroom

Director Engagement

Our directors have participated in panels and speaking events hosted by our employees, for our employees.

• In February, Cheryl Mills participated in a fireside chat as part of a U.S. Black History Month event hosted by our Black Professionals Network.

• In June 2023, Peggy Johnson was interviewed by BlackRock’s Chief Operating Officer, Robert Goldstein, as part of a new internal programming series, ChatRLG.

• In May 2023, BlackRock hosted a Mental Health Awareness fireside chat with Larry Fink and Charles Robbins, and Pamela Daley participated in a career discussion with our Global Head of Compliance and Directors and Managing Directors in the Legal and Compliance Department.

From time to time, our Investment Stewardship team hosts a Director Dialogue Day, where employees, members of management and independent directors of other companies discuss topics such as the team’s engagement priorities and emerging trends in U.S. corporate governance and compensation. BlackRock’s directors are invited to, and have attended, this event in the past.

All of the directors who were serving on the Board and nominated for re-election in 2023 attended the 2023 Annual Meeting of Shareholders. In addition to our CEO and Chairman, the Chair of the MDCC participated in the Q&A sessions at our 2023 Annual Meeting of Shareholders and answered questions from shareholders relating to executive and director compensation.

Director Orientation

BlackRock provides each new director with an orientation program conducted over the course of the first few months of their tenure. The orientation program includes the opportunity to rotate through each of the Board’s standing Committees and participate in presentations by senior management to familiarize new directors with BlackRock’s:

• Financial position and strategic plans; • Significant financial, accounting and risk management policies;	• Compliance programs, Code of Business Conduct and Ethics and other key policies; and • Internal and independent auditors.

Directors also have full and free access to all BlackRock officers and employees and are encouraged to meet with members of management to further enhance their familiarity with BlackRock’s business and strategy.

Continuing Education

All directors are encouraged to attend continuing educational programs offered by BlackRock or sponsored by universities, stock exchanges or other organizations related to fulfilling their duties as Board or Committee members and are reimbursed for any reasonable expenses in connection with such programs. For example, members of our Audit Committee have participated in conferences and symposiums hosted by our independent registered public accounting firm, Deloitte. Additionally, directors are periodically provided with a curated list of optional educational opportunities and events covering issues and trends that are relevant to their service on BlackRock’s Board.

Every week our directors receive summaries and copies of press coverage, analyst reports and current events relating to our business.

Individual Discussions and Mentoring Management

Outside of regularly scheduled Board and Committee meetings, our directors may have discussions with each other and our CEO at their discretion. Directors have access to management at any time and are encouraged to have small group or individual meetings, as necessary.

All directors are encouraged to meet with management outside of Board and Committee meetings, and several directors have established informal mentoring relationships with key members of senior management.

BLACKROCK, INC. 2024 PROXY STATEMENT	27

Corporate Governance | Our Board Leadership Structure

Our Board Leadership Structure

Why our Board leadership structure is right for BlackRock

Mr. Fink serves as both BlackRock’s CEO and Chairman of the Board, which the Board has determined is the most appropriate and effective leadership structure for the Board and the Company at this time. Mr. Fink has served in this capacity since founding BlackRock in 1988 and, as such, brings over 30 years of strategic leadership experience and an unparalleled knowledge of BlackRock’s business, operations and risks to his role as Chairman of the Board.

Our Board and NGSC review and evaluate the Board’s leadership structure on at least an annual basis. The Board does not have a policy on whether the roles of the Chairman and CEO should be separated but believes the current combination of the two roles provides BlackRock with a clear and effective leadership structure to communicate the Company’s business and long-term strategy to its clients, shareholders and other stakeholders.

Under our Lead Independent Director Guidelines, when the positions of CEO and Chairman of the Board are combined or the Chairman is not independent, the independent directors will appoint a Lead Independent Director. The Lead Independent Director is then re-appointed annually by BlackRock’s independent directors and will serve until a successor is duly appointed and qualified, his or her removal or resignation, or he or she is no longer an independent member of the Board. We expect the Lead Independent Director to serve for more than one year.

The Board believes that this structure helps maintain effective oversight of management and the Company’s strategy, risk management and operations by the independent directors. Designating a Lead Independent Director facilitates robust and frequent communication between the Board’s independent directors and management, enabling the Board to gain a deeper understanding of management’s strategy for delivering shareholder value. The role and responsibilities of the Lead Independent Director, which are enumerated in our Lead Independent Director Guidelines (which is reviewed annually by the NGSC), also help to ensure the exercise of independent judgment by the Board and greater coordination among the independent directors.

The independent directors of the Board have asked Murry S. Gerber, if re-elected by shareholders at the Annual Meeting, to remain Lead Independent Director for one additional year during the close and initial integration of BlackRock’s acquisition of GIP, which the firm announced in January.

Our Lead Independent Director (serving since 2017): Murry S. Gerber	The Role of the Lead Independent Director
Our Lead Independent Director has significant authority and responsibilities to provide for an effective and independent Board. In this role, Mr. Gerber:

•   Develops and approves the agenda for Board meetings, in consultation with the Chairman and Committee Chairs.

•   Leads executive sessions and facilitates discussion of the Company’s strategy, key governance issues (including succession planning) and the performance of BlackRock senior executives at each executive session.

•   Serves as liaison between independent directors and the Chairman.

•   Focuses on Board effectiveness, performance and composition with input from the NGSC.

•   Oversees and reports on annual Board and Committee self-evaluations, in consultation with the NGSC.

•   Serves as the primary Board contact for shareholder engagement.

Mr. Gerber has substantial experience with corporate governance and public company management, as well as deep knowledge of the Company and its governance practices. He also has extensive knowledge and expertise in the energy and industrial sectors spanning a 40-year career where he was the Chairman and CEO of integrated energy producer EQT Corporation. Prior to EQT, Mr. Gerber helped create Coral Energy (now Shell Trading North America) and was the Treasurer of Shell Oil. The Board believes Mr. Gerber’s expertise and history of service as an independent director enable him to provide a valuable perspective on BlackRock’s expansion of its infrastructure business and enhance his ability to challenge members of senior management. Mr. Gerber has been unanimously selected to serve as Lead Independent Director by all of the other independent directors of the Board every year since his initial appointment in 2017.

The Board, as reflected in responses to Board and Committee self-evaluations, have commended Mr. Gerber’s strength as Lead Independent Director, highlighting his leadership, ability to engage with each director to ensure voices are heard, and the effectiveness with which he acts as a liaison between the Board and the Chairman.

Executive Sessions

Executive sessions of non-management directors are held at every regularly scheduled Board meeting, and six executive sessions were held in 2023. Each session is chaired by the Lead Independent Director, who facilitates discussion of various topics throughout the year, including the Company’s strategy, key governance issues (including succession planning) and the performance of senior executives.

The full versions of our Lead Independent Director Guidelines and other corporate governance policies are available on our website at https://ir.blackrock.com under the headings “Governance / Governance Overview.”

28	BLACKROCK, INC. 2024 PROXY STATEMENT

Corporate Governance | Board Self-Evaluation Process

Board Self-Evaluation Process

The effectiveness of the Board and its Committees is critical to BlackRock’s success and to the protection of our shareholders’ long-term interests. To maintain their effectiveness, the Board and each standing Committee annually conduct comprehensive self-evaluations to identify and assess areas for improvement.

The process includes the following steps:

BLACKROCK, INC. 2024 PROXY STATEMENT	29

Corporate Governance | Board Refreshment

Board Refreshment

The NGSC is responsible for identifying and evaluating potential director candidates, reviewing Board and Committee composition and making recommendations to the full Board.

Director Recruitment

Board and Committee Self-Evaluations

- Annual Board and Committee evaluations help identify director skills that would enhance Board effectiveness, and areas for improvement.
- The NGSC actively engages in Board succession planning to anticipate the future needs of the Board and its standing Committees.

Director Tenure, Retirement Age Policy

- To ensure the Board has an appropriate balance of experience, continuity and fresh perspective, the Board considers length of tenure when reviewing nominees.
- The average tenure of BlackRock's director nominees is approximately 10 years, while the average tenure of independent director nominees is approximately nine years.
- The Board has established a retirement age limit of 75 years for directors. Our age-based retirement policy helps the Board to anticipate future turnover.

Board Committee Rotation

Director Onboarding

- All new directors participate in an extensive onboarding program, enabling new directors to quickly enhance their strategic value to our Board. See page 27 for additional information regarding director onboarding.

30	BLACKROCK, INC. 2024 PROXY STATEMENT

Corporate Governance | Board Committees

Board Committees

Each Committee is governed by a Board-approved charter.

Board Committee Meetings and Members

The Board has five Committees: the Audit Committee, the MDCC, the NGSC, the Risk Committee and the Executive Committee. Below is a summary of our Committee structure and membership as of the date of this Proxy Statement.

Member	Audit	MDCC	NGSC	Risk	Executive

INDEPENDENT DIRECTORS

Bader M. Alsaad(1)			●	●

Pamela Daley	●			●		●

William E. Ford		●	●			●

Fabrizio Freda			●

Murry S. Gerber (Lead Independent Director)			●			●

Margaret “Peggy” L. Johnson	●	●

Cheryl D. Mills		●	●

Amin H. Nasser

Gordon M. Nixon		●	●			●

Kristin C. Peck	●

Charles H. Robbins				●

Marco Antonio Slim Domit	●	●

Hans E. Vestberg	●

Susan L. Wagner	●			●		●

Mark Wilson	●			●

NON-INDEPENDENT DIRECTORS

Laurence D. Fink						●

Robert S. Kapito

Number of Meetings Held in 2023	15	9	6	6		2

(1) Mr. Alsaad will not be standing for re-election at the Annual Meeting.					●	Chairperson

The full Board met seven times during 2023. In 2023, each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period for which such director was a member of the Board and (ii) the total number of meetings held by all Committees of the Board on which such director served. Directors are encouraged to and do attend the annual meetings of BlackRock shareholders. All of the directors who were serving on the Board and nominated for re-election in 2023 attended the 2023 Annual Meeting of Shareholders.

BLACKROCK, INC. 2024 PROXY STATEMENT	31

Corporate Governance | Board Committees

Board Committee Refreshment

The NGSC considers the periodic rotation of Committee members and Committee Chairs to introduce fresh perspectives and diversify the views and experience represented on the Committees. In 2024, the Board made the following updates:

•

MDCC: On March 13, 2024, the Board appointed Ms. Daley and Mr. Wilson to serve as members of the MDCC, effective May 15, 2024 (following the Annual Meeting and subject to their re-election by shareholders). Ms. Daley brings valuable perspective on leadership development, transactions and strategy, as well as strong familiarity with the Company’s financials as Chair of the Board’s Audit Committee. Mr. Wilson brings expertise in executive compensation, international finance and strategy from his experience as a former chief executive officer as well as strong familiarity with the Company’s financials as a member of the Audit Committee.

•

NGSC: On March 13, 2024, the Board appointed Ms. Peck and Mr. Nasser to serve as members of the NGSC, effective May 15, 2024 (following the Annual Meeting and subject to their election by shareholders). Both Ms. Peck and Mr. Nasser bring leadership experience and insight into public company board dynamics, corporate governance, sustainability matters and international business strategy from their roles as chief executive officers of large, multi-national publicly traded companies.

•

Risk Committee: On March 13, 2024, the Board appointed Ms. Johnson and Mr. Vestberg to serve as members of the Risk Committee, effective May 15, 2024 (following the Annual Meeting and subject to their re-election by shareholders). Both Ms. Johnson and Mr. Vestberg bring valuable leadership experience from the technology sector and expertise in overseeing and managing risks, particularly those that relate to information technology and cybersecurity.

Outlined below are descriptions of each Committee’s membership, roles and responsibilities as of the date of this Proxy Statement.

Audit Committee

Chair	Pamela Daley	Members	Margaret “Peggy” L. Johnson Kristin C. Peck	Marco Antonio Slim Domit Hans E. Vestberg	Susan L. Wagner Mark Wilson

Role and Responsibilities

The Audit Committee’s primary responsibilities include oversight of the integrity of BlackRock’s financial statements and public filings, the independent registered public accounting firm’s qualifications, performance and independence, the performance of BlackRock’s internal audit function and BlackRock’s compliance with legal and regulatory requirements.

The Audit Committee receives reports on:

•   The progress and results of the internal audit program, as provided by BlackRock’s Head of Internal Audit, and approves BlackRock’s internal audit annual plan;

•   External audit findings, as provided by BlackRock’s independent registered public accounting firm, Deloitte;

•   Financial controls regarding compliance with the Sarbanes-Oxley Act of 2002, as provided by the Head of Finance Controls and presented by management;

•   The Company’s risk management program, as provided by BlackRock’s Chief Risk Officer;

•   Financial updates, as provided by the Chief Financial Officer;

•   Cybersecurity updates, as provided by the Chief Information Security Officer;

•   Compliance updates, as provided by the Global Head of Compliance and the Global Head of Financial Crime;

•   Litigation, regulatory and material ethics matters, as provided by BlackRock’s Chief Legal Officer; and

•   Risk matters addressed at the Risk Committee, as provided by the Chair of the Risk Committee.

Additionally, as part of the Audit Committee’s responsibility for oversight of the Company’s major financial risk exposures, the Audit Committee reviews and discusses with management the Company’s approach to assessing and managing risk in coordination with the Risk Committee.

The Audit Committee is also responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm retained to audit BlackRock’s financial statements. The Audit Committee approves all audit engagement fees and terms associated with the retention of Deloitte. In addition to ensuring the regular rotation of the lead audit partner, as required by law, the Audit Committee reviews and evaluates the lead audit partner and determines whether there should be periodic rotation of the independent registered public accounting firm.

The Audit Committee regularly holds separate sessions with BlackRock’s management, internal audit and Deloitte.

The Board has determined that each member of the Audit Committee is “independent” as defined in the NYSE listing standards and applicable SEC rules, is “financially literate,” and has accounting and related financial management expertise within the meaning of the NYSE listing standards. All members of the Audit Committee, with the exception of Ms. Johnson, qualify as “audit committee financial experts” under applicable SEC rules.

32	BLACKROCK, INC. 2024 PROXY STATEMENT

Corporate Governance | Board Committees

Management Development & Compensation Committee

Chair	William E. Ford	Members	Margaret “Peggy” L. Johnson Cheryl D. Mills	Gordon M. Nixon Marco Antonio Slim Domit

Role and Responsibilities

•   Reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives and determining and approving the CEO’s overall compensation levels based on this evaluation;

•   Reviewing BlackRock’s executive compensation program and establishing the compensation framework of BlackRock’s executive officers;

•   Periodically reviewing and approving director compensation;

•   Reviewing, approving, recommending to the Board, or delegating to management the oversight of, BlackRock’s benefits plans;

•   Considering and discussing the results of the advisory “say-on-pay” vote;

•   Periodically reviewing the Company’s engagement with shareholders on executive compensation matters;

•   Providing oversight of BlackRock’s executive compensation program and determining whether our program remains effective to attract, motivate and retain senior officers capable of making significant contributions to BlackRock’s long-term success;

•   Reviewing, assessing and making reports and recommendations to the Board on BlackRock’s strategies relating to human capital management, including with respect to talent development, DEI, corporate culture and employee engagement efforts, pay fairness and succession planning;

•   Administering, reviewing and, as appropriate, amending the Company’s “clawback” policies (including as may be required by applicable law) for recovering incentive-based compensation; and

•   Appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the MDCC.

The Board has determined that each member of the MDCC is “independent” as defined in the NYSE listing standards and applicable SEC rules and qualifies as a “non-employee director” under applicable SEC rules.

Additional information on the MDCC’s processes and procedures for consideration of NEO compensation is addressed in the “Management Development & Compensation Committee Report” on page 53 and “Compensation Discussion and Analysis” beginning on page 54.

Nominating, Governance & Sustainability Committee

Chair	Gordon M. Nixon	Members	Bader M. Alsaad William E. Ford	Fabrizio Freda Murry S. Gerber	Cheryl D. Mills

Role and Responsibilities

•   Recommending to the Board criteria for the selection of new directors to serve on the Board;

•   Identifying individuals qualified to become members of the Board;

•   Recommending to the Board the director nominees for the next annual meeting of shareholders or candidates to fill vacancies or newly created directorships that may occur between annual meetings;

•   Recommending to the Board members for each Committee;

•   Leading the Board in its annual review of the Board’s performance;

•   Evaluating and recommending to the Board corporate governance policies, practices and guidelines applicable to the Company;

•   Overseeing BlackRock’s Related Persons Transaction Policy;

•   Reviewing the Company’s engagement with shareholders and other stakeholders on governance and sustainability matters and considering shareholder proposals and proposed responses;

•   Periodically reviewing corporate governance trends, best practices and regulations applicable to the corporate governance of the Company;

•   Periodically reviewing the Company’s significant publications relating to sustainability matters; and

•   Periodically reviewing the Company’s philanthropic programs and related strategy, as well as the Company’s public policy and advocacy activities, including public policy priorities, political contributions and memberships in trade associations.

The Board has determined that each member of the NGSC is “independent” as defined in the NYSE listing standards and applicable SEC rules.

BLACKROCK, INC. 2024 PROXY STATEMENT	33

Corporate Governance | Board Committees

Risk Committee

Chair	Susan L. Wagner	Members	Bader M. Alsaad Pamela Daley	Charles H. Robbins Mark Wilson

Role and Responsibilities The Risk Committee assists the Board with its oversight of the Company’s levels of risk, risk assessment, risk management and related policies and processes.

The Risk Committee receives reports on:

•   Management’s assessment of current and historical levels of inherent and residual risks across the Company;

•   The Company’s cybersecurity program and technology resilience risk management, as provided by the Chief Information Security Officer;

•   Key risks and their mitigation across each of the Company’s main investment, technology and client platforms;

• Risks associated with regulatory trends and public policy developments; and • Any other areas of risk delegated to the Risk Committee by the Board.

The Committee regularly reviews a risk profile report prepared by the Chief Risk Officer, which covers a wide range of topics and potential issues that could impact BlackRock.

The Risk Committee also reviewed and discussed with management the Risk Factors and cybersecurity-related disclosures included in the 2023 Form 10-K, and received reports from members of management responsible for identifying and monitoring these risks. Moreover, over the past year, the Risk Committee reviewed and discussed with management BlackRock’s use of artificial intelligence (“AI”) and related tools to drive productivity, efficiency and investment performance, and related risks.

Although not required, the Board has determined that each member of the Risk Committee is “independent” as defined in the NYSE listing standards and applicable SEC rules.

Executive Committee

Chair	Laurence D. Fink	Members	Pamela Daley William E. Ford	Murry S. Gerber Gordon M. Nixon	Susan L. Wagner

Role and Responsibilities

The Executive Committee has all the powers of the Board, except as prohibited by applicable law and BlackRock’s Amended and Restated Bylaws (“Bylaws”), and except to the extent another Committee has been accorded authority over the matter. The Executive Committee may meet to exercise such powers between meetings of the Board. During 2023, the Executive Committee met with management to discuss and evaluate a potential transaction with GIP.

Board and Committee Oversight of Strategy

The Board actively engages with senior management by providing guidance on the formation and implementation of strategic initiatives. On an annual basis, our CEO previews the Board’s proposed agenda with the NGSC, focusing on business reviews and the strategic topics for the coming year, and receives its feedback and input. Based on this agenda, members of senior management and business leads will brief directors on the strategic opportunities, priorities and implementation of strategy for their respective lines of business. These presentations serve as the basis for an active, ongoing dialogue between the Board and senior management about strategic risks and opportunities facing BlackRock and its lines of business.

34	BLACKROCK, INC. 2024 PROXY STATEMENT

Corporate Governance | Board Committees

Board and Committee Oversight of Risk Management

KEY STRATEGY & RISK MANAGEMENT OVERSIGHT AREAS

•	Investment Performance and Markets

•	Corporate, Business and Regional Strategy

•	Technology and Cybersecurity

•	Operations and Business Continuity
•	Corporate Affairs, Regulation, Compliance and Legal Developments

•	Investment Stewardship

•	Sustainable Investing and Corporate Sustainability

•	Human Capital and Talent Development

BLACKROCK, INC. 2024 PROXY STATEMENT	35

Corporate Governance | Board Committees

Board and Committee Oversight of Cybersecurity

BlackRock recognizes the importance of identifying, assessing, and managing material risks associated with cybersecurity threats. Cybersecurity represents an important component of the Company’s approach to enterprise risk management (“ERM”).

Our Board is actively engaged in the oversight of BlackRock’s risk management program. The Risk Committee assists the Board with its oversight of the Company’s levels of risk, risk assessment, risk management and related policies and processes, including risks arising from cybersecurity threats.

The Risk Committee receives regular reports on the Company’s cybersecurity program, technology resilience risk management and related developments from members of the Company’s information security team, including the Chief Information Security Officer (“CISO”). The Board and the Risk Committee also receive information regarding cybersecurity incidents that meet certain reporting thresholds. On an annual basis, senior members of BlackRock’s technology, risk and information security teams provide a comprehensive overview of BlackRock’s cyber risk and related programs to a joint session of the Board’s Risk and Audit Committees. For details on management’s oversight of technology and cybersecurity risks, see BlackRock’s 2023 Form 10-K.

Program Highlights:

•   BlackRock leverages a multi-lines-of-defense model with cybersecurity operational processes executed by global information security and other teams across the firm and dedicated internal audit technology and technology risk management teams that independently review technology risks.

•   The cybersecurity program is fully integrated into BlackRock’s ERM framework and is aligned with recognized frameworks, including NIST CSF, FFIEC CAT, FedRAMP, SOC 1/2, ISO 27001/2 and others.

•   BlackRock aims to inform and continuously improve its cybersecurity program through engagement with regulatory, client, insurer, vendor, partner, peer, government and industry organizations and associations, as well as external audit, technology risk, information security and other assessments.

Several of our director nominees have experience managing and mitigating cyber and technology risks at regulated entities, which provides the Board with insight and aids in overseeing the firm’s technology and operations, as well as our continuing investment in and development of the cybersecurity risk management program.

During 2023, the Risk Committee received updates from the CISO at each of its regularly scheduled meetings, as well as at its joint session with the Audit Committee. Topics discussed at these meetings included cyber incident preparedness and measures implemented by the firm, such as response, governance and communication protocols, as well as the results of “tabletop” exercises and related learnings. Additionally, over the past year, the Risk Committee reviewed and discussed with management BlackRock’s use of AI and related tools to drive productivity, efficiency and investment performance, and related risks.

36	BLACKROCK, INC. 2024 PROXY STATEMENT

Corporate Governance | Board Committees

Board and Committee Oversight of Sustainability

BlackRock’s governance of sustainability-related matters reflects our commitment to strong leadership and oversight of such matters at the senior management and Board levels. BlackRock’s Board engages with the Company’s senior leaders on near- and long-term business strategy and reviews management’s performance in delivering long-term value creation on behalf of clients. Helping our clients meet their sustainability-related investment objectives and preferences is a critical component of the firm’s overall business strategy and among one of several senior management responsibilities over which the Board has oversight.

In 2023, the Board or its Committees reviewed and discussed matters such as sustainable and transition investment solutions and product offerings; BlackRock’s approach to engagement with stakeholders on material governance and business matters, including sustainability-related matters; and the regulatory landscape with respect to sustainability across the various markets in which the Company operates.

Several of our director nominees have experience in sustainability matters, including through management of these issues in senior leadership roles in relation to long-term strategy or knowledge and experience in the energy sector.

Committee Oversight of Sustainability

Audit Committee

In 2023, the Audit Committee reviewed and discussed sustainability-related legal and regulatory developments for products and issuers, including disclosure-related developments; the launch of a Global Corporate Sustainability Controllers team to oversee BlackRock’s corporate sustainability reporting; and the 2022 Form 10-K, which included a discussion of the Company’s human capital management practices as required by the SEC.

Management Development & Compensation Committee

In 2023, the MDCC reviewed and discussed the Company’s 2023 say-on-pay results, DEI strategy and related efforts, pay fairness (including BlackRock’s UK Gender Pay Gap Report) as well as EMEA-focused compensation-related disclosures.

Nominating, Governance & Sustainability Committee

In 2023, the NGSC reviewed and discussed the Investment Stewardship team’s updated engagement priorities. The NGSC also received updates on developments relating to government affairs and public policy, philanthropic and corporate sustainability activities.

Risk Committee

In 2023, the Risk Committee reviewed and discussed BlackRock’s risk management processes related to sustainable investing and research and analytics, and the evolving regulatory landscape for sustainability-related matters.

BLACKROCK, INC. 2024 PROXY STATEMENT	37

Corporate Governance | Sustainability at BlackRock

Sustainability at BlackRock

We recognize the importance of providing transparency to stakeholders about sustainability at BlackRock. The below illustrates how we have incorporated sustainability considerations into our business practices.

Operating a Sustainable Company

•  In operating its own business, BlackRock is focused on reducing its greenhouse gas (“GHG”) emissions and increasing the efficiency of its operations, where possible. BlackRock is also focused on finding ways to leverage lower carbon energies like renewable electricity to power the firm’s operations, increase energy efficiency in facilities and data centers, and incorporate emerging technologies like Sustainable Aviation Fuel (“SAF”).

•  In 2023, BlackRock made progress in its operational sustainability strategy by employing energy efficiency strategies, achieving its 100% renewable electricity match goal,(1) establishing processes to enhance its approach to SAF and carbon credit procurement, and establishing a Supplier Sustainability Program.

•  BlackRock is committed to providing meaningful information to stakeholders. As part of this commitment, in 2023, BlackRock’s voluntary reporting framework included the firms’ TCFD Report, Sustainability Disclosure (SASB aligned) and GHG emissions report for its corporate operational emissions.

Sustainable Investing

•  BlackRock’s investment approach is informed by three principles: client choice, performance and research.

•  To enable choice and meet client demand, BlackRock offers a wide range of sustainable investment strategies to clients. As of December 31, 2023, we managed $802 billion in our sustainable investing platform (8% of total AUM), across 400+ Sustainable Active(2) and Index offerings globally, on behalf of our clients.

•  In 2023, BlackRock launched several investment offerings in diversified infrastructure globally, with a central focus on the transition and energy security, helping give clients the opportunity to invest in solutions that are meant to capture opportunities related to the transition to a low-carbon economy.

Voting Choice

•  In 2022, BlackRock launched BlackRock Voting Choice, a capability that gives eligible clients the option to engage more directly in proxy voting. Since then, the pool of eligible client assets that can participate in Voting Choice has been extended and the range of voting guidelines from which clients can choose has been expanded to include some policies that focus on sustainability and climate risk. $2.6 trillion of our index equity assets(3) are eligible for BlackRock Voting Choice.

•  In 2023, BlackRock announced that Voting Choice would be enabled for BlackRock’s largest ETF, and that the pilot would expand proxy voting choice to an estimated three million U.S. retail shareholder accounts for the first time.

•  In February, BlackRock announced the launch of a new engagement and voting stewardship option for clients who explicitly direct BlackRock to invest their assets with decarbonization investment objectives in addition to financial objectives.

Data & Insights

•  We continue to underpin our work with research insights. For example, we created the BlackRock Investment Institute (“BII”) Transition Scenario, powered by Aladdin technology: a research-based, analytical forecast of how the low-carbon transition could unfold and the potential portfolio impact.

•  BII and BIS published a viewpoint on financial resilience, discussing how the companies in which our clients are invested are navigating the structural changes in the economy that may impact their business models, and capitalizing on the opportunities spurred by it.

Making a Positive Social Impact

•  In 2021, The BlackRock Foundation committed $100 million to Breakthrough Energy’s Catalyst Program (“Catalyst”), which seeks to support clean energy technology innovation, focused on five areas: SAF, long-duration energy storage, green hydrogen, direct air capture and green manufacturing. Since inception, Catalyst has announced four projects to be funded (in whole or in part) with philanthropic capital among four out of these five technology areas.

(1)

BlackRock achieved its 100% renewable electricity match goal to match the same amount of renewable electricity as the electricity that BlackRock’s global operations (including facilities, data centers, and upstream leased assets) consume annually. BlackRock is a tenant of multi-tenant buildings and contracts directly for renewable electricity wherever possible. Where BlackRock does not have operational control to procure its own electricity, or where renewable electricity is not available, BlackRock purchases environmental attribute certificates as a means of achieving this goal. For more information, please see BlackRock’s 2023 TCFD Report, available at www.blackrock.com.

(2)	Active sustainable funds across Fixed Income, Equity, Multi Asset & Alternatives, excluding separate accounts and cash.

(3)	AUM as of December 29, 2023. Index assets include index assets held in multi-asset fund of fund strategies.

38	BLACKROCK, INC. 2024 PROXY STATEMENT

Corporate Governance | Sustainability at BlackRock

BlackRock’s Commitment to Transparency

BlackRock is committed to providing transparency to stakeholders on sustainability-related matters related to the operations of its own business. Recent publications include:

Publication	Description

2023 TCFD Report (published in 2024)

The 2023 report is BlackRock’s fourth TCFD report. This comprehensive report is aligned to the recommendations provided by the TCFD and represents BlackRock’s commitment to meaningful transparency on BlackRock’s approach to managing climate-related risks and opportunities across its business.

Global DEI Annual Report and U.S. EEO-1 Report

BlackRock’s Global DEI Annual Report describes the firm’s DEI strategy. Additionally, BlackRock’s U.S. EEO-1 report provides U.S. demographic work force data, including data by race/ethnicity, gender and job categories.

In alignment with the firm’s commitment to transparency and equitable pay practices, the 2023 Global DEI Annual Report will include the results of the firm’s pay fairness analyses for its global workforce. This marks the first time that this information will be published for BlackRock.

2022 Sustainability Disclosure (published in 2023 and aligned to SASB Standards)

BlackRock’s 2022 Sustainability Disclosure is aligned to the SASB’s standard for Asset Management & Custody Activities.

In addition to reporting against the SASB’s standards, the 2022 Sustainability Disclosure includes select additional information about BlackRock defined by management, including with respect to employee health, safety and well-being, community relations, and social impact. The inclusion of this additional information was informed by a number of frameworks, including SASB’s standards for sectors outside of Asset Management & Custody Activities, guidance from the United Nations Global Compact Communication on Progress, and input from a stakeholder assessment conducted by BlackRock.

BlackRock’s Impact on its People

With approximately 19,800 employees in more than 30 countries as of December 31, 2023, BlackRock provides a broad range of investment management and technology services to institutional and retail clients in more than 100 countries across the globe. As an asset manager, our long-term success depends on our people and how we manage our workforce.

Culture and Principles

BlackRock believes that maintaining a strong corporate culture is an important component of its human capital management practices and is critical to the firm’s long-term success. Our culture is underpinned by the BlackRock Principles — five core principles which unify our workforce and guide how we interact with each other, our clients, the communities in which we operate and our other stakeholders:

Read more about the BlackRock Principles on our website at www.blackrock.com.

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Corporate Governance | BlackRock’s Impact on its People

Diversity, Equity and Inclusion

We believe a diverse workforce with an inclusive and connected culture is a commercial imperative and indispensable to BlackRock’s success. Ultimately, a dynamic, inclusive organization allows BlackRock to attract and retain top talent around the world and to stay ahead of our clients’ needs.

Our three pillar DEI strategy is aligned with the firm’s business priorities and long-term objectives. The three pillars are:

•

Talent and culture across the globe, which focuses on attracting, developing and retaining top talent by cultivating an inclusive work environment where employees have fair access to opportunities and feel seen, heard, valued and respected;

•	Activities to support interested clients, which focus on expanding investment choices and business partnership opportunities with brokers, managers and suppliers; and

•	Impact in underserved communities, which focuses on helping more and more people experience financial well-being through philanthropy and employee-led volunteer efforts.

Employee Engagement

We value continuous dialogue with our employees to better understand their experiences at the firm and assess the efficacy of our human capital management practices. We have several employee engagement mechanisms including:

•  Global employee opinion surveys;

•  Interactive events and communications;

•  The sponsorship of employee networks; and

•  Local community involvement.

The employee opinion pulse surveys, which we conduct throughout the year, provide us with actionable feedback for our teams and for BlackRock as a whole. Additionally, we use ongoing lifecycle surveys to collect feedback at various points along the employee journey. We work to keep our employees informed and engaged through a regular cadence of communications and events, including newsletters, global and local townhalls and messages from leaders with timely business and organizational updates and culture-building opportunities.

Employee Networks

BlackRock’s employee networks provide additional forums and opportunities for employees with a diverse range of backgrounds, experiences and perspectives to connect with one another and enhance the firm’s culture. Open to all, the networks are designed by employees for employees, sponsored by senior leaders and strengthen the One BlackRock community.

BlackRock believes that employees value opportunities to give back to their communities. Through local, employee-led BlackRock Gives committees, we support nonprofit organizations nominated by employees in the communities where we operate. In addition, we have a matching gifts program that provides full-time employees with up to $10,000 per year in matched donations to any IRS qualified charitable organization. Full-time employees are also given two paid volunteer days per year and BlackRock matches volunteer time with eligible charities.

In 2023, we launched the Interfaith, Culture & Allies Network, whose mission is to create a welcoming environment and provide a sense of community for employees of all faiths, cultures and spiritual beliefs at BlackRock.

40	BLACKROCK, INC. 2024 PROXY STATEMENT

Corporate Governance | BlackRock’s Impact on its People

Recruiting, Training and Development

We recognize that, like all companies, we are operating in an increasingly competitive environment.
As such, we engage in efforts to reach top talent, including continued partnerships with organizations that identify talent from many different backgrounds; regularly reviewing job postings for potentially biased language; and actively engaging in outreach and recruitment efforts for open positions.

BlackRock is committed to innovation, learning and reinvention in all areas of its business.
We believe that developing the capabilities of our employees is integral to

In the spirit of attracting talent from broad backgrounds, BlackRock provides formal recruiting programs for Veterans (former service members transitioning to civilian careers) and Returners (individuals who have taken a career break of 18 months or more).

delivering long-term value. Our human capital management practices are designed to provide opportunities for employees to learn, innovate and enhance their skillsets at every stage of their career. One example is the BlackRock Academies, our online suite of interactive resources and courses, which enable employees to build skills in specific facets of our business and purpose. We believe these opportunities play an important role in engaging our employees.

We also believe that a critical driver of the firm’s future success is our ability to grow strong leaders and people managers. We invest in leadership development programs designed to foster career growth. For leadership development, BlackRock provides training and makes coaching available to people managers to assist in building foundational skills.

Compensation, Wellness and Benefits

Investing in the physical, emotional, mental and financial well-being of our employees is a critical component of our human capital management strategy.

Our compensation and benefits practices are designed to: attract, motivate and retain talented employees; align employee incentives and risk-taking with those of the firm and the interests of our clients; and support employees and their families across many aspects of their lives. We have a strong pay-for-performance culture and an annual compensation process that takes into consideration firmwide results, individual business results and employee performance, as well as market benchmarks.

We offer a wide range of benefits that are regularly reviewed in accordance with market practices and the local requirements of our offices, including, where applicable, retirement savings plans, a flexible time off policy and flexible working arrangements, parental leave and family forming benefits, such as fertility benefits, adoption and surrogacy assistance, and backup elder and childcare benefits. Comprehensive healthcare and mental-health benefits are also offered to eligible employees, including medical, dental and vision coverage, health savings and spending accounts, an employee assistance program and access to telemedicine services, where available. We also offer a Mental Health Ambassador program that is comprised of global volunteers across office locations who are trained in empathetic listening skills and can direct interested colleagues to benefits, tools and resources to support mental health.

BlackRock also maintains an Employee Stock Purchase Plan (“ESPP”). The ESPP provides participating employees in the U.S., U.K., Australia, Hong Kong, Singapore, and Canada with the opportunity to share in the ownership of the company by purchasing BlackRock stock at a discounted price.

We prioritize protecting the rights of our workforce. We have implemented policies related to harassment prevention and compliance with equal employment opportunity and overtime regulations and are committed to providing a safe and healthy work environment. To do this, we design global programs, including environmental and occupational health and safety programs, to meet or exceed local requirements. Moreover, we encourage all employees to raise issues of concern and assure employees that they may do so without fear of retaliation.

Transparency and Measurement

We view transparency and measurement as a critical part of our DEI strategy. Since 2020, we have published annual SASB-aligned disclosure and EEO-1 reports, and since 2022, a Global DEI Annual Report.

As of January 1, 2024, of the Company’s employees who self-identified their gender status, approximately 44% of the Company’s global workforce, 33% of global senior leaders (Directors or above) and 47% of global new hires, were women. Additionally, as of January 1, 2024, of the Company’s U.S. employees who self-identified their race/ethnicity status, approximately 8% of employees, 4% of senior leaders and 10% of new hires identified as Black or African American, 8% of employees, 5% of senior leaders and 16% of new hires identified as Latinx, and 28% of employees, 21% of senior leaders and 30% of new hires identified as Asian. Further, of the Company’s approximately 19,800 employees as of December 31, 2023, 46% were based in the Americas, 31% were based in EMEA and 23% were based in Asia-Pacific regions.

Board Oversight of Human Capital Management

Our Board plays an important role in the oversight of human capital management and devotes one Board meeting annually to an in-depth review of BlackRock’s culture, talent development, retention and recruiting initiatives, DEI strategy, leadership and succession planning, and employee feedback.

Moreover, the MDCC periodically reviews the efforts and developments related to the firm’s human capital management strategy. For a discussion on how these efforts and developments are considered in the performance assessments of BlackRock’s NEOs, see “2023 NEO Compensation and Performance Summaries” beginning on page 67.

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Corporate Governance | Corporate Governance Practices and Policies

Corporate Governance Practices and Policies

Management Succession Planning

Succession planning for our CEO and other senior executives is a key part of our Board’s annual review of human capital management. As part of this review, the Board focuses on whether BlackRock has the right people in place to execute our long-term strategic plans, and on our ability to identify, attract, develop, promote and retain future senior executives. An important element of the succession planning across the organization is a commitment to building leadership from within and increasing diversity in leadership roles.

DURING THESE REVIEWS, THE BOARD DISCUSSES:

•	Potential successors to the CEO in the event of an emergency or the CEO’s retirement;

•	CEO recommendations and evaluations of potential successors for BlackRock’s top executives, along with a review of any development plans for these individuals; and

•	Our approach to developing future senior leaders.

BlackRock Public Policy Engagement and Political Participation Policies

BlackRock believes that responsible corporate citizenship requires active engagement in legislative and regulatory processes. As part of our responsibilities to our shareholders and clients, BlackRock advocates for public policies that we believe are in our shareholders’ and clients’ long-term best interests. We support the creation of regulatory regimes that increase financial market transparency, protect investors and facilitate responsible growth of capital markets, while preserving consumer choice and properly balancing benefits versus implementation costs. BlackRock comments on public policy topics through, among other things, our published ViewPoints, which examine public policy issues and assess their implications for investors, and through comment letters and consultation responses that we submit to policymakers. We believe in the value of open dialogue and transparency on these important issues. Our position papers and letters are available on the “Insights – Public Policy” section of our website.

Governance of Public Policy Engagement

BlackRock’s Global Corporate Affairs team includes Corporate Communications, Government Affairs & Public Policy (“GAPP”), Corporate Sustainability, and Social Impact. As stewards of BlackRock’s brand and reputation, Global Corporate Affairs aims to tell the firm’s story in a way that resonates globally and locally, build relationships of trust, and enable positive outcomes for our business and clients.

BlackRock’s engagements with policymakers and advocacy on public policy issues are coordinated by the GAPP team. Since the GAPP team was created in 2009, it has established BlackRock as a respected advocate for investors and the millions of retirees we serve. Members of GAPP work closely with business and legal teams to identify legislative and regulatory priorities, both regionally and globally, that protect investors, increase shareholder value and facilitate responsible economic growth.

BlackRock’s Chief Legal Officer and Global Head of Corporate Affairs periodically brief the Board or its Committees to keep directors apprised of, and engaged in, legislative and regulatory developments and BlackRock’s advocacy initiatives and priorities. Members of GAPP and executive leadership regularly meet with and exchange views on legislation and regulatory priorities with public officials and policymakers, regionally and globally, and provide such individuals with educational materials to help inform their decisions.

Trade Associations

As part of BlackRock’s engagement in the public policy process, BlackRock participates in a number of trade associations that advocate for and shape public policy positions that are important to the asset management industry and the global business community. Trade associations also provide educational, training and professional networking opportunities for their members. BlackRock participates in these associations for such opportunities and to help build consensus on issues that we believe will serve investors, increase shareholder value and facilitate responsible economic growth. We do not control these organizations, and our membership and participation in these organizations are not an endorsement of all their activities and positions. Accordingly, there may be instances where specific positions diverge from those of BlackRock.

42	BLACKROCK, INC. 2024 PROXY STATEMENT

Corporate Governance | Corporate Governance Practices and Policies

BlackRock discloses the principal trade associations to which we belong, as well as those trade associations to which we paid in excess of $25,000 in 2023 for membership fees and/or dues, on our Public Policy Engagement and Political Participation Policies webpage.

BlackRock periodically reviews our memberships in these trade associations, and the positions they support, to evaluate whether there is alignment with our views on public policy matters we consider material to our efforts to serve our investors and clients. Where we identify a significant inconsistency on a material strategic policy issue, we will discuss and review our options with respect to such organization, including the benefits and challenges associated with our continued membership. Actions that we may take to address material misalignment include engagement with the trade association, clarifying BlackRock’s position through public statements or consideration of the termination of our membership in the trade association.

Political Participation

Our ability to engage policymakers and participate in the public policy arena is subject to extensive laws and regulations at the international, federal, state and local levels. Under U.S. federal law, BlackRock may not contribute corporate funds or make in-kind contributions to candidates for federal office or to national party committees. In addition to federal limits on corporate political action, our political contributions at the state and local level in the U.S. are governed by Municipal Securities Rulemaking Board Rule G-37, Rule 206(4)-5 of the Investment Advisers Act of 1940 and CFTC Rule 23.451, as well as applicable state and local law. Accordingly, BlackRock does not contribute corporate funds to candidates, political party committees, PACs or any political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code. Although permitted under federal and state laws, BlackRock has voluntarily elected not to spend corporate funds directly on independent expenditures for any particular candidate. Information about BlackRock’s federal lobbying activities, including contributions required to be disclosed under the Lobbying Disclosure Act of 1995, as amended, is publicly available at https://lda.senate.gov/system/public/.

BlackRock maintains a federal PAC that is funded in accordance with applicable federal law on a voluntary basis by employees of the Company who are U.S. citizens or green card holders. The PAC makes contributions at the federal level on a bipartisan basis consistent with the Company’s contribution policies and public policy goals and without regard to the private political preferences of management. As required by law, all political contributions by the PAC are reported to the Federal Election Commission and are publicly disclosed at www.fec.gov. BlackRock PAC’s contributions for 2023 are disclosed on our Public Policy Engagement and Political Participation Policies webpage.

BlackRock PAC is governed by a board chaired by the Global Head of Corporate Affairs, which provides oversight over the PAC’s activities, including fundraising, disbursements, reporting and employee engagement.

BlackRock maintains compliance processes designed to ensure that its activities are conducted in accordance with our Public Policy Engagement and Political Participation Policies and all relevant laws governing political contributions in the U.S. All employees are required to annually review and acknowledge their compliance responsibilities regarding political contributions and must submit all of their proposed personal political contributions to our Legal and Compliance Department to determine if such contributions are consistent with applicable legal restrictions.

BLACKROCK, INC. 2024 PROXY STATEMENT	43

Corporate Governance | Shareholder Engagement and Outreach

Shareholder Engagement and Outreach

Our Shareholder Engagement Process

We conduct shareholder outreach throughout the year to engage with shareholders on issues that are important to them. We report back to our Board on this engagement as well as specific issues to be addressed.

Also see “Compensation Discussion and Analysis” beginning on page 54 for a discussion of our compensation-related shareholder engagement initiatives and our 2023 say-on-pay vote result.

Communications with the Board

Shareholders and other interested parties may contact any member (or all members) of the Board, any Committee or any Chair of any such Committee by mail or electronically, as follows:

Mail: BlackRock, Inc. Attn: Board of Directors c/o Corporate Secretary 50 Hudson Yards New York, New York 10001

Online:

Go to the BlackRock website at https://ir.blackrock.com. Under the headings “Governance / Governance Overview / Contact Our Board of Directors,” you will find a link that may be used for writing an electronic message to the Board, the Lead Independent Director, any individual director or any group or committee of directors.

BlackRock’s Corporate Communications, Investor Relations or Legal and Compliance Departments will review communications received to determine whether the contents represent a message or matter for our directors’ review. Requests for a meeting with any member of the Board will also be reviewed accordingly and, if appropriate, arranged by Investor Relations and the Corporate Secretary. Concerns relating to accounting, internal controls or auditing matters are handled in accordance with established procedures.

Shareholders are encouraged to visit the “Governance / Governance Overview” page of the BlackRock website at https://ir.blackrock.com for the Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Chief Executive and Senior Financial Officers and additional information about BlackRock’s Board and its Committees and other corporate governance policies.

The charters for each of the Audit Committee, the MDCC, the NGSC, the Risk Committee and the Executive Committee can be found at the same website address. In addition, BlackRock intends to satisfy any disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Ethics for Chief Executive and Senior Financial Officers by posting such information on its corporate website.

BlackRock will provide a copy of these documents without charge to each shareholder upon written request. Requests for copies should be addressed to the Corporate Secretary, BlackRock, Inc., 50 Hudson Yards, New York, New York 10001.

44	BLACKROCK, INC. 2024 PROXY STATEMENT

Corporate Governance | 2023 Director Compensation

2023 Director Compensation

Independent directors receive compensation, including retainers and reimbursements of expenses, for their service and dedication to our Company. We recognize the substantial time and effort required to serve as a director of a global investment management firm. The goal of our director compensation program is to help attract, motivate and retain directors capable of making significant contributions to the long-term success of our Company. In order to further align the interests of our directors with the interests of our shareholders, our independent directors are required to own a minimum target number of shares, as described below.

The MDCC is responsible for reviewing director compensation periodically and making recommendations to the Board. The MDCC also reviews the director compensation practices of peer corporations. For more information on these peer groups, please refer to “Role of the Compensation Consultant” on page 65.

How Our Director Compensation Program Aligns with Long-Term Shareholder Interests

FOCUS ON EQUITY COMPENSATION	STOCK/EQUITY OWNERSHIP REQUIREMENT
The largest portion of independent director compensation is the annual equity grant, which is payable in deferred stock units.

All independent directors are required to own shares valued at a minimum of $500,000 (i.e., over five times the annual board retainer) within five years of joining the Board. All directors have met or are on track to meet this requirement.

2023 Elements of Director Compensation

For services provided in 2023, each independent director received an annual retainer paid quarterly in arrears at an annualized rate of $85,000, as well as Committee annual retainers paid quarterly in arrears at the following annualized rates: $40,000 for the Chair and $25,000 for members of the Audit Committee; and $30,000 for the Chairs and $15,000 for members of the MDCC, NGSC and Risk Committee. Our Lead Independent Director received an additional annual retainer paid quarterly in arrears at an annualized rate of $100,000. In addition, each independent director had the right to elect to receive BlackRock common stock valued at an equivalent fair market value in lieu of all or a portion of his or her annual retainer and Committee annual retainers.

In addition, in January 2023, each independent director received an annual equity grant, awarded in deferred stock units valued at $240,000. The grant vested upon a director’s election or re-election, as applicable, at the 2023 Annual Meeting of Shareholders and will be settled in shares of BlackRock common stock. The settlement of the annual equity grant will generally occur on the earlier of (i) the third anniversary of the date of grant and (ii) the date the director ceases to be a member of the Board.

The following table shows the elements of director compensation provided by BlackRock for services in 2023.

Director Compensation Element	Payment or Value of Equity

Board Service(1)
Annual Retainer(2)	$85,000
Annual Equity Grant(3)	$240,000 deferred stock units

Lead Independent Director	$100,000

Committee Service
Committee Annual Retainers(2)	Chair	Member
Audit Committee	$40,000	$25,000
MDCC	$30,000	$15,000
NGSC	$30,000	$15,000
Risk Committee	$30,000	$15,000

(1)

Board and Committee Service Retainers and Annual Equity Grants. Directors have the right to elect to receive their annual Board and Committee service retainers in the form of BlackRock common stock. Directors have a right to elect, no later than December of the prior calendar year, to receive their annual retainers in the form of deferred stock units that are fully vested on the date of grant, and to elect for such deferred stock units, as well as deferred stock units granted as part of the annual equity grant, to be settled in shares of BlackRock common stock in a lump sum on the date the director ceases to be a member of the Board or in equal annual installments on each of the first five anniversaries of the date the director ceases to be a member of the Board.

(2)

Timing of Annual Retainer Payments. Board and Committee service retainers are paid in January, April, July and October, based on service during the prior quarter. New Board members rotating through the standing Committees receive one general Committee retainer. From time to time, the Company also makes available, as an accommodation to all of its directors upon request, basic office space at its existing locations and administrative support, as needed.

(3)

Annual Equity Grant. Directors were granted an annual equity award in January 2023, which vested following their election (or re-election) to the Board at the Annual Meeting of Shareholders on May 24, 2023.

BLACKROCK, INC. 2024 PROXY STATEMENT	45

Corporate Governance | 2023 Director Compensation

Directors in 2023 who were also employees of BlackRock are not listed in the table below because they did not receive compensation for serving as directors or Committee members. In 2023, directors who were not employees of BlackRock each received the amounts set forth below and were also reimbursed for reasonable travel and related expenses.

2023 Total Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

Bader M. Alsaad	115,149	240,184	355,334

Pamela Daley	140,485	240,184	380,669

William E. Ford	130,067	240,184	370,251

Fabrizio Freda	100,040	240,184	340,224

Murry S. Gerber	200,000	240,184	440,184

Margaret “Peggy” L. Johnson	124,452	240,184	364,636

Cheryl D. Mills	115,000	240,184	355,184

Amin H. Nasser(3)	49,732	—	49,732

Gordon M. Nixon	129,398	240,184	369,582

Kristin C. Peck	109,833	240,184	350,018

Charles H. Robbins	100,040	240,184	340,224

Marco Antonio Slim Domit	124,726	240,184	364,910

Hans E. Vestberg	109,833	240,184	350,018

Susan L. Wagner	140,000	240,184	380,184

Mark Wilson	125,000	240,184	365,184

(1)

Includes fees paid in cash and shares of BlackRock common stock granted on March 31, June 30, September 29 and December 29, 2023, respectively, based on the closing market prices on such dates of $669.12, $691.14, $646.49 and $811.80, respectively, at the election of the director in lieu of all or a portion of his or her annual retainers. Each of the following directors elected to receive common stock in lieu of the following amounts: Mr. Alsaad – $ 38,483; Ms. Daley – $140,485; Mr. Ford – $130,067; Mr. Freda – $100,040; Ms. Johnson – $124,452; Mr. Nasser — $49,732; Mr. Nixon – $129,398; Ms. Peck – $109,833; Mr. Robbins – $100,040; Mr. Slim – $62,226; and Mr. Vestberg – $109,833.

(2)

Includes the annual grants to each non-employee director of 323 deferred stock units of BlackRock with a grant date fair value of $240,000 pursuant to FASB ASC Topic 718. For complete valuation assumptions for the awards, see Note 17 to the consolidated financial statements in our 2023 Form 10-K. As of December 31, 2023, each non-employee director held the following outstanding deferred stock units: Ms. Daley – 3,734; Mr. Nixon – 3,641; Mr. Ford – 3,582; Mr. Wilson – 2,523; Mr. Gerber – 2,316; Ms. Mills – 2,291; Ms. Johnson – 2,133; Mr. Slim – 1,536; Mr. Vestberg – 1,032; Ms. Peck – 987; for each of Messrs. Alsaad, Freda, Robbins and Ms. Wagner – 936; and Mr. Nasser – 69.

(3)	Mr. Nasser joined the Board on July 17, 2023 and did not receive an annual grant in 2023.

46	BLACKROCK, INC. 2024 PROXY STATEMENT

Corporate Governance | Other Executive Officers

Other Executive Officers

In addition to Messrs. Fink and Kapito, whose biographical information is included on pages 17 and 20, respectively, the following is a list of individuals serving as executive officers of BlackRock as of the date of this Proxy Statement, each of whom also serves on BlackRock’s GEC. All of BlackRock’s executive officers serve at the discretion of the Board and CEO.

Stephen Cohen age 48

Senior Managing Director, has been Chief Product Officer and Head of Global Product Solutions since January 2024. Prior to that, Mr. Cohen served as Head of EMEA from April 2021 to January 2024. Previously, Mr. Cohen served as Head of EMEA iShares and Wealth and oversaw Index Investments in EMEA from 2017 to 2021 and served as Global Head of Fixed Income Indexing from 2011 to 2017. Mr. Cohen joined BlackRock in 2011 from Nomura, where he was the Global Head of Equity Linked Strategy.

Robert L. Goldstein age 50

Senior Managing Director, has been Chief Operating Officer since 2014. Prior to that, he led BlackRock’s Institutional Client Business from 2012 to 2014. Mr. Goldstein has spent his entire career at BlackRock, beginning in 1994 as an analyst in the Company’s Portfolio Analytics Group.

Caroline Heller age 46

Senior Managing Director, has been Global Head of Human Resources since January 2023. Prior to becoming Global Head of Human Resources, Ms. Heller was the Head of Talent and Business Partners from May 2021 to December 2022. Before joining BlackRock, Ms. Heller worked at Goldman Sachs for over 20 years, where she held several leadership roles in Human Capital Management, most recently serving as Head of Business Partners and Talent Acquisition from May 2020 to February 2021 and Head of Business Partners and Talent Management from January 2018 to May 2020.

J. Richard Kushel age 57

Senior Managing Director, has been Head of the Portfolio Management Group, which encompasses BlackRock’s Fixed Income, Fundamental Equities, Private Credit, Systematic Investments, Multi-Asset Strategies and Solutions and the Private Investors businesses, since 2020. Prior to that, he served as the Head of Multi-Asset Strategies and Global Fixed Income from 2018 to 2020. Mr. Kushel was Chief Product Officer and Head of Strategic Product Management from 2014 to 2016 and Deputy Chief Operating Officer from 2012 to 2014. Mr. Kushel has been with BlackRock since 1991. Mr. Kushel is the Executive Sponsor of the Company’s Black Professionals & Allies Network.

Rachel Lord age 58

Senior Managing Director, has been Head of International since January 2024. Prior to this, Ms. Lord served as Head of Asia Pacific from May 2021 to January 2024, and Head of EMEA from 2017 to May 2021. From 2013 to 2017, she was EMEA Head of iShares and Head of Global Clients, ETF and Index Investments. Ms. Lord joined BlackRock in November 2013 from Citigroup where she was the Global Head of Corporate Equity Derivatives.

Christopher J. Meade age 55

Senior Managing Director, has been Chief Legal Officer of BlackRock since 2016 and General Counsel since 2015. Before joining BlackRock in 2015, Mr. Meade was the General Counsel of the U.S. Department of the Treasury. Previously, he was a partner with the law firm of Wilmer Cutler Pickering Hale and Dorr. Earlier in his career, Mr. Meade served as a law clerk to Justice John Paul Stevens on the U.S. Supreme Court and Judge Harry T. Edwards of the U.S. Court of Appeals for the D.C. Circuit. Mr. Meade is the Executive Sponsor of the Families at BlackRock Network.

Martin S. Small age 48

Senior Managing Director, has been Chief Financial Officer of BlackRock since February 2023, and also serves as BlackRock’s Global Head of Corporate Strategy. Previously, Mr. Small was Head of U.S. Wealth Advisory from 2018 to February 2023 and Head of U.S. and Canada iShares from 2014 to 2018. From 2008 to 2014, he helped establish, and served in global and regional leadership roles for, the Financial Markets Advisory Group. Mr. Small joined BlackRock in 2006 as a member of the Legal & Compliance Department. Prior to joining BlackRock, Mr. Small was a capital markets, investment management and transactional associate with the law firm of Davis Polk & Wardwell in New York and a law clerk for the Honorable Richard Owen of the U.S. District Court for the Southern District of New York. Mr. Small is the Executive Sponsor of the Company’s Gives Network.

Mark K. Wiedman age 53

Senior Managing Director, has been Head of the Global Client Business since January 2023. From 2019 to 2022, Mr. Wiedman served as Head of International and of Corporate Strategy, and as Global Head of iShares and Index Investments from 2011 to 2019. Mr. Wiedman joined BlackRock in 2004 to help start what became the Financial Markets Advisory Group. Prior to joining BlackRock, he was Senior Advisor to the Under Secretary for Domestic Finance at the U.S. Treasury and a management consultant at McKinsey & Company. Mr. Wiedman is the Executive Sponsor of the Company’s SOMOS Latinx & Allies Network.

BLACKROCK, INC. 2024 PROXY STATEMENT	47

Ownership of BlackRock

Common Stock

The following table includes certain information about the beneficial ownership of BlackRock’s voting securities as of March 28, 2024, by:

•	Each person who is known by BlackRock to own beneficially more than 5% of any class of outstanding voting securities of BlackRock;

•	Each of BlackRock’s directors and nominees;
•	Each of the NEOs named in the 2023 Summary Compensation Table; and

•	All of BlackRock’s executive officers and directors as a group.

Except as otherwise noted, each individual exercises sole voting power or investment power over the shares of voting securities shown. The number of shares of voting securities shown in the following table as beneficially owned by each director and executive officer is determined under the rules of the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the table, beneficial ownership includes any shares of voting securities as to which the individual has sole or shared voting power or investment power and also any shares of common stock that the individual has the right to acquire within 60 days of March 28, 2024, through the exercise of any option, warrant or right. Fractional shares have been rounded to the nearest whole number.

48	BLACKROCK, INC. 2024 PROXY STATEMENT

Ownership of BlackRock Common Stock

As of March 28, 2024, there were 148,759,510 shares of BlackRock common stock outstanding.

	Amount of Beneficial Ownership of Common Stock(1)	Percent of Common Stock Outstanding	Deferred/ Restricted Stock Units and Stock Options(2)	Total

The Vanguard Group, Inc.	12,890,008(3)	8.66%	–	12,890,008(3)
100 Vanguard Blvd. Malvern, PA 19355

BlackRock, Inc.	9,580,403(4)	6.44%	–	9,580,403(4)
50 Hudson Yards New York, NY 10001

Kuwait Investment Authority, acting for and on behalf of the Government of the State of Kuwait	7,993,064(5)	5.37%	–	7,993,064(5)
Ministries Complex, Block 3 Safat, Kuwait 13001

Bader M. Alsaad	988	*	911	1,899

Pamela Daley	6,303	*	911	7,214

Laurence D. Fink	402,582	*	11,564	414,146

William E. Ford	15,010	*	911	15,921

Fabrizio Freda	6,635	*	911	7,546

Murry S. Gerber	41,737	*	911	42,648

Robert L. Goldstein(6)	45,982	*	77,489	123,471

Margaret “Peggy” L. Johnson(6)	2,476	*	911	3,387

Robert S. Kapito(6)	208,373	*	8,754	217,127

Cheryl D. Mills	4,567	*	911	5,478

Amin H. Nasser(6)	241	*	300	541

Gordon M. Nixon	3,899	*	911	4,810

Kristin C. Peck	409	*	911	1,320

Charles H. Robbins	2,224	*	911	3,135

Gary S. Shedlin	15,336	*	56,544	71,880

Marco Antonio Slim Domit	5,998	*	911	6,909

Martin S. Small	2,706	*	20,582	23,288

Hans E. Vestberg	461	*	911	1,372

Susan L. Wagner(7)	427,176	*	911	428,087

Mark K. Wiedman	2,494	*	76,105	78,599

Mark Wilson	1,919	*	911	2,830

All directors and executive officers as a group (25 persons)(6)	1,344,496	*	292,587	1,637,083

*	The number of shares of common stock held by such individual is less than 1.0% of the outstanding shares of common stock.

(1)	Does not include unvested/unsettled RSUs and stock options.

(2)	Includes deferred and restricted stock units, and stock options that have vested or vest within 60 days of March 28, 2024. Does not include BPIP Awards.

(3)

Based on the Schedule 13G/A of The Vanguard Group, Inc. (“Vanguard”) filed on February 13, 2024. Vanguard reported it held 0 shares with sole voting power, 180,193 shares with shared voting power, 12,258,524 shares with sole dispositive power and 631,484 shares with shared dispositive power. Vanguard has entered into a letter agreement with BlackRock pursuant to which, for any annual or special meeting of BlackRock’s shareholders or solicitation of consents with respect to the election of directors, Vanguard will grant a proxy to vote any shares of BlackRock common stock owned by Vanguard in excess of 10% of the outstanding BlackRock shares in proportion to the votes of other shares of BlackRock common stock on matters presented for shareholder approval.

(4)

Based on the Schedule 13G/A of BlackRock, Inc. filed on February 9, 2024. BlackRock, Inc. reported it held 8,562,270 shares with sole voting power, 0 shares with shared voting power, 9,580,403 shares with sole dispositive power and 0 shares with shared dispositive power, all of which are beneficially owned by funds managed by subsidiaries of BlackRock, Inc. Voting recommendations regarding these shares are made by an independent third party voting service provider to avoid potential conflicts of interest.

(5)

Based on the Schedule 13G of the Kuwait Investment Authority (the “KIA”), acting for and on behalf of the Government of the State of Kuwait, filed on July 7, 2020. The KIA reported it held 0 shares with sole voting power, 7,993,064 shares with shared voting power, 0 shares with sole dispositive power and 7,993,064 shares with shared dispositive power.

(6)	Includes shares of BlackRock common stock held jointly, indirectly and/or in trust (other than shares the beneficial ownership of which has been disclaimed).

(7)	Includes shares of BlackRock common stock held through a trust over which Ms. Wagner has investment control.

BLACKROCK, INC. 2024 PROXY STATEMENT	49

Certain Relationships and

Related Transactions

Transactions with BlackRock Directors, Executive Officers and Other Related Parties

From time to time, certain directors, their family members and related charitable foundations may have investments in various BlackRock investment vehicles or accounts. For certain types of products and services offered by BlackRock’s subsidiaries, BlackRock directors may receive discounts that are available to our employees generally. In addition, certain of the companies or affiliates of the companies that employ BlackRock’s independent directors may have investments in various BlackRock investment vehicles or accounts or may receive advisory, technology and risk management services. These investments and services are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated customers and eligible employees.

How We Review, Approve or Ratify Transactions with Related Persons

The Board has adopted a written policy regarding related person transactions, which governs and establishes procedures for approving and ratifying related person transactions.

The policy defines a related person transaction as any transaction or arrangement in which the amount involved exceeds $120,000, where BlackRock or any of its subsidiaries is a participant and a related person has a direct or indirect material interest. For purposes of the policy, a “related person” is any person who is, or was during the last fiscal year, a BlackRock director or executive officer, or a director nominee, or any person who is a beneficial owner of more than 5% of any class of BlackRock’s voting securities, or any immediate family member of any of the foregoing persons.

Related person transactions must be approved or ratified by a majority of the members of the NGSC or the Board. In the event it is not practicable for BlackRock to wait for approval until the next meeting of the NGSC or the Board, the Chairperson of the NGSC may approve the transaction. In reviewing any related person transaction, all of the relevant facts and circumstances must be considered, including:

•	The related person’s relationship to BlackRock and his or her interest in the transaction;

•	The benefits to BlackRock;

•

The impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	The availability of comparable products or services that would avoid the need for a related person transaction; and

•	The terms of the transaction and the terms available to unrelated third parties or to employees generally.

50	BLACKROCK, INC. 2024 PROXY STATEMENT

Management Development

& Compensation Committee

Interlocks and Insider

Participation

The members of the MDCC during 2023 were Mses. Johnson and Mills and Messrs. Ford (Chairperson), Nixon and Slim. No member of the MDCC was, during the fiscal year, an officer or employee, or formerly an officer or employee, of BlackRock or involved in any related person transactions requiring disclosure in this Proxy Statement.

No executive officer of BlackRock served as a:

•

Member of the MDCC (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on the MDCC;

•	Director of another entity, one of whose executive officers served on the MDCC; or

•

Member of the MDCC (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served as a director of BlackRock.

BLACKROCK, INC. 2024 PROXY STATEMENT	51

Item 2:

Approval, in a Non-Binding

Advisory Vote, of the

Compensation for Named

Executive Officers

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to approve the compensation of our NEOs as disclosed in this Proxy Statement.

While this vote is advisory, and not binding on the Company, it will provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices. We value the opinions of our shareholders and, to the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the MDCC will evaluate whether any actions are necessary to address those concerns.

Before You Vote

In considering your vote, we encourage shareholders to review the information on BlackRock’s compensation policies and decisions regarding our NEOs presented in the summary of our executive compensation practices on page 80, as well as our “Compensation Discussion and Analysis” beginning on page 54.

•	Our pay-for-performance compensation philosophy is structured to align management’s interests with our shareholders’ interests

•	A significant portion of total compensation for executives is closely linked to BlackRock’s financial and operational performance as well as BlackRock’s common stock price performance

•	BlackRock has adopted strong governance practices for its employment and compensation programs

•	Our compensation programs are reviewed annually to ensure that they do not promote excessive risk-taking

Our Board’s current policy is to conduct annual advisory votes to approve the compensation of our NEOs, and we expect to conduct the next advisory vote at our 2025 Annual Meeting of Shareholders.

Board Recommendation

The Board of Directors unanimously recommends you vote “FOR” the approval of the compensation of our NEOs.

52	BLACKROCK, INC. 2024 PROXY STATEMENT

Management Development

& Compensation Committee

Report

Management Development & Compensation Committee Report on Executive Compensation for Fiscal Year 2023

The MDCC has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

MEMBERS OF THE MDCC

William E. Ford, Chair

Margaret “Peggy” L. Johnson

Cheryl D. Mills

Gordon M. Nixon

Marco Antonio Slim Domit

BLACKROCK, INC. 2024 PROXY STATEMENT	53

Executive Compensation

Compensation Discussion and Analysis

BlackRock’s executive compensation program is designed to align management incentives with the long-term interests of our stakeholders. Our total annual compensation structure embodies our commitment to align pay with performance. This Compensation Discussion and Analysis provides shareholders with information about BlackRock’s business and 2023 financial performance, our disciplined compensation approach and 2023 compensation decisions for our NEOs, listed below.

Laurence D. Fink Chairman and Chief Executive Officer	Robert S. Kapito President	Robert L. Goldstein Chief Operating Officer	Mark K. Wiedman Head of the Global Client Business	Martin S. Small Chief Financial Officer and Global Head of Corporate Strategy	Gary S. Shedlin Vice Chairman and Former Chief Financial Officer

54	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis | 1. Introduction

1. Introduction

Shareholder Engagement on Executive Compensation

Our Board recognizes the importance of executive compensation decisions to our stakeholders. The annual say-on-pay advisory vote provides our shareholders with the opportunity to:

•	Evaluate our executive compensation philosophy, policies and practices;

•	Evaluate the alignment of the compensation of BlackRock’s NEOs with BlackRock’s results; and

•	Cast an advisory vote to approve the compensation of BlackRock’s NEOs.

At the 2023 Annual Meeting of Shareholders, the say-on-pay advisory vote received significant support, with approximately 92% of the votes cast in favor of our executive compensation policies, practices and determinations. Our Board encourages an open and constructive dialogue with shareholders on compensation to ensure alignment on policies and practices. The MDCC believes that the results of the Company’s say-on-pay vote over time, and input from our shareholder engagement, affirms our shareholders’ support of our executive compensation program. This informed the MDCC’s decision to maintain a consistent overall total annual compensation approach for the NEOs for 2023.

Historical BlackRock Say-on-Pay Results

In advance of this year’s Annual Meeting, we reached out to stewardship officers at BlackRock’s 50 largest shareholders, representing over 60% of our outstanding shares, to discuss corporate governance, executive compensation and other topics outside of the proxy season. No significant concerns regarding executive compensation were raised from our engagements.

BlackRock Shareholder Value Framework

BlackRock is committed to delivering long-term shareholder value. While our financial results can be affected by global capital market conditions that are beyond our control, management has the ability to influence key drivers of shareholder value.

As described below, BlackRock’s framework for long-term value creation is based on our ability to:

•	Generate differentiated organic growth;

•	Leverage our scale for the benefit of stakeholders; and

•	Return capital to shareholders on a consistent and predictable basis.

BlackRock’s commitment to delivering shareholder value is aligned with the way we manage our business. BlackRock seeks to deliver value for shareholders over time by, among other things, capitalizing on BlackRock’s differentiated competitive position, including our longstanding model of client choice; focusing on strong investment performance, seeking the best risk-adjusted returns for client portfolios, within the mandates given by clients, to help them meet their investment objectives; and underpinning our work with research, data and analytics, which are at the center of BlackRock’s investment approach and processes.

This approach better enables us to grow our business by adding new AUM and increasing technology services revenue, resulting in Organic Revenue growth.(1) BlackRock’s scale is one of the firm’s key strategic advantages and is an important driver of operating leverage that benefits our stakeholders, including clients, shareholders, employees and the communities in which we operate. We take advantage of scale in numerous areas of our business including our index-based and cash investment strategies, brand spend, technology platform, including Aladdin, and our external vendor relationships.

In addition to leveraging our scale, investing for the long term is a key element of our strategy. Our diversified platform, in terms of styles, products, client types and geographies, enables us to generate stable cash flow through market cycles and positions BlackRock to consistently invest for future growth and return capital to our shareholders. For more details, refer to “Business Outlook” on page 38 of our 2023 Form 10-K.

(1)

Organic Revenue growth is a measure of the estimated annual revenue impact of BlackRock’s total net new business in a given year, including net new technology services revenue, excluding the effect of market appreciation/(depreciation) and foreign exchange. Organic Revenue is not directly correlated with the actual revenue earned in a given year.

BLACKROCK, INC. 2024 PROXY STATEMENT	55

Compensation Discussion and Analysis | 2023 Financial Performance

2023 Financial Performance(1)

BlackRock delivered differentiated organic growth and operating margin, even as most traditional peers saw sustained outflows and significant downward margin pressure. We generated $289 billion of total net inflows in 2023, representing 3% organic asset growth and 1% organic base fee growth, with organic growth accelerating into the end of the year. In addition, we demonstrated our commitment to prioritizing investments to drive future operating leverage. We returned over $4.5 billion to shareholders through a combination of dividends and share repurchases and grew earnings per share by 7%.

Differentiated Organic Growth

BlackRock generated 3% organic asset growth and 1% organic base fee growth in 2023

•   Total net inflows of $289 billion, positive across active and index and major regions, represented organic asset growth of 3%, compared to Traditional Peers(2) who saw, on average, 3% organic asset decay;

•   Technology services revenue grew 9% and annual contract value increased 10% in 2023, as clients increasingly partnered with BlackRock for integrated technology solutions to drive business transformation and scale; and

•   Total revenue was flat compared to 2022, primarily driven by the negative impact of markets on average AUM, partially offset by higher technology services revenue.

Operating Leverage

BlackRock’s 2023 operating margin, as adjusted, of 41.7% reflected the impact of negative markets and foreign exchange movements in 2022 on our entry rate revenue

•   Operating income, as adjusted, of $6.6 billion was down 2% from 2022; and

•   Our 2023 operating margin, as adjusted, reflected the impact of 2022’s negative markets and foreign exchange movements on our 2023 entry rate revenue, and the ongoing, longer-term strategic investments we have been making in technology and our people. Through the year in 2023, we expanded our operating margin, as adjusted, by 120 bps from Q1 to Q4.

Consistent Capital Return

BlackRock returned $4.5 billion to shareholders in 2023

• Annual dividend of $20.00 per share reflected an increase of 2% from $19.52 in 2022;

• $1.5 billion of shares were repurchased during 2023; and

• Increased dividend in each of the last 10 years.

Earnings Per Share BlackRock grew diluted earnings per share, as adjusted, by 7% to $37.77 in 2023 • Higher non-operating income drove a 7% increase in earnings per share.

(1)

Amounts in this section, where noted, are shown on an “as adjusted” basis. Beginning in the first quarter of 2022, BlackRock updated the definitions of operating income, as adjusted, operating margin, as adjusted, and net income attributable to BlackRock, Inc., as adjusted, to include new adjustments. Such measures have been recast for all prior periods to reflect the inclusion of such new adjustments. In addition, beginning in the first quarter of 2023, BlackRock updated the definitions of its non-GAAP financial measures to exclude the impact of market valuation changes on certain deferred cash compensation plans which the Company began economically hedging in 2023. For a reconciliation with GAAP, please see Annex A.

(2)	Traditional Peers refers to public company asset managers: Alliance Bernstein, Affiliated Managers Group, Franklin Resources, Invesco and T. Rowe Price.

56	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis | Our Compensation Framework

Our Compensation Framework

Our total annual compensation program for NEOs includes base salary, annual incentive awards (cash and deferred equity) and long-term performance-based incentive awards.

Pay and Performance Alignment for NEOs – Total Incentive Award Determination

Under the NEO total incentive award determination framework, the MDCC assesses each NEO’s performance individually, based on three categories outlined below. Each category is assigned a weighting factor, with 50% of the award opportunity dependent on BlackRock’s achievement of financial performance goals, 25% dependent on BlackRock’s progress towards meeting our strategic objectives as measured by our business strength, and 25% dependent on BlackRock’s progress towards meeting its organizational priorities.

At the beginning of the year, the MDCC and management engage in a rigorous review and approval of objectives for the CEO, President and other NEOs. The objectives reinforce BlackRock’s shareholder value framework and commitment to serving client needs holistically and through market cycles. Throughout the year, the MDCC receives updates on the Company’s performance against these goals and objectives. At the end of the year, the MDCC assesses each NEO’s performance against these objectives, while considering internal performance measures and peer group comparisons. As discussed on page 58, the MDCC did not specifically approve Gary Shedlin’s compensation nor formally assess his performance with respect to 2023 as he was not serving as an executive officer nor a member of the GEC at the end of the year.

The MDCC’s performance assessment directly impacts each NEO’s total incentive award, which includes all variable pay including an annual cash award, deferred equity award and long-term equity award. Based on the MDCC’s performance assessment, total incentive awards can range from 0% to 125% of the prior year’s total incentive pay.

Once the total incentive award is determined, the MDCC determines the appropriate mix between cash, deferred equity and long-term equity. For all NEOs, more than half of their total incentive award is delivered through equity. Additionally, for Messrs. Fink and Kapito, more than 70% of their equity awards are contingent on future financial performance through grants under our BPIP, where Organic Revenue growth and sustained Operating Margin, as adjusted, determine the number of RSUs ultimately earned.

Each NEO, through their various roles and responsibilities, contributes to the firmwide objectives summarized below. For performance assessments for each NEO (other than Mr. Shedlin), please refer to the section “2023 NEO Compensation and Performance Summaries” on page 67.

(1)	For reconciliation with GAAP, please see Annex A.

(2)	Total annual incentive includes the NEO’s annual cash award, deferred equity award and long-term equity award.

(3)	2023 total incentive compensation is calculated using 2022 total incentive outcome multiplied by applicable performance incentive percentage.

BLACKROCK, INC. 2024 PROXY STATEMENT	57

Compensation Discussion and Analysis | NEO Total Annual Compensation Summary

NEO Total Annual Compensation Summary

Following a review of full-year business and individual NEO performance, the MDCC determined 2023 total annual compensation outcomes for each NEO, other than Mr. Shedlin, as outlined in the table below.

		2023 Total Incentive Award

Name	Base Salary	Cash	Deferred Equity	Long-Term Incentive Award (BPIP)	Total Annual Compensation (TAC)	% change in TAC vs. 2022	Performance Assessment	Performance- Based Stock Options

Laurence D. Fink	$1,500,000	$7,900,000	$5,000,000	$13,150,000	$27,550,000	9%	Meets/Exceeds	–

Robert S. Kapito	$1,250,000	$5,700,000	$3,750,000	$9,550,000	$20,250,000	7%	Meets/Exceeds	–

Robert L. Goldstein	$500,000	$3,335,000	$2,565,000	$5,700,000	$12,100,000	23%	Meets/Exceeds(1)	$8,500,000

Mark K. Wiedman	$500,000	$2,925,000	$1,975,000	$5,100,000	$10,500,000	–	Meets/Exceeds(2)	$8,500,000

Martin S. Small	$500,000	$2,175,000	$1,225,000	$4,100,000	$8,000,000	–	Meets/Exceeds(3)	$6,500,000

Gary S. Shedlin	$500,000	$1,555,000	$745,000	$2,200,000	$5,000,000	(28)%	–(4)	$2,000,000

(1)

Based on its assessment, the MDCC set Mr. Goldstein’s 2023 Total Incentive Award at $11.6 million, or 125% of his 2022 Award. In light of the financial challenges and shareholder returns BlackRock experienced in 2022, the MDCC exercised negative discretion and reduced Mr. Goldstein’s award by 28% despite assessing that he had exceeded expectations for his own performance. In determining Mr. Goldstein’s 2023 Total Incentive Award outcome, the MDCC considered that his minimum 2022 Award outcome would have been $11.7 million without the impact of the one-time negative discretion that was applied.

(2)

Based on its assessment of Mr. Wiedman’s performance relative to his new responsibilities and objectives, the MDCC set Mr. Wiedman’s 2023 Total Incentive Award at $10.0 million. He served as the Head of International and of Corporate Strategy prior to leading the newly-formed Global Client Business in January 2023, and the MDCC did not carry forward his 2022 compensation as a baseline into 2023 given the change in roles.

(3)

Based on its assessment of Mr. Small’s performance relative to his new responsibilities and objectives, the MDCC set Mr. Small’s 2023 Total Incentive Award at $7.5 million. He served as the Head of BlackRock’s U.S. Wealth Advisory business prior to becoming CFO and Head of Corporate Strategy on February 24, 2023, and the MDCC did not carry forward his 2022 compensation as a baseline into 2023 given the change in roles.

(4)

The MDCC did not specifically approve Mr. Shedlin’s compensation nor formally assess his performance with respect to 2023 as he was not serving as an executive officer nor a member of the GEC at the end of the year. Mr. Shedlin served as CFO until February 24, 2023 and subsequently transitioned to serve as a Vice Chairman of BlackRock, and the CEO determined his compensation outcome.

The amounts listed above as “2023 Total Incentive Award: Deferred Equity” and “2023 Total Incentive Award: Long-Term Incentive Award (BPIP)” were granted in January 2024 in the form of equity and are in addition to cash award amounts listed above as “2023 Total Incentive Award: Cash.” In accordance with SEC requirements, the “2023 Summary Compensation Table” on page 84 reports equity in the year granted, but cash in the year earned.

In May 2023, BlackRock implemented a key strategic part of our long-term management succession plans by granting non-recurring long-term incentive awards in the form of performance-based stock options to a select group of senior leaders who we believe will play critical roles in BlackRock’s future. The CEO and President did not receive performance-based stock options, consistent with the intent of the awards. We believe these awards are important to BlackRock’s leadership continuity and have potential for meaningful long-term appreciation in value for the selected participants. Because they are outside of our normal annual compensation determinations, we report on them separately. For more information, please see “Performance-Based Stock Options” on page 63.

Pay-for-Performance Compensation Structure for NEOs

Our total annual compensation structure embodies our commitment to align pay with performance. More than 90% of our regular annual NEO compensation is performance based and “at risk.” Compensation mix percentages shown below are based on 2023 year-end compensation decisions by the MDCC for individual NEOs, other than Mr. Shedlin.

58	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis | Pay-for-Performance Compensation Structure for NEOs

(1)

Grants of BlackRock equity, including the portion of the annual incentive awards granted in RSUs and the portion granted under the BPIP Awards, are approved by the MDCC under the Stock Plan, which has been previously approved by shareholders. The Stock Plan allows for multiple types of awards to be granted.

(2)

The value of the 2023 BPIP Awards and the value of the annual incentive deferred equity awards were converted into RSUs by dividing the award value by $798.83, which represented the average of the high and low prices per share of BlackRock common stock on January 16, 2024.

Historical Outcomes – CEO and Other NEO Compensation Growth vs. BlackRock’s Financial Growth

The contents of this section are supplemental to, and not intended to replace, the Pay Versus Performance disclosure made pursuant to Item 402(v) of Regulation S-K beginning on page 95.

Our rigorous assessment and pay determination process has resulted in disciplined pay levels that have been outpaced by BlackRock’s financial and market value growth over time. This is demonstrated by the 1% annualized growth in CEO Total Annual Compensation and 3% annualized growth in average non-CEO NEO Total Annual Compensation since 2013, during which time BlackRock’s Revenue, Operating Income, as adjusted, and Assets Under Management (AUM) have grown 5-9% per year, and BlackRock has achieved annualized Total Shareholder Return of 13% per year over the period.

10-Year BlackRock Annualized Growth Rates

CEO Total Annual Compensation	Average Non-CEO NEO Total Annual Compensation	Revenue	Operating Income, as adjusted(1)	AUM	Total Shareholder Return
1%	3%	6%	5%	9%	13%

(1)	For a reconciliation with GAAP, please see Annex A.

The graph below reflects BlackRock’s financial growth as well as CEO total compensation decisions during the period from 2014 to 2023.

CEO Pay vs. Financial Growth

(1)	Please see Annex A for reconciliations with GAAP for 2023, 2022 and 2021 and our 2022 Form 10-K for reconciliations with GAAP for 2020, 2019 and 2018.

BLACKROCK, INC. 2024 PROXY STATEMENT	59

Compensation Discussion and Analysis | 2. Our Compensation Program

2. Our Compensation Program

Compensation Program Objectives

Our compensation program is designed to:

•	Appropriately allocate BlackRock’s value creation between shareholders and employees, balancing market competitiveness and the attraction, motivation, and retention of high-performing employees;

•	Determine overall compensation based on a combination of Company, business and individual employee performance;

•

Align the interests of our senior-level employees, including NEOs, with those of shareholders through the use of long-term performance-based equity awards and meaningful share ownership requirements; and

•	Discourage excessive risk-taking.

Compensation Elements

Element/How it is Paid	Purpose	Description
Base Salary Cash	To provide competitive fixed compensation based on knowledge, skills, experience and responsibilities.

Base salary is a relatively small portion of total annual compensation for NEOs and other senior-level employees; this approach allows BlackRock to effectively manage its fixed expenses.

Base salary levels are reviewed periodically in light of market practices and changes in responsibilities.

Annual Incentive Award

Cash and Deferred Equity

(Time-vested RSUs)

Terms:

The deferred equity portion of the annual incentive award is converted into a fixed number of RSUs using a conversion price.(1)

The deferred equity portion of the annual incentive award vests in equal installments over the three years following grant.

Dividend equivalents accumulate during the vesting period and are paid following delivery of shares.

Expense is recognized over the vesting period.

To reward achievement of goals and objectives.

Aligns with Company-wide performance and business unit / function performance.

Deferred equity component aligns compensation with multi-year shareholder outcomes.

Annual incentive award determinations are based on assessment of performance against three categories: financial performance, business strength, and organizational achievements, weighted 50%, 25% and 25% respectively. Each category has pre-identified objectives, which in turn are relative to budget/expectations, prior achievement or peer comparisons. A variety of factors are considered to determine the size of the CEO, President and other NEOs’ annual incentive awards. The MDCC considers absolute and/or relative performance outcomes against Company, business and individual NEO goals and objectives, as well as the context in which they were achieved. These goals and objectives are set in the first quarter of each year and performance against them is assessed after year-end. See “Compensation Determination Process” beginning on page 65.

Deferral amounts for annual incentive awards for BlackRock employees generally follow a multi-step function approach, starting at 15% of the total award and increasing to 70% of the total award for any portion of the award in excess of $10 million. The MDCC determines the appropriate pay mix between cash and equity for the CEO, NEOs and other members of the GEC which may differ from the multi-step function approach.

(1)

For 2023 deferred equity, the award value was converted into a number of RSUs by dividing the award value by $798.83, which represented the average of the high and low prices per share of BlackRock common stock on January 16, 2024.

60	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis | Compensation Elements

Element/How it is Paid	Purpose	Description

Long-Term Incentive Award

BlackRock Performance Incentive Plan (BPIP)

(Performance-Based RSUs)

Terms:

The target BPIP Award value is converted into a base number of RSUs using a conversion price.(2)

The number of RSUs that vest is based on certain financial metrics achieved over a three-year performance period. Settlement is in the form of shares of BlackRock common stock.

Dividend equivalents accumulate during the performance period and are paid in cash after the performance period with respect to the number of shares that are delivered in settlement of the award.

Expense, based on the expected number of shares to be delivered, is recognized over the vesting period.

To recognize the scope of an individual employee’s role, business expertise and leadership skills.

To recognize prior year performance and anticipate continued performance and long-term focus over a multi-year period.

Aligns the interests of senior-level employees with those of shareholders by aligning compensation with long-term drivers of shareholder value.

The MDCC considers the role and influence of the NEOs on setting long-term strategy and executing long-term objectives in determining individual award amounts, although no specific formulas or weights are used to determine the size of a long-term incentive award. See “Compensation Determination Process” beginning on page 65.

The performance-based RSUs are settled in a number of shares of BlackRock common stock that is determined based on attainment of pre-established Organic Revenue growth and Operating Margin, as adjusted, targets over a three-year performance period.

The maximum number of shares that may be earned under the program is equal to 165% of the base number of RSUs granted. No shares will be earned in the event of negative Organic Revenue growth and Operating Margin, as adjusted, below a threshold level of performance over a three-year performance period. More details on the 2023 BPIP Awards are provided below.

(2)

For 2023 BPIP Awards, the award value was converted into a base number of RSUs by dividing the award value by $798.83, which represented the average of the high and low prices per share of BlackRock common stock on January 16, 2024.

BlackRock Performance Incentive Plan (BPIP)

BlackRock believes in aligning the interests of our senior-level employees, including our NEOs, with those of our shareholders and in closely aligning compensation with long-term performance. The BPIP was designed to further align compensation with BlackRock’s framework for long-term shareholder value creation. A portion of each NEO’s incentive compensation for 2023 was provided in the form of a BPIP Award granted in January 2024. In addition to recognizing an NEO’s performance in the prior year, the BPIP Awards are intended to promote a focus on driving increased performance over a multi-year period. BlackRock is focused on balancing investment to optimize Organic Revenue growth in the most efficient way possible.

Each year, the MDCC approves the BPIP Awards and Award Determination Matrix, following a comprehensive review of future performance goals and expectations, potential pay outcomes for employees, shareholder input and market trends. BPIP Awards are granted in the form of RSUs that vest after three years. The number of shares vesting under BPIP is based on attainment of specified levels of Organic Revenue growth and Operating Margin, as adjusted, over the three-year performance period. Awards are settled in the form of common stock.

BLACKROCK, INC. 2024 PROXY STATEMENT	61

Compensation Discussion and Analysis | BlackRock Performance Incentive Plan (BPIP)

The 2023 BPIP Award Determination Matrix (for the performance period beginning January 1, 2024 and ending on December 31, 2026) is outlined below. Additionally, we have included the actual performance and payout for the 2020 BPIP Award, which vested on January 31, 2024 (for the performance period that began January 1, 2021, and ended on December 31, 2023).

BPIP Financial Metrics

BPIP is tied to two key drivers of shareholder value – Organic Revenue growth and Operating Margin, as adjusted, over a three-year performance period – that are directly influenced by BlackRock’s senior-level employees across market cycles.

•  Organic Revenue growth is a measure of the estimated annual revenue impact of BlackRock’s total net new business in a given year, including net new technology services revenue, excluding the effect of market appreciation/(depreciation) and foreign exchange. The measure is an indicator of the growth in our baseline revenue from client mandates. Organic Revenue is not directly correlated with the actual revenue earned in a given year.

•  Operating Margin, as adjusted, is a measure of BlackRock’s ability to efficiently manage our expense base in the context of the revenue we generate.

2023 BPIP Award Determination Matrix

Performance Period (2024-2026)

For the 2023 BPIP Awards granted in January 2024, the number of shares of BlackRock common stock that a participant ultimately receives upon settlement will be equal to the base number of RSUs granted, multiplied by a percentage determined in accordance with the 2023 BPIP Award Determination Matrix below. The percentage will be determined by BlackRock’s average annual Organic Revenue growth and Operating Margin, as adjusted, during the three-year performance period; performance between two adjacent points on the matrix will be interpolated.

A summary version of the matrix for the 2023 BPIP Awards granted in January 2024 is shown below.

	3-yr Average Annual Organic Revenue Growth ($ millions)

3-yr Average Annual Operating Margin, as Adjusted(1)	<=0	250	500	650	>=800

>=45.0%	100%	123%	133%	149%	165%

43.5%	83%	112%	122%	138%	154%

42.5%	67%	101%	111%	127%	143%

41.5%	50%	85%	100%	116%	133%	Target Level

39.5%	33%	68%	83%	105%	122%

37.5%	17%	51%	67%	92%	111%

<=35.5%	0%	35%	50%	75%	100%

If Target Level performance is achieved (i.e., during the three-year performance period following grant, average annual Organic Revenue growth equals $500 million and average annual Operating Margin, as adjusted, equals 41.5%), then a participant will receive a number of shares equal to 100% of the base number of units granted to the participant.

If during the three-year performance period following grant, BlackRock has zero or negative average annual Organic Revenue growth and an average annual Operating Margin, as adjusted, of 35.5% or less, then the participant will not be entitled to any shares under his or her 2023 BPIP Award.

If maximum level performance is achieved (meaning that during the three-year performance period following grant, BlackRock delivered average annual Organic Revenue growth equal to or greater than $800 million and an average annual Operating Margin, as adjusted, equal to or greater than 45.0%), then a participant will receive the maximum number of shares. The maximum number of shares a participant may receive under BPIP equals 165% of the base number of units.

(1)	The Award Determination Matrix for the 2023 BPIP Awards granted in January 2024 will apply the definition of Operating Margin, as adjusted, used by the Company in 2023.

62	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis | BlackRock Performance Incentive Plan (BPIP)

2020 BPIP Award: Actual Performance and Payout

Performance Period (2021-2023) Actual Result: 73.2% of Target

For the 2020 BPIP Awards granted in January 2021 as part of 2020 NEO incentive compensation, the number of shares of BlackRock common stock that a participant received upon settlement was equal to the base number of RSUs granted, multiplied by 73.2%, which was determined in accordance with the 2020 BPIP Award Determination Matrix. The percentage was determined by BlackRock’s average annual Organic Revenue growth and Operating Margin, as adjusted, during the January 1, 2021 to December 31, 2023 performance period.

BlackRock achieved below Target Level results in the 2021-2023 performance cycle, with three-year average annual Organic Revenue growth of $554 million and Operating Margin, as adjusted, of 42.4%. Accordingly, participants received a number of shares equal to 73.2% of the base number of units granted.

Actual Payout – Example

BPIP Award Value	$1 million
For Performance Year 2020 and in anticipation of continued performance and long-term focus over a multi-year period

Conversion Price	$739.22
The average of the high and low prices per share of BlackRock common stock on January 15, 2021 (the grant date)

Base number of units granted	1,353
Determined by dividing the dollar value of the recipient’s award by the conversion price	($1,000,000/$739.22)

Actual Performance Results(1)	$554 million

Jan. 1, 2021 to Dec. 31, 2023 (three-year) average Organic Revenue growth	(below Target Level of $675 million)

Jan. 1, 2021 to Dec. 31, 2023 (three-year) average Operating Margin, as adjusted(2)	42.4%

(below Target Level of 44.5%)

Resulting Award Payout (%)	73.2%
Based on Award Determination Matrix

Resulting Award Payout (Number of units)	990

Base number of units granted x Award Payout (%)	(1,353 x 73.2%)

(1)	For further details on the 2020 BPIP Awards granted in January 2021, including the full Award Determination Matrix, please refer to page 62 of BlackRock’s 2021 Proxy Statement.

(2)

The definition of Operating Margin, as adjusted, used in the determination of the 2020 BPIP Award reflects the definition used by the Company in 2020 and does not reflect any changes to the definition made thereafter.

Performance-Based Stock Options

BlackRock has a robust leadership plan that is reviewed regularly by the MDCC and the full Board, including ongoing succession planning and development initiatives for the senior leadership team. In December 2017, as disclosed on page 55 of BlackRock’s 2018 proxy statement, we implemented a key strategic part of our long-term leadership succession plans at the time by granting long-term incentive awards in the form of performance-based stock options to a select group of senior leaders who we believed would play critical roles in BlackRock’s future. The awards created economic incentives and equity ownership that more closely aligned the recipients with the original entrepreneurial spirit of BlackRock’s founders. The MDCC considers the awards to have been successful as BlackRock achieved 57% Total Shareholder Return between the time the awards were granted and the time the first tranche vested in December 2022, and as the population of award recipients have exhibited strong horizontal leadership and a relatively low voluntary turnover rate since the date of grant.

Since December 2017, the timing of key milestones for BlackRock’s senior leadership development and succession planning has been extended due in part to transformational opportunities that have emerged for BlackRock’s business. Moreover, the disruption of the COVID-19 pandemic required a substantial re-allocation of management attention. Given the extension in these milestones, BlackRock’s growth, the success of the 2017 performance-based stock option awards, and that the final tranche of the 2017 awards will vest in 2024, in May 2023, the MDCC approved new, non-recurring long-term grants of performance-based stock options to a select group of key senior leaders who we believe will play critical roles in BlackRock’s future.

BLACKROCK, INC. 2024 PROXY STATEMENT	63

Compensation Discussion and Analysis | Performance-Based Stock Options

The 2023 performance-based stock option awards were developed in consultation with our CEO and President (neither of whom received awards), as well as Semler Brossy, the MDCC’s independent compensation consultant, following a comprehensive review of updated leadership and development plans, potential value outcomes, shareholder preferences and market trends. Vesting is contingent on the recipient’s continued service with BlackRock as well as BlackRock’s attainment of two performance conditions:

•

A 30% stock price growth hurdle from the grant price of $673.58, which is considered achieved if the hurdle is averaged for 60 consecutive calendar days within four years of grant. Accounting for BlackRock’s quarterly dividend rate at the time of grant, this hurdle represents achieving more than 40% Total Shareholder Return (more than $40 billion of value creation) over the four-year period; and

•	Positive Organic Revenue growth achieved in the three-year period of 2024 through 2026.

If both performance conditions are met, the awards will vest 25% on each of the fourth and fifth anniversaries of the date of grant, with the remaining 50% vesting on the sixth anniversary of grant. The term of the stock options is nine years. Consistent with the intent of these awards, if a participant voluntarily terminates employment for any reason, including retirement, all unvested awards are forfeited. Awards are also forfeited upon an involuntary termination without cause within two years of grant. For involuntary terminations without cause that occur after two years from grant, 50% of unvested award balances will be forfeited and a pro-rata portion of the remaining 50% (based on time served since grant) will continue to vest in accordance with the original vesting schedule.

The structure of the awards seeks to retain the select group of key leaders with BlackRock for an extended period, recognizing their important contributions to growing the Company and their potential in leading it into the future as the Company’s leadership development and succession plans are realized. Together with their regular annual compensation, these awards seek to maximally align participants with one another and our shareholders over a sustained number of years. The choice of stock options, as opposed to full-value share units, means recipients are only rewarded for the shareholder value creation BlackRock achieves over and above its value on the date of grant and sustains through the vesting period, assuming the vesting conditions are met. Relative to the 2017 awards, the 2023 awards feature a more challenging stock price growth condition, more restrictive forfeiture provisions for employee terminations, and smaller individual award sizes for our NEOs.

In approving the 2023 performance-based stock option awards, the MDCC considered the merits of the award structure and the Company’s leadership development and succession planning context. The MDCC believes that the awards are in the best interest of the Company. The awards granted to the NEOs (other than the CEO and the President) were: $8,500,000 for Mr. Goldstein; $8,500,000 for Mr. Wiedman; $6,500,000 for Mr. Small; and $2,000,000 for Mr. Shedlin.

64	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis | 3. Compensation Determination Process

3. Compensation Determination Process

Compensation Timeline and Process(1)

The MDCC structures the timing and process for determining individual NEO compensation so that compensation is appropriately aligned with the financial performance of BlackRock. This also ensures recognition of individual NEO leadership and operating contributions toward achieving our overall strategic priorities.

REVIEW

January – March

- Review annual budget and operating goals.
- **Engage with management in a rigorous review and approval of annual objectives for the CEO, President and other NEOs, which include financial performance objectives, business strength objectives and organizational strength objectives.**
- Determine BPIP award determination matrix for new three-year performance cycle.

EVALUATE

March – December

- Review year-to-date financial performance relative to peers, goals and market context.
- Review progress toward business and organizational objectives.
- Review overall compensation structure, market compensation trends and other intelligence, including Compensation Consultant reports.
- **Assess CEO, President and other NEOs' performance based on financial performance (50%), business strengths (25%) and organizational strengths (25%).**

APPROVE

January of the following year

- Review year-end financial and operating performance, with reference to goals, peers and market context.
- **Determine and approve total incentive award amounts (0–125% of total incentive from the previous year) for the CEO, President and other NEOs based on performance assessment.**
- Ensure compensation outcomes reflect a commitment to aligning pay with performance, and to awarding pay packages that are performance-based and "at risk."

(1)	Reflects the compensation timeline and process as of December 31, 2023.

Role of the Compensation Consultant

In 2023, the MDCC continued to engage Semler Brossy for objective advice on compensation practices and the competitive landscape for the compensation of BlackRock’s NEOs.

Semler Brossy reports directly to the MDCC and interacts with BlackRock management when necessary and appropriate. Semler Brossy provides services only to the MDCC as an independent consultant and does not have any other consulting engagements with, or provide any other services to, BlackRock. The independence of Semler Brossy has been assessed according to factors stipulated by the SEC, and the MDCC concluded that no conflict of interest exists that would prevent Semler Brossy from independently advising the MDCC.

BLACKROCK, INC. 2024 PROXY STATEMENT	65

Compensation Discussion and Analysis | Role of the Compensation Consultant

A representative from Semler Brossy meets with the MDCC in formal Committee meetings and at key points throughout the year to provide objective advice to the MDCC on existing and emerging compensation practices among financial services companies, as well as companies in the asset management sector. The representative from Semler Brossy also meets with the MDCC in executive sessions throughout the year to discuss compensation practices and industry pay trends.

Peer Group Composition

The MDCC, with assistance from Semler Brossy, reviews the composition of our peer group to ensure the group continues to serve as an appropriate market reference for executive compensation purposes. In considering the composition of our peer group, the MDCC considers companies that are in our industry or have similar lines of business, are competitors for our executive talent, are large, complex organizations with global reach and/or are similarly sized from a revenue and market capitalization perspective. Our peer group reflects our current scale, business and strategic priorities. There were no changes to the peer group in 2023.

2023 PEER GROUP

American Express ADP Ameriprise Financial Bank of New York Mellon Charles Schwab FIS	Fiserv Franklin Resources Goldman Sachs Mastercard Morgan Stanley Northern Trust	PayPal Raymond James State Street T. Rowe Price Group Visa

Competitive Pay Positioning – Market Data

BlackRock engages McLagan Partners (“McLagan”), a compensation consultant that specializes in conducting proprietary compensation surveys and interpreting compensation trends. The Company has used McLagan surveys to evaluate the competitiveness of its executive compensation programs overall, including by functional business and by title, and make comparisons on an individual NEO basis, where survey data was available and appropriate. Semler Brossy independently reviewed the results and the companies included in the McLagan surveys. BlackRock does not engage in formal benchmarking in setting executive compensation levels.

Survey results were analyzed to account for differences in the scale and scope between BlackRock and other survey participants.

Survey participants include both stand-alone, publicly traded asset management companies as well as a broader set of privately held or subsidiary asset management organizations for which publicly available compensation data is not available. Confidentiality obligations to McLagan and to its survey participants prevent BlackRock from disclosing the companies included in the surveys.

The MDCC reviews market data to understand compensation practices and trends in the broader marketplace. Individual NEO compensation decisions are primarily based on assessments of individual NEO and Company performance.

66	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis | 4. 2023 NEO Compensation and Performance Summaries

4. 2023 NEO Compensation and Performance Summaries

Linking Pay and Performance

Here we provide the 2023 NEO performance assessment summaries and total incentive award decisions.

As outlined in “Our Compensation Framework” on page 57, the MDCC assesses the NEOs’ performance against financial performance objectives (50%), business strength objectives (25%) and organizational strength objectives (25%). Our focus on long-term sustainability for BlackRock is incorporated within our business strength and organizational strength objectives.

The performance assessments have a direct link to the total incentive outcome (annual discretionary cash award, annual discretionary deferred equity award and long-term equity awards).

BLACKROCK, INC. 2024 PROXY STATEMENT	67

Compensation Discussion and Analysis | 4. 2023 NEO Compensation and Performance Summaries

Laurence D. Fink Chairman and CEO	2023 Compensation

Responsibilities:

As CEO, Mr. Fink guides and oversees BlackRock’s long-term strategic direction to deliver value for clients and shareholders.

He is responsible for senior leadership development and succession planning, defining and reinforcing BlackRock’s mission and culture, and engaging with key strategic clients, industry leaders, regulators and policy makers.

	(Thousands)
	Base Salary	$1,500
	Annual Incentive Award - Cash	$7,900
	Annual Incentive Award - Equity	$5,000
	Long-Term Incentive Award	$13,150
	Total Incentive Awards	$26,050
	Total Annual Compensation	$27,550

Overall Assessment: Meets/Exceeds Expectations

The MDCC’s assessment of Mr. Fink’s performance relative to his 2023 responsibilities and objectives resulted in a Meets/Exceeds determination.

Based on its assessment, the MDCC set Mr. Fink’s Total Incentive Award at $26.05 million, 110% of his 2022 Award (i.e., a 10% increase). In determining this outcome, the MDCC also reviewed Mr. Fink’s longer-term historical compensation trajectory following the 31% decline in his 2022 Total Incentive Award a year ago. With his 2023 Total Annual Compensation outcome of $27.55 million, Mr. Fink’s total pay has grown at an approximately 1% annualized growth rate over the past 10 years during which time the Company has achieved 9%, 6%, and 5% annual growth rates in AUM, revenue, and operating income, as adjusted, respectively.

Compensation Scorecard

Performance Category	Performance Highlights					Assessment
Financial Performance

•   Under Mr. Fink’s leadership, BlackRock generated annual total net inflows of $289 billion during a year of rapid change and significant portfolio de-risking, representing organic asset growth of 3% and organic base fee growth of 1%, which contributed to BlackRock reaching $10 trillion AUM by year-end.

•   Despite the negative impact of significant market declines in 2022 on entry-rate AUM and revenue, BlackRock delivered flat revenue, 2% decline in operating income, as adjusted, and 7% increase in earnings per share, as adjusted.

•   BlackRock continued to invest in long-term growth initiatives, talent, and a number of strategic inorganic growth opportunities while still returning $4.5 billion in capital to shareholders in 2023 through dividends and share repurchases vs. $4.1 billion annual average from 2020-2022.

•   BlackRock generated differentiated organic growth and financial results, leading to stock price outperformance and P/E multiple premium versus Traditional Peers and the S&P 500 Financials Index.

						Meets/Exceeds
	Measures	BlackRock Performance
		2022		2023
	Net New Base Fee Growth	+0%		+1%
	Operating Income, as adjusted(1) ($ millions)	$6,711		$6,593
	Operating Margin, as adjusted(1)	42.8%		41.7%
	Diluted Earnings Per Share, as adjusted(1)	$35.36		$37.77

	2023 Shareholder Value Data	BlackRock	Traditional Peers(2)	S&P 500 Financials	S&P 500

	NTM P/E Multiple(3)	21.5x	11.5x	14.6x	19.5x

	Total Shareholder Return(4) (1-year)	17.9%	3.5%	12.1%	26.3%
	Total Shareholder Return(4) (3-year)	21.5%	19.0%	35.5%	33.1%
	Total Shareholder Return(4) (5-year)	135.7%	45.9%	76.0%	107.2%

(1)	Amounts are shown on an “as adjusted” basis. For a reconciliation with GAAP, please see Annex A.

(2)	Traditional Peers refers to public company asset managers: Alliance Bernstein, Affiliated Managers Group, Franklin Resources, Invesco and T. Rowe Price.

(3)	NTM P/E multiple refers to the Company’s stock price as of December 31, 2023, divided by the consensus estimate of the Company’s expected earnings over the next 12 months. Sourced from FactSet.

(4)	Total Shareholder Return is defined as the change in stock price plus reinvested dividends, measured through December 31, 2023.

68	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis | 4. 2023 NEO Compensation and Performance Summaries

Performance Category	Performance Highlights	Assessment

Business Strength

Deliver on our commitments to clients

•   Net inflows were positive and competitive across regions, and the firm generated 10% growth in annual contract value, underscoring clients’ continued trust in the differentiated, globally diverse investment platform formed over time under Mr. Fink’s leadership and expertise.

•   In partnership with Mr. Kapito, oversaw BlackRock’s delivery of strong long-term investment performance; BlackRock ended the year with $11 billion annual gross alpha for clients from the firm’s active investments platform, and over 96% of the firm’s Index Equity and 97% of Index Fixed Income assets within index tracking tolerance across 1-, 3- and 5-year horizons.

•   Continued to oversee BlackRock’s long-term leadership of the ETF industry, with BlackRock generating industry-leading net inflows of $186 billion in 2023, representing 6% organic asset growth, including $112 billion net inflows into bond ETFs despite the year’s challenging market environment with regards to inflation and rising interest rates.

Grow with our clients’ needs and evolve how we serve clients

•   Spearheaded the development of BlackRock’s relationship with GIP, leading to BlackRock’s announced acquisition of GIP which, upon closing, will bolster the firm’s ability to provide clients access to market-leading investments and operating expertise across infrastructure private markets through an expected combined infrastructure platform of over $150 billion in AUM.(1)

•   Added to BlackRock’s history of innovation by leading the continued expansion of BlackRock’s diversified range of products to continue to meet evolving client needs, including the launch of over 100 new ETFs in 2023 and the industry’s first Treasury-Inflation Protected securities-defined (TIPS) maturity bond ETFs, a growing, proprietary suite of target date ETFs, and filing for one of the industry’s first spot Bitcoin ETFs (which was approved and launched on January 11, 2024 and grew at a record pace to become the top performing bitcoin ETF by net inflows and the largest new bitcoin product, with nearly $14 billion AUM by March 11, 2024).

Lead in a changing world

•   In partnership with Mr. Kapito, led engagements (nearly 600 personally in the year) with clients, policymakers and industry leaders globally to provide differentiated thought leadership and to better anticipate clients’ evolving investment needs during another year of rapid change in the markets and in geopolitics.

•   Oversaw the launch of a new Corporate Affairs function to better refine, coordinate and execute BlackRock’s brand and stakeholder engagement strategy and to better tell BlackRock’s story, recruiting John Kelly to BlackRock to lead the function.

•   Oversaw the expansion of BlackRock’s proprietary Voting Choice offering, which grew to a record $2.6 trillion of eligible Institutional Equity assets as of December 31, 2023, and announced its expansion to retail investors, launching for eligible account holders of BlackRock’s largest ETF in early 2024.

Deliver sustainable solutions to meet client demand

•   Oversaw the expansion and innovation of BlackRock’s platform of sustainability-oriented offerings and partnerships for clients, who continued to select BlackRock as the fiduciary of choice for sustainable investing needs and entrusted the platform with more than $800 billion in sustainable AUM at year-end (+37% from year-end 2022, driven by organic growth achievement beyond market growth rates, market appreciation and fund conversions).

•   Directed the development and publication of the BII Transition Scenario published in 2023 that will help clients navigate low-carbon transition-related risks and opportunities and enable the firm to strengthen its long-term client relationships by leveraging its insights in external engagements.

Meets/Exceeds

(1)	Combined infrastructure platform represents client assets (AUM and non-fee paying committed capital) of BlackRock and GIP as of December 31, 2023 and September 30, 2023, respectively.

BLACKROCK, INC. 2024 PROXY STATEMENT	69

Compensation Discussion and Analysis | 4. 2023 NEO Compensation and Performance Summaries

Performance Category	Performance Highlights	Assessment

Organizational Strength

Talent pipeline and development

•   Elevated a record seven internal leaders to the GEC, including roles reporting directly to Mr. Fink such as the Global Head of Human Resources and Global Head of Investment Stewardship, which strengthened the firm’s executive talent development/pipeline and its ability to leverage horizontal leadership, while contributing to the effectiveness of the strategic reorganizations of several of the firm’s businesses.

•   In partnership with Mr. Kapito, continued to engage senior leaders on succession planning, including reaching 95% coverage of GEC and key Managing Director roles that have “ready now” or “ready soon” potential internal successors identified.

•   Launched a firmwide Career Development month to further empower employees to own and drive their careers, resulting in 90% of employees having career conversations with their manager and submitting career development plans.

Meets/Exceeds

Diversity, equity and inclusion

•   Surpassed three of five of BlackRock’s 2024 aspirational workforce diversity goals (with respect to senior women, overall Black and overall Latinx representation); gaps remain with respect to senior Black and senior Latinx aspirational goals as progress from the firm’s diverse talent pipeline has been affected by attrition of diverse senior talent.

•   Conducted an annual pay fairness analysis across the firm’s workforce and committed to publishing results from the analysis for the first time publicly, in alignment with the firm’s commitment to equitable pay practices and transparency.

•   Included DEI content in all people manager employee training courses and the annual employee performance objective setting process, resulting in 98% of employees submitting at least one DEI objective.

Purpose and culture

•   In partnership with Mr. Goldstein, completed the on-time transition of BlackRock’s new global headquarters at 50 Hudson Yards, representing the firm’s new central workplace that enables further collaboration, reflects and fosters BlackRock’s culture, and is optimized to serve colleagues and clients.

•   Deepened BlackRock’s investment in employee well-being, including expanding the firm’s global Mental Health Ambassadors program to over 500 trained employee volunteers who are available as peer resources for colleagues, hosting employee Benefits fairs, and creating monthly “Wellness Bulletins.”

•   Created new opportunities for in-person development and connectivity between colleagues and expanded employee listening initiatives through in-person leadership programming for senior leaders and high potential talent and launching streamlined onboarding and exit surveys to help reinforce key tenets of One BlackRock culture and employees’ sense of pride and belonging at BlackRock.

•   Advocated for global programming for Mental Health Awareness Month, including co-hosting a fireside chat that was attended by 3,000 employees.

Corporate sustainability

•   Reinforced BlackRock’s position as a leading voice in corporate sustainability disclosure through the Company’s SASB and TCFD-aligned reporting, while investing in innovations to certain data collection processes (e.g., GHG emissions) that will enable further operational insights and improvements.

70	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis | 4. 2023 NEO Compensation and Performance Summaries

Robert S. Kapito President	2023 Compensation

Responsibilities:

As President, Mr. Kapito is responsible for day-to-day oversight of all of BlackRock’s key operating units including Investment Strategies, Client Businesses, Technology & Operations, and Risk & Quantitative Analysis.

He ensures connectivity and coordination of operating processes across the organization, in part through his leadership, along with Mr. Goldstein, of the Global Operating Committee.

He is also responsible for initiatives to drive active investment performance and results within each of BlackRock’s businesses, and serves as a Director on BlackRock’s Board.

	(Thousands)
	Base Salary	$1,250
	Annual Incentive Award - Cash	$5,700
	Annual Incentive Award - Equity	$3,750
	Long-Term Incentive Award	$9,550
	Total Incentive Awards	$19,000
	Total Annual Compensation	$20,250

Overall Assessment: Meets/Exceeds Expectations

The MDCC’s assessment of Mr. Kapito’s performance relative to his 2023 responsibilities and objectives resulted in a Meets/Exceeds determination.

Based on its assessment, the MDCC set Mr. Kapito’s Total Incentive Award at $19.0 million, 107% of his 2022 Award (i.e., a 7% increase). In determining this outcome, the MDCC also reviewed Mr. Kapito’s longer-term historical compensation trajectory following the 36% decline in his 2022 Total Incentive Award a year ago.

Compensation Scorecard

Performance Category	Performance Highlights			Assessment
Financial Performance

•   Under Mr. Kapito’s leadership of BlackRock’s distribution channels and client-facing businesses, BlackRock achieved 1% organic base fee growth and industry-leading net inflows in 2023, including $80 billion of active net inflows attributable to significant outsourcing mandates from large institutional clients that were funded during the year. Institutional Index net outflows of $55 billion were driven by redemptions from the firm’s low fee equity strategies as several large clients adjusted their allocations or redeemed investments to satisfy cash needs.

•   Oversaw BlackRock’s liquid active investment businesses in 2023 that saw improved investment performance, resulting in higher performance fees in liquid alternatives and long-only mandates relative to 2022. BlackRock’s $554 million of performance fee revenue in 2023 represented an 8% increase from 2022.

•   Partnered with Mr. Goldstein and Mr. Small in the day-to-day management of BlackRock’s operations, including strategic investments in technology and talent, resulting in an operating margin, as adjusted, of 41.7%, declining 110 basis points from 2022, and operating income, as adjusted, declining 2%. These results compared favorably to the declines in the broader asset management industry, however, as BlackRock drove scale over the course of the year coinciding with a more than 120 basis point expansion in quarterly margin between the first and fourth quarter.

				Meets/Exceeds
	Measures	BlackRock Performance
		2022	2023
	Net New Base Fee Growth	+0%	+1%
	Operating Income, as adjusted(1) ($ millions)	$6,711	$6,593
	Operating Margin, as adjusted(1)	42.8%	41.7%

(1)	Amounts are shown on an “as adjusted” basis. For a reconciliation with GAAP, please see Annex A.

BLACKROCK, INC. 2024 PROXY STATEMENT	71

Compensation Discussion and Analysis | 4. 2023 NEO Compensation and Performance Summaries

Performance Category	Performance Highlights				Assessment
Business Strength

Deliver on our commitments to clients

•   Helped to manage the firm’s active investment platform that kept alpha at the heart of BlackRock, including the generation of more than $11 billion gross alpha for clients in the year as investment performance improved from 2022 and nearly $60 billion in annual active net inflows.

•   Engaged with clients around the potential uses and benefits of BlackRock’s private markets strategies and offerings, helping to optimize client portfolios and drive $14 billion of private markets net inflows during the year, led by strength in infrastructure and private credit.

•   Co-lead BlackRock in continuing to deliver strong long-term active investment performance for clients, with 87% and 92% of the AUM of Active Fundamental Equity and Active Taxable Fixed Income, respectively, above their respective benchmarks for the trailing 5-year period.

					Meets/Exceeds
	Actively managed AUM above benchmark or peer median	1-Yr	3-Yr	5-Yr
	Taxable Fixed Income	84%	78%	92%
	Tax-Exempt Fixed Income	75%	61%	45%
	Fundamental Equity	69%	47%	87%
	Systematic Equity	87%	83%	89%

•   In partnership with Mr. Fink, oversaw BlackRock’s index investment performance that ended the year with over 96% of the firm’s Index Equity and 97% of Index Fixed Income assets within index tracking tolerance across 1-, 3- and 5-year horizons.

Grow with our clients’ needs and evolve how we serve clients

•   Advanced key partnerships and initiatives globally, including Royal Mail Pension Plan, to which BlackRock was awarded a significant outsourced chief investment officer (“OCIO”) mandate, and Kreos Capital, a leading venture and growth debt provider in Europe and Israel later acquired by BlackRock.

•   Travelled globally to meet with clients and key intermediary partners to deepen relationships and drive growth across BlackRock’s operating platform, helping the Company achieve record annual technology services revenues, which grew 9% from 2022.

•   Fostered deep engagement with large insurance clients as they continue to navigate the current environment, positioning BlackRock to deepen its partnerships in the space.

•   In partnership with Mr. Goldstein, developed and delivered organizational changes to better serve clients, including the strategic reorganization of BlackRock’s Aladdin and Alternative investments platforms, two of BlackRock’s fastest growing businesses, and the formation of a new Global Markets group to create greater alignment and coordination across investment groups and drive investment and trading performance.

•   Contributed to the expansion and innovation of iShares products to meet evolving client needs for active ETFs, overseeing the launch of 19 active ETFs in 2023.

Lead in a changing world

•   In partnership with Mr. Fink, led engagements (more than 500 personally in the year) with clients, policymakers and industry leaders globally to provide differentiated thought leadership and to better anticipate clients’ evolving investment needs during another year of rapid change in the markets and in geopolitics.

•   Under Mr. Kapito’s leadership as an employee culture carrier of BlackRock’s Principles and its purpose of helping more and more people experience well-being, BlackRock ranked #1 among Securities and Asset Management companies in Fortune’s 2023 “Most Admired Companies” rankings and 25th among all companies.

Deliver sustainable solutions to meet client demand

•   Oversaw the advancement of BlackRock’s sustainability and transition investment objectives for clients, including the successful launch of BlackRock’s Climate Transition-Oriented Private Debt Fund (CPD).

•   Engaged regularly with the BlackRock Impact Opportunities Fund, an Alternative investing strategy that looks to uncover investment opportunities in undercapitalized companies and communities, through the Executive Investment Committee and directly with the Limited Partner Advisory Committee as the team evolved over the past year.

•   Enhanced BlackRock’s transition investing leadership with BlackRock’s $2 billion partnership with the United Arab Emirates’ newly launched private climate investment fund, ALTÉRRA, to invest in climate opportunities across private debt and infrastructure.

72	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis | 4. 2023 NEO Compensation and Performance Summaries

Performance Category	Performance Highlights	Assessment

Organizational Strength

Talent pipeline and development

•   Elevated a record seven internal leaders to the GEC, including roles within his reporting line, such as the Chief Investment Officer of Global Fixed Income, Global Head of BlackRock Systematic, Head of Aladdin Engineering, and Head of Asia Pacific, which strengthened the firm’s executive talent development/pipeline and its ability to leverage horizontal leadership, while contributing to the effectiveness of the strategic reorganizations of several of the firm’s businesses.

•   In partnership with Mr. Goldstein, hosted Operating Committee Strategy Day in addition to monthly Operating Committee meetings, as well as regular Managing Director and Director calls to engage leaders and foster a One BlackRock culture.

Meets/Exceeds

Diversity, equity and inclusion

•   Partnered with BlackRock’s Global Head of Human Resources to formalize an Inclusion Index in BlackRock’s employee opinion survey to enable better tracking of year-over-year metrics and trends in employee sentiment related to fairness, belonging and trust.

•   Supported BlackRock’s strong pipeline of future talent through another diverse Graduate Analyst Program class, 52% of whom were women. Additionally, in the U.S., 32% identified as Asian, 12% as Black and 25% as Latinx.

Purpose and culture

•   Visited 16 BlackRock offices in 2023, representing approximately 13,000 employees, and hosted townhalls, spoke at celebratory events, and hosted sessions and dinners with high potential talent.

•   Continued to exemplify BlackRock’s Principles and reinforce its culture internally through sponsorship of key talent programs and support of the growth and development of BlackRock’s employee networks and engagement, enablement and belonging initiatives.

•   Led the 10th annual BlackRock Awards nomination and review process to recognize exceptional individuals and teams, with nearly 3,000 employee nominations in 2023.

•   In partnership with Mr. Goldstein, launched the Recognized by Rob[2] program to highlight employee accomplishments based on colleague submissions.

Corporate sustainability

•   Ensured continued focus on diverse partnerships across the firm; allocations with the Diverse Managers Program (DMP) grew 68% from 2022 to $28.5 billion, and BlackRock’s Diverse Brokers Program (DBP) saw record trading trends in 2023.

BLACKROCK, INC. 2024 PROXY STATEMENT	73

Compensation Discussion and Analysis | 4. 2023 NEO Compensation and Performance Summaries

Robert L. Goldstein COO	2023 Compensation

Responsibilities:

As COO, Mr. Goldstein oversees the day-to-day global business of the firm and ensures that the organization, including its investment, client, risk and technology functions, have the necessary connectivity, coordination and operating processes in place to succeed. This includes overseeing Aladdin and the firm’s operating and technology platforms.

Mr. Goldstein is a member of BlackRock’s GEC and the co-chair, along with Mr. Kapito, of the BlackRock Global Operating Committee. He also co-chairs, along with Mr. Small, the Planning, Budgeting and Alignment (“PBA”) Committee, which makes recommendations regarding the Company’s budget and evaluates new initiatives aimed at driving growth and achieving strategic objectives.

	(Thousands)
	Base Salary	$500
	Annual Incentive Award - Cash	$3,335
	Annual Incentive Award - Equity	$2,565
	Long-Term Incentive Award	$5,700
	Total Incentive Awards	$11,600
	Total Annual Compensation	$12,100

Overall Assessment: Meets/Exceeds Expectations

The MDCC’s assessment of Mr. Goldstein’s performance relative to his 2023 responsibilities and objectives resulted in a Meets/Exceeds determination.

Based on its assessment, the MDCC set Mr. Goldstein’s Total Incentive Award at $11.6 million, 125% of his 2022 Award. In light of the financial challenges and shareholder returns BlackRock experienced in 2022, the MDCC exercised negative discretion and reduced Mr. Goldstein’s award by 28% despite assessing that he had exceeded expectations for his own performance. In determining Mr. Goldstein’s 2023 Total Incentive Award outcome, the MDCC considered that his minimum 2022 Award outcome would have been $11.7 million without the impact of the one-time negative discretion that was applied.

Compensation Scorecard

Performance Category	Performance Highlights	Assessment
Financial Performance

•   Under Mr. Goldstein’s leadership, BlackRock generated $1.5 billion of technology services revenue, representing 9% growth and 10% growth in annual contract value from 2023.

•  Oversaw day-to-day management of BlackRock’s business operations, partnering with Mr. Kapito and Mr. Small to deliver operating margin, as adjusted, of 41.7%, declining 110 basis points from 2022. Attributable in part to their driving scale and a disciplined approach to expense management throughout the year, resulting in more than 120 basis point expansion in quarterly margin between the first and fourth quarter, the annual decline in operating margin compared favorably to the 230 basis point average annual decline (to 31.6%) experienced by Traditional Peers.

Meets/ Exceeds

74	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis | 4. 2023 NEO Compensation and Performance Summaries

Performance Category	Performance Highlights	Assessment

Business Strength

•   Led efforts to identify and execute on innovative commercial opportunities such as the Jio BlackRock joint venture, and BlackRock’s minority investment in Avaloq, a leading provider of wealth management technology in Europe and Asia that is intended to generate new growth opportunities for Aladdin Wealth.

•   In partnership with Mr. Kapito, developed and delivered organizational changes to better serve clients, including the strategic reorganization of BlackRock’s Aladdin and Alternative investments platforms, two of BlackRock’s fastest growing businesses, and the formation of a new Global Markets group to create greater alignment and coordination across investment groups and drive investment and trading performance.

•   Led the development and announcement of the firm’s Platform-as-a-Service (PaaS) strategy, the asset management industry’s first PaaS offering, which enables clients to grow and innovate over time in a “better, faster, more efficient” manner fully within the BlackRock Ecosystem.

•   Designed and executed on BlackRock’s generative AI strategy, which aims to drive increased productivity across the firm and further empower BlackRock’s data-driven insights for clients.

•   Led Aladdin with a client-first approach to best serve clients’ desires to grow and expand with Aladdin, which was reflected in over 50% of the Aladdin sales being multiproduct as clients increasingly partnered with BlackRock for integrated technology solutions to drive business transformation and scale.

•   Advanced BlackRock’s eFront business, a wholly owned software platform under BlackRock’s Aladdin umbrella, throughout the year, including the successful onboarding of new clients, license renewals of legacy clients, and launch of a targeted pilot of BlackRock’s first generative AI powered “co-pilot” that is planned to be made available to all clients of eFront Insight in the first quarter of 2024.

•   Continued to oversee the successful closing and implementation of many of the largest client opportunities of the year, demonstrating success in deepening the firm’s relationships with clients in doing so.

Meets/Exceeds

Organizational Strength

•   Reorganized and unified Aladdin’s businesses and functions, elevating the next generation of leaders and strengthening Aladdin’s leadership bench with new role placements, including the Head of Aladdin and Head of Aladdin Engineering.

•   In partnership with Mr. Fink, completed the on-time transition of BlackRock’s new global headquarters at 50 Hudson Yards, representing the firm’s new central workplace that enables further collaboration, reflects and fosters BlackRock’s culture, and is optimized to serve colleagues and clients.

•   Served as a key strategic partner in refining and progressing BlackRock’s current and future global talent strategy to enable and accelerate the continued scaling of BlackRock’s operational efficiency and connectivity.

•   Amplified and elevated BlackRock’s brand to both internal and external stakeholders, including establishing ChatRLG, an interview series hosted by Mr. Goldstein with prominent industry leaders, and by regularly engaging key clients through COO roundtables.

•   Continued to demonstrate BlackRock’s Principles and drive horizontal leadership globally by visiting 16 BlackRock offices during the year, leading employee town halls and mentoring high potential talent across management levels.

•   In partnership with Mr. Kapito, hosted Operating Committee Strategy Day in addition to monthly Operating Committee meetings, as well as regular Managing Director and Director calls to engage leaders and foster a One BlackRock culture, and launched the Recognized by Rob[2] program to highlight employee accomplishments based on colleague submissions.

•   In partnership with Mr. Small, enhanced GHG measurement and analysis capabilities and made improvements to facilities emissions data collection as part of an ongoing effort to reduce reliance on manual processes and to drive operational emissions insights.

Meets/Exceeds

BLACKROCK, INC. 2024 PROXY STATEMENT	75

Compensation Discussion and Analysis | 4. 2023 NEO Compensation and Performance Summaries

Mark K. Wiedman Head of the Global Client Business	2023 Compensation

Responsibilities:

As Head of BlackRock’s Global Client Business (“GCB”), a group formed under Mr. Wiedman’s leadership in January 2023, he is responsible for BlackRock’s worldwide business. This includes North America; the APAC, EMEA and Latin America regions; the global teams serving insurers, consultants, and official institutions; Financial Markets Advisory; and Marketing.

Mr. Wiedman is a member of BlackRock’s GEC and the co-chair of BlackRock’s External Affairs Committee. He serves as the GEC sponsor for SOMOS, the Latinx & Allies Network, and leads BlackRock’s Women of the Markets Accelerator.

	(Thousands)
	Base Salary	$500
	Annual Incentive Award - Cash	$2,925
	Annual Incentive Award - Equity	$1,975
	Long-Term Incentive Award	$5,100
	Total Incentive Awards	$10,000
	Total Annual Compensation	$10,500

Overall Assessment: Meets/Exceeds Expectations

The MDCC’s assessment of Mr. Wiedman’s performance relative to his new responsibilities and objectives as Head of BlackRock’s GCB in 2023 resulted in a Meets/Exceeds determination.

Based on its assessment, the MDCC set Mr. Wiedman’s 2023 Total Incentive Award at $10.0 million. He served as the Head of International and of Corporate Strategy prior to leading the newly-formed GCB in 2023, and the MDCC did not carry forward his 2022 compensation as a baseline into 2023 given the change in roles.

Compensation Scorecard

Performance Category	Performance Highlights	Assessment
Financial Performance

•   As the Head of the newly-formed GCB, oversaw distribution channels and client-facing functions to deliver 1% organic base fee growth in 2023 amid sustained industry headwinds and risk-off investor sentiment.

•   In this role, co-led BlackRock’s client growth globally, resulting in the generation of net inflows of $177 billion, $65 billion and $46 billion in the Americas, EMEA and APAC regions, respectively.

•   Led continued growth and innovation in key areas amidst a particularly complex market environment, including EMEA iShares, whole portfolio solutions, Index Separately Managed Accounts (“SMAs”) and private markets – driving over $175 billion of net inflows.

Meets/Exceeds

76	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis | 4. 2023 NEO Compensation and Performance Summaries

Performance Category	Performance Highlights	Assessment

Business Strength

•   Played a leading role in staying ahead of clients’ needs and unlocking critical partnerships for the firm, including partnerships to make investing more accessible and innovative for customers with companies such as Monzo and Upvest.

•   Brought greater organization to the delivery of content for clients, including overseeing the re-launch of BlackRock’s Global Outlook, a digital-first experience that explores insights for clients regarding macro risk management and strategies for steering portfolio outcomes, and organizing client teams globally around rapid response communications on time sensitive issues such as the U.S. regional banking crisis.

•   Launched BlackRock’s Mega Forces framework, in partnership with BII, with a particular focus on transition investing and future of finance.

•   Helped spearhead BlackRock’s leadership in investment options related to the transition to a low carbon economy by sponsoring teams and driving horizontal connectivity to sharpen BlackRock’s go-to-market strategy.

•   Hosted “The Real Leaders of Net Zero” podcast and “Out of Office” video interview series with industrial and energy CEOs to help clients tap into investment opportunities from the transition to a low-carbon economy.

•   Co-authored the BII Transition Scenario published in 2023 that will help clients navigate low-carbon transition-related risks and opportunities and support the strength of their long-term relationships with BlackRock.

•   Drove operational simplicity by setting the direction for an integration of the sales and service teams onto a single client relationship management platform.

•   Partnered with the Head of BlackRock’s Portfolio Management Group to create a unified SMA platform across Aperio and BlackRock Private Investors.

•   Drove collaboration across global teams to develop and share insights about clients and the evolution of their business models, through forums such as the Global Wealth Council.

•   Partnered with other senior management to create BlackRock’s new Global Product Solutions group that was developed to further focus management on delivering a One BlackRock product strategy.

Meets/Exceeds

Organizational Strength

•   Identified and established a complementary leadership team to help drive the newly-formed GCB under his leadership, including key roles such as BlackRock’s Chief Marketing Officer and Head of Digital Wealth, Head of the Financial & Strategic Investors Group, and Co-Heads of the U.S. Wealth Advisory business.

•  Demonstrated strong leadership and One BlackRock initiative in co-leading BlackRock’s inaugural Managing Director leadership summit.

•  Invested in initiatives to support employee recruitment and retention across GCB, with strong workforce diversity progress and employee retention.

•  Drove connectivity and engagement across GCB and the broader BlackRock community through Managing Director forums, townhalls, and Ask Me Anythings.

•  Sponsored BlackRock’s SOMOS Latinx & Allies Network, which provides employees with a supportive discussion forum and resources for advancement and career development.

Meets/Exceeds

BLACKROCK, INC. 2024 PROXY STATEMENT	77

Compensation Discussion and Analysis | 4. 2023 NEO Compensation and Performance Summaries

Martin S. Small CFO and Global Head of Corporate Strategy	2023 Compensation

Responsibilities:

Upon becoming CFO and Global Head of Corporate Strategy on February 24, 2023, Mr. Small became responsible for leading the Finance and Strategy teams and managing BlackRock’s overall financial condition, including resource and capital allocation. He oversees BlackRock’s accounting and controllership, financial planning and analysis, tax, treasury, investor relations, corporate development, and corporate strategy.

Mr. Small is a member of BlackRock’s GEC and serves as the GEC sponsor for BlackRock’s Gives Network, which coordinates and supports employee philanthropy and volunteerism.

He co-chairs, along with Mr. Goldstein, the PBA Committee, which makes recommendations regarding the Company’s budget and evaluates new initiatives aimed at driving growth and achieving strategic objectives.

	(Thousands)
	Base Salary	$500
	Annual Incentive Award - Cash	$2,175
	Annual Incentive Award - Equity	$1,225
	Long-Term Incentive Award	$4,100
	Total Incentive Awards	$7,500
	Total Annual Compensation	$8,000

Overall Assessment: Meets/Exceeds Expectations

The MDCC’s assessment of Mr. Small’s performance relative to his new responsibilities and objectives as Chief Financial Officer and Global Head of Corporate Strategy in 2023 resulted a Meets/Exceeds determination.

Based on its assessment, the MDCC set Mr. Small’s 2023 Total Incentive Award at $7.5 million. He served as the Head of BlackRock’s U.S. Wealth Advisory business prior to becoming CFO and Head of Corporate Strategy, and the MDCC did not carry forward his 2022 compensation as a baseline into 2023 given the change in roles.

Compensation Scorecard

Performance Category	Performance Highlights	Assessment
Financial Performance

•   Under Mr. Small’s management of BlackRock’s financial condition as CFO, BlackRock delivered flat revenue, 2% decline in operating income, as adjusted, and 7% increase in earnings per share, as adjusted, despite entering 2023 with lower AUM as a result of significant market declines during 2022.

•   Partnered with Mr. Kapito and Mr. Goldstein in the day-to-day management of BlackRock’s operations, resulting in operating margin, as adjusted, of 41.7%, declining 110 basis points from 2022, and operating income, as adjusted, declining 2%. Attributable in part to their driving scale and a disciplined approach to expense management throughout the year, resulting in more than 120 basis point expansion in quarterly margin between the first and fourth quarter, these declines compared favorably to the 10% average decline in operating income and 230 basis point average decline (to 31.6%) experienced by Traditional Peers for the year.

•   Led the successful execution of BlackRock’s capital management strategy, resulting in the return of $4.5 billion to shareholders in 2023 (ahead of the firm’s average return from 2020-2022) through a combination of dividends and share repurchases.

•   Led the successful execution of a $1.25 billion 10-year debt deal with a 4.75% coupon and significant increase in earnings contribution from higher interest income.

Meets/Exceeds

78	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis | 4. 2023 NEO Compensation and Performance Summaries

Performance Category	Performance Highlights	Assessment

Business Strength

•   Optimized BlackRock’s balance sheet for continued growth and to support strategic capital needs across the firm despite volatile markets, enabling funding for BlackRock’s strategic inorganic activity across 2023 and into the years ahead.

•   Played a key role in the announced acquisition of GIP, Kreos Capital and BlackRock’s strategic minority investments throughout the year.

•   Established a meaningful role for Finance and Corporate Strategy in partnership with the BlackRock Transformation Office for firm-wide working groups on client relationship management and AI to drive operational excellence and meet evolving client needs.

•   Oversaw multi-year planning sessions for building a strong pipeline of future investments in strategic growth areas and critical platform initiatives in partnership with BlackRock’s Aladdin and Alternative investments platforms.

•   Safeguarded the firm with enhanced financial and reporting controls and compliance leadership to meet regulatory responsibilities and prudently manage related processes.

•   Strengthened connectivity with investors by delivering his first Investor Day in June 2023, reaching 40% of BlackRock’s active investor base and garnering positive feedback.

Meets/Exceeds

Organizational Strength

•   In his first year leading the firm’s Finance function, Mr. Small drove operational excellence and a transformative culture across the Finance platform, including building upon the firm’s cloud migration of its general ledger that was initially completed in 2022.

•   Onboarded new leadership team members and expanded roles for high potential talent, including the Co-Heads of Private Markets Tax, Head of Investments FP&A, and Global Corporate Sustainability Controller.

•   Championed BlackRock talent initiatives by co-sponsoring BlackRock’s annual Global Leadership Summit, driving forward Talent Bench Review conversations, and sponsoring leadership development initiatives to engage and retain Black and Latinx senior talent.

•   Launched multiple cross-team connectivity and engagement opportunities such as the Finance & Strategy Philanthropy Committee and UnityTalks, a series of elective cohort group discussions.

•   Sponsored BlackRock’s Gives Network, which coordinates and supports employee philanthropy and volunteerism.

•   Partnered with Corporate Sustainability to launch a dedicated Global Corporate Sustainability Controllers team to drive enhancements to corporate sustainability reporting.

•   In partnership with Mr. Goldstein, enhanced GHG measurement and analysis capabilities and made improvements to facilities emissions data collection as part of an ongoing effort to reduce reliance on manual processes and to drive operational emissions insights.

Meets/Exceeds

BLACKROCK, INC. 2024 PROXY STATEMENT	79

Compensation Discussion and Analysis | 5. Compensation Policies and Practices

5. Compensation Policies

and Practices

Summary of Executive Compensation Practices

Our compensation program reflects our commitment to responsible financial and risk management and is exemplified by the following policies and practices:

What We Do	What We Don’t Do

  Review pay and performance alignment;

  Balance short- and long-term incentives, cash and equity, and fixed and variable pay elements;

  Maintain a Dodd-Frank compliant clawback policy that requires the recovery of erroneously received incentive-based compensation in the event of an accounting restatement due to material noncompliance with financial reporting requirements;

  Maintain an additional clawback policy that allows for the recoupment of annual and long-term performance-based compensation in the event that financial results require a significant restatement due to the actions of an employee;

  Provide for the forfeiture of equity awards upon certain restrictive covenant breaches and other actions constituting cause for termination;

  Require one-year minimum vesting for stock-based incentive awards;

  Maintain meaningful stock ownership and retention guidelines;

  Maintain policies that:

•   Prohibit all employees from short selling BlackRock securities;

•   Prohibit Section 16 officers and directors from pledging BlackRock securities as collateral for a loan (among other items);

•   Prohibit Section 16 officers and directors from engaging in any transactions that have the effect of hedging the economic risks and rewards of BlackRock securities;

  Limit perquisites;

  Assess risks of our compensation plans, as described under “Risk Assessment of Compensation Plans” on page 81;

  Recommend one-year frequency of future executive compensation advisory votes;

  Solicit an annual advisory vote on executive compensation in order to provide shareholders with an opportunity to give regular feedback; and

   Annually review the independence of the MDCC’s compensation consultant.

  No ongoing employment agreements or
guaranteed compensation arrangements with our NEOs;

  No arrangements with our NEOs providing for automatic single trigger vesting of equity awards upon a change-in-control or transaction bonus payments upon a change-in-control;

  No dividends or dividend equivalents on unearned RSUs;

  No dividend equivalents on stock options or stock appreciation rights;

  No repricing of stock options;

   No cash buyouts of underwater stock options;

  No tax reimbursements for perquisites or tax gross-ups for excise taxes incurred due to the application of Section 280G of the Internal Revenue Code;

  No supplemental retirement benefit arrangements with our NEOs; and

  No supplemental severance benefit arrangements with our NEOs outside of the standard severance benefits under BlackRock’s Severance Plan.

80	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis | 5. Compensation Policies and Practices

Stock Ownership Guidelines

Our stock ownership guidelines require the Company’s GEC members to own a target number of shares (i.e., shares owned outright, not including unvested shares or unexercised stock options), the dollar amount of which is set out below. Until these stock ownership guidelines are met, GEC members must retain 50% of the net (after-tax) shares delivered from vested BlackRock equity awards. The MDCC monitors the progress made by our GEC members in achieving their stock ownership guidelines and, if circumstances warrant, may modify the guidelines and/or time frames for one or more members of our GEC.

•	$10 million for the CEO;

•	$5 million for the President; and

•	$2 million for all other GEC members.

As of December 31, 2023, all of our NEOs exceeded the stock ownership guidelines.

Prohibition on Hedging and Pledging BlackRock Securities

BlackRock has a policy that prohibits the hedging or pledging of BlackRock securities by BlackRock’s Section 16 officers and directors. Under this policy, BlackRock’s Section 16 officers and directors are prohibited from:

•	Using BlackRock securities as collateral in a margin account;

•	Pledging BlackRock securities as collateral; or
•	Engaging in any transactions that have the effect of hedging the economic risks and rewards of BlackRock securities held by such Section 16 officer or director.

Risk Assessment of Compensation Plans

Our employee compensation programs are structured to discourage excessive and unnecessary risk-taking. The Board recognizes that potential risks to BlackRock may be inherent in employee compensation programs. The MDCC periodically reviews BlackRock’s employee compensation programs to ensure that they are structured so as not to unintentionally promote excessive risk-taking. As a result of these periodic reviews, we believe that our employee compensation programs are appropriately structured and do not pose risks that are reasonably likely to have a materially adverse effect on BlackRock.

The MDCC considers the following when evaluating whether employee compensation programs encourage BlackRock employees to take unreasonable risks:

•	Performance goals that are reasonable in light of past performance and market conditions;

•	Longer-term expectations for earnings and growth;

•	The base salary component of compensation does not encourage risk-taking because it is a fixed amount;

•	A greater portion of annual compensation is deferred at higher annual incentive award levels;

•	Deferred compensation is delivered in the form of equity, vests over time, and the value is therefore dependent on the future performance of BlackRock; and

•	BlackRock’s clawback policies and stock ownership guidelines.

Essential to the success of BlackRock’s business model is the ability to both understand and manage risk. These fundamentals are inherent in the design of our employee compensation programs, which reward employees for strong performance in their management of client assets and in managing risk within the risk profiles appropriate to each BlackRock client. As such, employees are not rewarded for engaging in high-risk transactions outside of established parameters.

Our compensation practices reinforce the fundamentals of BlackRock’s business model in that they:

•	Do not provide undue incentives for short-term planning or action toward short-term financial rewards;

•	Do not reward unreasonable risk-taking; and

•	Provide a reasonable balance between the risks that are inherent in the business of investment management, risk management and advisory services.

The Company’s operating income, as adjusted, on which compensation is primarily based, does not include net investment income or gains/losses on BlackRock’s seed or co-investments. While BlackRock may make seed or co-investments in its various funds alongside clients, it does not engage in proprietary trading activities that could conflict with the interests of its clients.

BLACKROCK, INC. 2024 PROXY STATEMENT	81

Compensation Discussion and Analysis | 5. Compensation Policies and Practices

Clawback Policies

In 2023, the Board, upon the recommendation of the MDCC, adopted a new clawback policy which complies with Rule 10D-1 of the Dodd Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and the applicable NYSE listing standards (the “Dodd-Frank Clawback Policy”) . The Dodd-Frank Clawback Policy requires BlackRock to recover incentive-based compensation (i.e., compensation granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure) erroneously received by current or former executive officers during the three completed fiscal years immediately preceding any year in which BlackRock is required to prepare an accounting restatement due to material non-compliance with financial reporting requirements. BlackRock continues to maintain its longstanding clawback policy, which allows for the recoupment of all performance-based compensation (including annual and long-term incentive awards and all equity compensation received by a current or former employee) in the event that a significant restatement of financial results is required due to the actions of that employee (the “Standing Clawback Policy”). In addition to BlackRock’s clawback policies, BlackRock’s equity award agreements require the forfeiture of equity awards upon certain restrictive covenant breaches and other conduct constituting “cause.”

	Dodd-Frank Clawback Policy	Standing Clawback Policy	Forfeiture Provisions in Award Agreements

	Financial Restatement	Fraud or Willful Misconduct Causing a Financial Restatement	Breach of Restrictive Covenants	Conduct Constituting Cause

Who	Section 16 officers	All employees	Recipients of equity awards	Recipients of equity awards

Application	If BlackRock is required to prepare an accounting restatement due to material non-compliance with financial reporting requirements (even if there was no misconduct or failure of oversight on the part of any covered officer).	If an employee is found to have engaged in fraud or willful misconduct that caused the need for a significant restatement of BlackRock’s financial statements.

If the recipient:

•  breaches certain confidentiality, non-solicitation, non-disparagement and intellectual property policies or covenants; or

•  competes with BlackRock following certain terminations of employment.

If, following a termination of employment, BlackRock becomes aware of conduct by a recipient that occurred while the recipient was employed that would have been grounds for a termination for “cause,” including the occurrence of any of the following:

•  gross negligence or intentional misconduct by the recipient that is in connection with the recipient’s duties to BlackRock or that causes, or is expected to cause, monetary or other harm to BlackRock or its clients;

•  breach of a fiduciary duty owed to BlackRock or its clients;

•  misappropriation or embezzlement by the recipient, or any action involving theft, fraud or material personal dishonesty;

•  any violation by the recipient of any domestic or foreign securities laws, rules or regulations (including those of any self-regulatory organization or authority); or

•  material violation by the recipient of BlackRock’s policies (e.g., the Code of Business Conduct and Ethics or Insider Trading Policy).

What	All incentive-based compensation that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated financial reporting measures must be recouped.(1)	All performance-based compensation (including annual cash bonuses and all equity awards) may be recouped.

Any shares delivered within the preceding one-year period prior to such breach (or the gross proceeds from the disposition of such shares(2)) may be recouped by BlackRock, and any then-unvested awards will be forfeited.

All or a portion of any unvested awards(2) will be forfeited if the recipient competes with BlackRock following certain terminations of employment.

Any unvested equity awards held by the recipient (and any vested but unexercised options) will be forfeited.

(1)	The Dodd-Frank Clawback Policy prohibits BlackRock from indemnifying any current or former executive officer against the loss of erroneously awarded compensation.
(2)

In the case of any shares received upon the exercise of an option, BlackRock may recoup the positive difference between the fair market value of the shares on the date of exercise and the option exercise price. If the recipient competes with BlackRock following certain terminations of employment, any vested but unexercised options will be forfeited.

82	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis | 5. Compensation Policies and Practices

Benefits

BlackRock offers a wide range of benefits that are regularly reviewed in accordance with market practices and the local requirements of its offices, including, where applicable, retirement savings plans, a flexible time off policy and flexible working arrangements, parental leave and family forming benefits, such as fertility benefits, adoption and surrogacy assistance, and backup elder and childcare benefits. The Company offers comprehensive healthcare and mental-health benefits to eligible employees, including medical, dental and vision coverage, health savings and spending accounts, an employee assistance program and access to telemedicine services, where available. Our NEOs also have the option to participate in a comprehensive health exam offered to our senior level executives. BlackRock makes contributions to 401(k) accounts of our NEOs on a basis consistent with other employees. None of our NEOs participate in any Company-sponsored defined benefit pension program.

Other benefits include voluntary deferrals of all or a portion of the cash element of our NEOs’ annual incentive awards under the Amended and Restated BlackRock, Inc. Voluntary Deferred Compensation Plan (the “VDCP”).

Severance

Our NEOs are eligible for standard severance benefits under the Severance Plan in the event of involuntary termination of employment without cause (as defined under the Severance Plan) by BlackRock in conjunction with a reduction in force or position elimination. The Severance Plan provides a lump sum cash payment equal to two weeks of salary per year of service, with a minimum of 12 weeks and a maximum of 54 weeks, to all eligible U.S.-based employees who are involuntarily terminated without cause in conjunction with a reduction in force or position elimination.

Perquisites

The MDCC considers perquisites and other benefits available to our NEOs to be a reasonable part of BlackRock’s executive compensation program. In approving these services, the MDCC considers their purpose and alignment to BlackRock’s compensation philosophy, as well as external market practices, and in the case of travel and security-related services for Messrs. Fink and Kapito, their direct necessity and benefit to the Company.

At the request of the Board, BlackRock’s security team provides certain security-related services to Messrs. Fink and Kapito to address potential threats to their safety that have originated in connection with their roles as CEO and President of the Company, respectively. The Board believes these services, which were recommended in a study performed by an independent, third-party security consulting firm, are not only necessary and in the interest of the personal safety of Messrs. Fink and Kapito, but are also in the interests of the Company and its shareholders given the critical value Messrs. Fink and Kapito provide as co-founders and leaders of the Company. BlackRock pays for the costs of home security services which, in 2023, included the cost of security personnel and the procurement and installation of certain security measures for Mr. Fink’s and Mr. Kapito’s residences. In addition, also for their personal safety, the Board requires Messrs. Fink and Kapito to utilize private airplane services for all business and personal air transportation and offers additional travel services for ground transportation. BlackRock incurs incremental expense to provide each of them with a $295,000 allowance towards such travel, and each executive must reimburse the Company for costs incurred beyond this allowance and did so in 2023. After November 2022, BlackRock offered no personal air travel program to our NEOs other than these security-related air services for Messrs. Fink and Kapito.

A financial planning perquisite is offered to each of our NEOs. In addition, investment offerings may be provided to them without charging management or performance fees consistent with the terms offered to other employees who meet the same applicable legal requirements.

The aggregate incremental costs to BlackRock of providing the services described above is attributed as “All Other Compensation” in our “2023 Summary Compensation Table,” with the aggregate incremental costs further described in footnote (3) to the table.

Tax Reimbursements

BlackRock did not provide tax reimbursements for any perquisites or other compensation paid to our NEOs.

Tax Deductibility of Compensation

The MDCC considers multiple compensation objectives when designing our incentive compensation programs, including the tax-deductibility of such compensation.

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid to any of our executive officers who are subject to Section 162(m) (our “Covered Employees”), including our NEOs, to $1 million during any fiscal year. Since 2018, when the most commonly used exception to the $1 million deduction limit, the “performance-based compensation” exception, was eliminated, the compensation paid to our Covered Employees, including our NEOs, in excess of $1 million is generally nondeductible, whether or not it is performance-based or paid before or after any termination of employment. As in prior years, the MDCC maintains the flexibility to pay non-deductible incentive compensation if it determines that doing so is in the best interest of the Company and its shareholders.

BLACKROCK, INC. 2024 PROXY STATEMENT	83

Compensation Discussion and Analysis | 6. Executive Compensation Tables

6. Executive Compensation

Tables

Tabular Disclosure for 2023

The following 2023 Summary Compensation Table contains information concerning compensation provided by BlackRock for the years indicated to the NEOs. Pursuant to SEC rules, the compensation table below includes only those equity-based awards granted in the year indicated and not any awards granted after year-end, even if awarded for services in that year. It additionally discloses any cash compensation earned in the year indicated, even if such payments are made after year-end.

2023 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards (Fair Value of Awards) ($)(2)	Performance- Based Option Awards (Fair Value Awards) ($)(3)	All Other Compensation ($)(4)	Total ($)

Laurence D. Fink Chairman and Chief Executive Officer	2023	$1,500,000	$7,900,000	$16,449,974	—	$1,089,500	$26,939,474
	2022	$1,500,000	$7,250,000	$23,250,554	—	$725,555	$32,726,109
	2021	$1,500,000	$11,250,000	$18,849,371	—	$987,964	$32,587,335

Robert S. Kapito President	2023	$1,250,000	$5,700,000	$12,200,286	—	$398,399	$19,548,685
	2022	$1,250,000	$5,500,000	$17,799,659	—	$383,430	$24,933,089
	2021	$1,250,000	$9,700,000	$15,125,180	—	$675,600	$26,750,780

Robert L. Goldstein Senior Managing Director and Chief Operating Officer	2023	$500,000	$3,335,000	$6,749,680	$8,500,029	$50,435	$19,135,144
	2022	$500,000	$2,550,000	$9,124,488	—	$54,195	$12,228,683
	2021	$500,000	$3,875,000	$8,074,500	—	$139,541	$12,589,041

Mark K. Wiedman Senior Managing Director and Head of the Global Client Business	2023	$500,000	$2,925,000	$5,880,409	$8,500,029	$14,150	$17,819,588
	—	—	—	—	—	—	—
	—	—	—	—	—	—	—

Martin S. Small Senior Managing Director, Chief Financial Officer and Global Head of Corporate Strategy	2023	$500,000	$2,175,000	$3,625,062	$6,500,030	$14,150	$12,814,242
	—	—	—	—	—	—	—
	—	—	—	—	—	—	—

Gary S. Shedlin Vice Chairman and Former Chief Financial Officer	2023	$500,000	$1,555,000	$4,750,133	$1,999,998	$14,150	$8,819,281
	2022	$500,000	$1,650,000	$5,915,191	—	$64,794	$8,129,985
	2021	$500,000	$3,335,000	$5,200,413	—	$84,144	$9,119,557
(1)

Bonus. These amounts represent the cash portion of discretionary annual bonuses for the respective periods awarded pursuant to BlackRock’s annual incentive compensation program. The amount of incentive compensation awarded to each NEO in January 2024 (for fiscal year 2023) was based on subjective criteria, as more fully described in the “2023 NEO Compensation and Performance Summaries” on pages 67 to 79.

As described on page 58 of the “Compensation Discussion and Analysis,” in January 2024, Messrs. Fink, Kapito, Goldstein, Wiedman, Small and Shedlin were awarded RSUs as part of their discretionary annual bonuses for the 2023 fiscal year. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, these awards had targeted grant date values of $5,000,000, $3,750,000, $2,565,000, $1,975,000, $1,225,000 and $745,000, respectively, based on the average of the high and low prices per share of BlackRock common stock on January 16, 2024, which was calculated to be $798.83. Additionally, Messrs. Fink, Kapito, Goldstein, Wiedman, Small and Shedlin received discretionary BPIP Awards consisting of performance-based RSU awards with targeted grant date values of $13,150,000, $9,550,000, $5,700,000, $5,100,000, $4,100,000 and $2,200,000, respectively. The base number of units granted pursuant to BPIP Awards was determined by dividing the individual’s award value by the average of the high and low prices per share of BlackRock common stock on January 16, 2024.

(2)

Stock Awards. Reflects the grant date fair value of awards made during each calendar year as determined pursuant to FASB ASC Topic 718. For complete valuation assumptions of the awards, see Note 17 to the consolidated financial statements in our 2023 Form 10-K. The amount included with respect to the BPIP Awards granted in January 2023 is based on the grant date fair value assuming target level of performance. If maximum level of performance had been assumed, the grant date fair value of the BPIP Awards would have been (i) $20,954,979 for Mr. Fink; (ii) $16,087,691 for Mr. Kapito; (iii) $9,652,369 for Mr. Goldstein; (iv) $8,373,894 for Mr. Wiedman; (v) $5,569,099 for Mr. Small; and (vi) $6,929,780 for Mr. Shedlin.

84	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis | 6. Executive Compensation Tables

(3)

Performance-Based Options Awards. In May 2023, BlackRock implemented a key strategic part of our long-term management succession plans by granting non-recurring long-term incentive awards in the form of performance-based stock options to a select group of senior leaders, excluding the CEO and President, who we believe will play critical roles in BlackRock’s future. Consequently, we do not consider these awards to be part of our regular annual compensation determinations for 2023. See “Performance-Based Stock Options” on page 63. Amounts reflect the grant date fair value of performance-based option awards made during the calendar year as determined pursuant to FASB ASC Topic 718. For complete valuation assumptions of the awards, see Note 17 to the consolidated financial statements in our Form 10-K filed on February 23, 2024.

(4)

All Other Compensation. For Messrs. Fink, Kapito, Goldstein, Wiedman, Small and Shedlin, $14,150, $14,150, $14,150, $14,150, $14,150 and $14,150, respectively, was attributable to contributions made by BlackRock under its tax-qualified defined contribution (401(k)) plan in 2023. For Mr. Kapito, $1,500 was attributable to contributions made by BlackRock under its health savings account (HSA) medical plan in 2023. For Messrs. Fink, Kapito, Goldstein, Wiedman, Small and Shedlin, $0, $36,285, $36,285, $0, $0 and $0, respectively, was attributable to financial planning services for 2023.

For Messrs. Fink and Kapito, the value reported for 2023 also includes $295,000 and $295,000, respectively, which reflects the incremental cost associated with personal use of company-provided aircraft services that counted toward their respective personal use allowances approved by the MDCC. Messrs. Fink and Kapito are required by the Board to utilize company-provided airplane services for all business and personal travel in the interest of protecting their personal security.

Aircraft incremental cost is based on, as applicable, (i) variable operating cost per flight hour for the BlackRock corporate aircraft (including fuel and variable maintenance expenses) plus any trip-specific incremental costs (such as crew expenses, catering expenses and fees associated with landing, parking and flight planning) or (ii) actual charter cost, in each case, less reimbursement received from the NEO. These amounts relate to flights taken between December 1, 2022 and November 30, 2023, rather than flights taken during BlackRock’s fiscal year. Prior to 2023, to protect the health and safety of the flight crew on account of the COVID-19 pandemic, BlackRock required corporate aircraft to return to base rather than stay at the passenger’s destination (“deadhead flights”), which resulted in an increased number of deadhead flights associated with aircraft usage. Reported amounts prior to 2023 include the incremental cost to BlackRock associated with deadhead flights.

For the personal security of Mr. Fink and Mr. Kapito, the values reported for 2023 also include $216,837 and $2,499, respectively, for expenses incurred by the Company to provide security personnel for their respective residences and $563,513 and $48,965, respectively, to upgrade the home security systems at their respective residences, each as recommended by an independent, third-party security study and supported by the Board as necessary and in the interest of the Company and its shareholders.

For more information regarding perquisites, see “Perquisites” on page 83. No nonqualified deferred compensation earnings were determined to be above-market. None of the NEOs participate in any BlackRock-sponsored defined benefit pension plans.

2023 Grants of Plan-Based Awards

The following table sets forth information concerning equity incentive plan-based compensation provided by BlackRock in 2023 to our NEOs.

			Estimated Future Payouts Under Equity Incentive Plan Awards

Name	Grant Date(1)	Date of MDCC Action	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Units (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock Awards ($)(5)

Laurence D. Fink	1/17/2023	1/11/2023(2)				5,043		$3,749,987

	1/17/2023	1/11/2023(3)	—	17,079	28,180			$12,699,987

Robert S. Kapito	1/17/2023	1/11/2023(2)				3,295		$2,450,170

	1/17/2023	1/11/2023(3)	—	13,112	21,635			$9,750,116

Robert L. Goldstein	1/17/2023	1/11/2023(2)				1,210		$899,759

	1/17/2023	1/11/2023(3)	—	7,867	12,981			$5,849,921

	5/30/2023	5/30/2023(4)	—	57,694	57,694		$673.58	$8,500,029

Mark K. Wiedman	1/17/2023	1/11/2023(2)				1,083		$805,322

	1/17/2023	1/11/2023(3)	—	6,825	11,261			$5,075,087

	5/30/2023	5/30/2023(4)	—	57,694	57,694		$673.58	$8,500,029

Martin S. Small	1/17/2023	1/11/2023(2)				336		$249,850

	1/17/2023	1/11/2023(3)	—	4,539	7,489			$3,375,212

	5/30/2023	5/30/2023(4)	—	44,119	44,119		$673.58	$6,500,030

Gary S. Shedlin	1/17/2023	1/11/2023(2)				740		$550,266

	1/17/2023	1/11/2023(3)	—	5,648	9,319			$4,199,867

	5/30/2023	5/30/2023(4)	—	13,575	13,575		$673.58	$1,999,998

(1)	Grant Date. Grant date is the date on which approved award values were converted to a number of RSUs based on the average of the high and low prices of BlackRock common stock on that date.

(2)

These January 17, 2023 awards represent grants of RSUs awarded to Messrs. Fink, Kapito, Goldstein, Wiedman, Small and Shedlin as part of their 2022 bonus awards and represent the stock portion of such annual bonuses. These awards vest one-third on each of the first three anniversaries of the grant date beginning on January 31, 2024. At the time of vesting, the NEOs are entitled to payment of accrued dividends with respect to the shares underlying the vested RSUs.

(3)

These January 17, 2023 awards represent BPIP Awards granted to Messrs. Fink, Kapito, Goldstein, Wiedman, Small and Shedlin in respect of services performed in 2022. To determine the base number of RSUs comprising each BPIP Award, the award value was divided by the grant price (i.e., $743.61). The grant price represents an average of the

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Compensation Discussion and Analysis | 6. Executive Compensation Tables

high and low price of BlackRock common stock on January 17, 2023 (i.e., the second trading day following the release of earnings for the fourth quarter of 2022). The BPIP Awards will be eligible to vest on January 31, 2026, subject to the Company’s attainment of the applicable financial targets during the three-year performance period commencing on January 1, 2023 and ending on December 31, 2025. The number of shares of BlackRock common stock each NEO will receive upon settlement of the award will be equal to the base number of RSUs, multiplied by a percentage determined by application of the award determination matrix set forth in the NEO’s award agreement. The percentage multiplier is determined by the Company’s average annual Organic Revenue growth and Operating Margin, as adjusted, during the performance period. If performance is below the minimum thresholds set forth on the award determination matrix for both performance metrics, the award payout will be zero. If the Company attains the maximum (or greater) level of performance for both performance metrics, the award payout will be equal to 165% of the base number. Performance at target would result in the NEO receiving 100% of the base number.

(4)

In May 2023, BlackRock implemented a key strategic part of our long-term management succession plans by granting non-recurring long-term incentive awards in the form of performance-based stock options to a select group of senior leaders, excluding the CEO and President, who we believe will play critical roles in BlackRock’s future. See “Performance-Based Stock Options” on page 63. These awards represent performance-based option awards granted to Messrs. Goldstein, Wiedman, Small and Shedlin in connection with the strategic initiative. Vesting is contingent upon the achievement of obtaining 130% of grant-date stock price of $673.58 over 60 consecutive calendar days within four years from the grant date and attainment of positive Organic Revenue growth during the three-year performance period. If both hurdles are achieved, the award will vest in three tranches of 25%, 25% and 50% in May of 2027, 2028 and 2029, respectively. The term of the stock options is nine years. Consistent with the intent of these grants, if a participant voluntarily terminates employment for any reason, including retirement, all unvested awards are forfeited. See “Potential Payments Upon Termination or Change in Control” on page 90 for additional details regarding these awards.

(5)

Grant Date Fair Value of Stock Awards. Reflects the grant date fair value of awards as determined pursuant to FASB ASC Topic 718. For complete valuation assumptions of the awards, see Note 17 to the consolidated financial statements in our 2023 Form 10-K. The amount included with respect to the BPIP Awards is based on the grant date fair value assuming target level of performance.

86	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis | 6. Executive Compensation Tables

2023 Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Laurence D. Fink	1/15/2021	—	—	—	—	—	1,781(2)	$1,445,816
	1/15/2021	—	—	—	—	—	14,754(3)	$11,977,297
	1/18/2022	—	—	—	—	—	3,886(2)	$3,154,655
	1/18/2022	—	—	—	—	—	6,900(3)	$5,601,420
	1/17/2023	—	—	—	—	—	5,043(2)	$4,093,907
	1/17/2023	—	—	—	—	—	13,732(3)	$11,147,638

Robert S. Kapito	1/15/2021	—	—	—	—	—	1,776(2)	$1,441,757
	1/15/2021	—	—	—	—	—	11,078(3)	$8,993,120
	1/18/2022	—	—	—	—	—	3,726(2)	$3,024,767
	1/18/2022	—	—	—	—	—	4,931(3)	$4,002,986
	1/17/2023	—	—	—	—	—	3,295(2)	$2,674,881
	1/17/2023	—	—	—	—	—	10,542(3)	$8,557,996

Robert L. Goldstein	12/4/2017	72,119	36,071	—	513.50	12/4/2026(4)	—	—
	1/15/2021	—	—	—	—	—	1,049(2)	$851,578
	1/15/2021	—	—	—	—	—	5,693(3)	$4,621,577
	1/18/2022	—	—	—	—	—	2,704(2)	$2,195,107
	1/18/2022	—	—	—	—	—	2,156(3)	$1,750,241
	1/17/2023	—	—	—	—	—	1,210(2)	$982,278
	1/17/2023	—	—	—	—	—	6,325(3)	$5,134,635
	5/30/2023	—	—	57,694	673.58	5/30/2032(5)	—	—

Mark K. Wiedman	12/4/2017	72,119	36,071	—	513.50	12/4/2026(4)	—	—
	1/15/2021	—	—	—	—	—	778(2)	$631,580
	1/15/2021	—	—	—	—	—	5,546(3)	$4,502,243
	1/18/2022	—	—	—	—	—	1,583(2)	$1,285,079
	1/18/2022	—	—	—	—	—	2,100(3)	$1,704,780
	1/17/2023	—	—	—	—	—	1,083(2)	$879,179
	1/17/2023	—	—	—	—	—	5,487(3)	$4,454,347
	5/30/2023	—	—	57,694	673.58	5/30/2032(5)	—	—

Martin S. Small	12/4/2017	18,029	9,018	—	513.50	12/4/2026(4)	—	—
	1/15/2021	—	—	—	—	—	612(2)	$496,822
	1/15/2021	—	—	—	—	—	1,569(3)	$1,273,714
	1/18/2022	—	—	—	—	—	1,589(2)	$1,289,950
	1/18/2022	—	—	—	—	—	594(3)	$482,209
	1/17/2023	—	—	—	—	—	336(2)	$272,765
	1/17/2023	—	—	—	—	—	3,649(3)	$2,962,258
	5/30/2023	—	—	44,119	673.58	5/30/2032(5)	—	—

Gary S. Shedlin	12/4/2017	54,089	27,053	—	513.50	12/4/2026(4)	—	—
	1/15/2021	—	—	—	—	—	835(2)	$677,853
	1/15/2021	—	—	—	—	—	3,317(3)	$2,692,741
	1/18/2022	—	—	—	—	—	2,056(2)	$1,669,061
	1/18/2022	—	—	—	—	—	1,256(3)	$1,019,621
	1/17/2023	—	—	—	—	—	740(2)	$600,732
	1/17/2023	—	—	—	—	—	4,541(3)	$3,686,384
	5/30/2023	—	—	13,575	673.58	5/30/2032(5)	—	—

(1)

Market Value of Shares or Units of Stock That Have Not Vested. Amounts reflect the year-end value of RSUs and BPIP Awards, based on the closing price of $811.80 per share of BlackRock common stock on December 29, 2023. With respect to the BPIP Awards, the value shown is based on the number of shares that the NEO would receive upon settlement of the award assuming actual performance through December 31, 2023 and 100% of target for the remainder of the performance period.

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Compensation Discussion and Analysis | 6. Executive Compensation Tables

(2)	One-third of these RSUs vest on each of the first three anniversaries after the year in which the grant date occurs (beginning on January 31 following the year of grant).

(3)

These BPIP Awards vest subject to the Company’s attainment of certain financial targets during the three-year performance period commencing with the year of grant. The number of units shown reflects the number of shares that the NEO would receive upon settlement of the award assuming actual performance relative to the performance targets through December 31, 2023 and target-level performance pursuant to the 2023 BPIP Award Determination Matrix on page 62 for the remainder of the performance period (which equals 73.2% of target for the BPIP Awards granted January 15, 2021, 31.2% of target for the BPIP Awards granted January 18, 2022 and 80.4% of target for the BPIP Awards granted January 17, 2023). See “Potential Payments Upon Termination or Change in Control” on page 90 for additional details regarding these awards.

(4)

In the fourth quarter of 2017, BlackRock implemented a key strategic part of our long-term management succession plans by granting long-term incentive awards in the form of performance-based stock options to a select group of senior leaders, excluding the CEO and President, who we believed would play critical roles in BlackRock’s future. These awards represent performance-based option awards granted to Messrs. Goldstein, Wiedman, Small and Shedlin in connection with such succession planning. One-third of these performance-based stock options vested on each of December 4, 2022 and December 4, 2023, and the remaining tranche will vest on the seventh anniversary of the date of grant (2024). The term of the stock options is nine years. Consistent with the intent of these grants, if a participant voluntarily terminates employment for any reason, including retirement, all unvested awards are forfeited. See “Potential Payments Upon Termination or Change in Control” on page 90 for additional details regarding these awards.

(5)

In May 2023, BlackRock implemented a key strategic part of our long-term management succession plans by granting non-recurring long-term incentive awards in the form of performance-based stock options to a select group of senior leaders, excluding the CEO and President, who we believe will play critical roles in BlackRock’s future. See “Performance-Based Stock Options” on page 63. These awards represent performance-based option awards granted to Messrs. Goldstein, Wiedman, Small and Shedlin in connection with the strategic initiative. Vesting is contingent upon the achievement of obtaining 130% of grant-date stock price of $673.58 over 60 consecutive calendar days within four years from the grant date and attainment of positive Organic Revenue growth during the three-year performance period. If both hurdles are achieved, the award will vest in three tranches of 25%, 25% and 50% in May of 2027, 2028 and 2029, respectively. The term of the stock options is nine years. Consistent with the intent of these grants, if a participant voluntarily terminates employment for any reason, including retirement, all unvested awards are forfeited. See “Potential Payments Upon Termination or Change in Control” on page 90 for additional details regarding these awards.

88	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis | 6. Executive Compensation Tables

2023 Option Exercises and Stock Vested

The following table sets forth the number of shares acquired and the value realized by our NEOs during the fiscal year ended December 31, 2023 on the exercise of options or the vesting and/or settlement of RSUs.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Laurence D. Fink	—	—	31,175	$23,314,536

Robert S. Kapito	—	—	24,711	$18,480,368

Robert L. Goldstein	—	—	12,935	$9,673,569

Mark K. Wiedman	—	—	10,858	$8,120,264

Martin S. Small	—	—	5,124	$3,832,035

Gary S. Shedlin	—	—	8,512	$6,365,784

(1)	Value realized reflects (i) the closing price per share of BlackRock common stock on the day prior to the vesting date, multiplied by (ii) the number of RSUs that vested.

2023 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year- End ($)(2)
Laurence D. Fink	$6,978,422(3)	—	$3,743,697	—	$24,028,974

Robert S. Kapito	—	—	$19,874	—	$260,466

Robert L. Goldstein	—	—	$83,858	$878,458	$1,483,781

Mark K. Wiedman	—	—	$29,888	—	$240,258

Martin S. Small	—	—	—	—	—

Gary S. Shedlin	—	—	—	—	—

(1)	Represents earnings on balances in the VDCP (as described below), none of which were determined to be above-market.

(2)

Amounts shown include deferred portions of the cash element of annual incentive compensation payable to each NEO (other than Messrs. Small and Shedlin) as reported in the Salary and/or Bonus columns of our Summary Compensation Tables for previous years.

(3)	The amount of Mr. Fink’s contribution to the VDCP are included in his 2022 Bonus column values of the 2023 Summary Compensation Table.

Voluntary Deferred Compensation Plan

BlackRock maintains the VDCP, which allows participants to elect to defer between 1% and 100% of the cash element of their annual incentive compensation that is not mandatorily deferred under another arrangement. The participants must specify a deferral period of up to 10 years and distributions may be in a lump sum or up to 10 annual installments. The benchmark investments available for the NEOs are the same as those for all other participants. Deferred amounts and any benchmark returns are vested at the time of deferral or crediting, as applicable, under the VDCP.

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Compensation Discussion and Analysis | 6. Executive Compensation Tables

Potential Payments Upon Termination or Change in Control

As described previously, the NEOs do not have individual employment, severance or change in control agreements with BlackRock.

Pursuant to the terms of the applicable equity award agreements, an NEO whose employment is terminated may be entitled to accelerated vesting and payment (or continued eligibility for vesting and payment) with respect to such NEO’s outstanding awards. In addition, upon a termination of employment by the Company without cause in conjunction with a reduction in force or position elimination, an NEO may be eligible to receive severance benefits under the Severance Plan. The applicable terms and estimated payment amounts with respect to the foregoing are set forth in the tables on pages 91 and 93, in each case assuming a termination of employment of the NEO on December 31, 2023.

90	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis | 6. Executive Compensation Tables

Treatment of Outstanding Equity Awards Upon Termination of Employment or a Change in Control

Type of Award	Voluntary Resignation	Termination For Cause	Involuntary Termination Without Cause(1)	Qualified Retirement / Disability	Death

RSUs Granted as Part of Annual Incentive Awards (“Year-End Awards”)	Unvested awards are forfeited.	Unvested awards are forfeited.

Awards will continue to vest in accordance with their schedule following termination. Any portion of the award that remains unvested on the one-year anniversary of termination will become fully vested on that date, subject to non-engagement in any competitive activity prior to the vesting date.

If termination occurs within the one-year period following a change in control of BlackRock, the awards will vest at the time of termination.

				Awards will continue to vest in accordance with their schedule following termination. Any portion of the award that remains unvested on the one-year anniversary of termination will become fully vested on that date, subject to non-engagement in any competitive activity prior to the vesting date.	Immediate vesting and settlement.

RSUs Granted as BPIP Awards	Unvested awards are forfeited.	Unvested awards are forfeited.

Awards will continue to be eligible to fully vest following the end of the performance period, subject to attainment of the applicable performance targets and non-engagement in any competitive activity prior to the vesting date. If termination occurs within the 12-month period following a change in control, awards granted will fully vest at target level.

				Awards will continue to be eligible to fully vest following the end of the performance period, subject to attainment of the applicable performance targets and non-engagement in any competitive activity prior to the vesting date.	Awards will continue to be eligible to fully vest following the end of the performance period, subject to attainment of the applicable performance targets.

Performance-Based Option Awards (applicable to the 2017 and 2023 Awards, except as specifically noted)	Unvested awards are forfeited; vested but unexercised awards remain exercisable for a 90-day period following separation subject to non- engagement in any competitive activity prior to exercise of the awards.	Unvested awards are forfeited; vested and unexercised awards are cancelled.

2017 Awards: Awards will vest on a pro rata basis with respect to each tranche (based on length of service during the vesting period), plus a one-year service credit, and will remain exercisable through the full term, subject to achievement of the applicable performance conditions and non-engagement in any competitive activity prior to exercise of the awards. The applicable performance conditions have been achieved. If termination occurs within the 12-month period following a change in control, awards will fully vest and remain exercisable through the full term.

2023 Awards: Awards are forfeited if terminated within two years of grant. Thereafter, awards will be reduced by 50% and vest on a pro rata basis with respect to each tranche (based on length of service during the vesting period) and will remain exercisable through the full term, subject to achievement of the applicable performance conditions and non-engagement in any competitive activity prior to exercise of the awards. If termination occurs within the 12-month period following a change in control, unvested awards are forfeited.

Qualified Retirement: Unvested awards are

forfeited; vested but unexercised awards remain exercisable for a 90-day period following separation subject to non- engagement in any competitive activity prior to exercise of the awards.

Disability: Awards will continue to be eligible to fully vest on each vesting date, subject to achievement of the applicable performance conditions and non-engagement in any competitive activity prior to exercise of the awards. Solely with respect to the 2017 Awards, the applicable performance conditions have been achieved. Any vested options will remain exercisable through the full term.

Awards will continue

to be eligible to fully
vest on each vesting
date, subject to
achievement of the
applicable
performance
conditions. Solely
with respect to the
2017 Awards, the
applicable
performance
conditions have
been achieved. Any
vested options will
remain exercisable
through the full
term.

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Compensation Discussion and Analysis | 6. Executive Compensation Tables

(1)

Treatment described in the event of a termination without cause following a change in control applies if outstanding awards are assumed or substituted by the acquirer. If outstanding awards are not assumed or substituted, such awards would become vested at the time of the change in control (at target level for performance-based awards).

Voluntary Deferred Compensation Plan: Upon a change in control of BlackRock, Inc. or a termination (with respect to deferrals prior to the 2016 plan year) of an NEO’s employment for any reason, such NEO’s VDCP balance would be paid out. Upon a termination of an NEO’s employment for any reason with respect to deferrals for the 2016 and subsequent plan years, such NEO’s VDCP balance would be paid in accordance with their deferral election. All outstanding VDCP balances were fully vested as of December 31, 2023. Accordingly, no amounts have been included in the table on page 93 with respect to VDCP balances. For additional information, please refer to the “2023 Nonqualified Deferred Compensation” table on page 89.

Leadership Retention Carry Plan: No percentage points were granted under the Leadership Retention Carry Plan to any of our NEOs in 2023. In 2023, BlackRock and Mr. Kapito agreed to limit Mr. Kapito’s entitlements under the Leadership Retention Carry Plan by reducing the number of percentage points granted to Mr. Kapito commencing in 2023. In the event of a termination of employment due to voluntary resignation, termination for cause or involuntary termination without cause, all percentage points granted are forfeited. In the event of a termination of employment due to qualified retirement, death or disability, each recipient would begin receiving cash distributions in accordance with the schedule described below, with respect to his or her percentage points granted under the BlackRock Leadership Retention Carry Plan, subject to the execution of a release of claims and compliance with restrictive covenant obligations. An initial distribution would be made on the first payroll date following June 30 of the calendar year immediately following the year in which the qualifying termination occurs, with additional distributions occurring on the first payroll dates following the dates that are 48 and 108 months, respectively, following the initial distribution date. In each case, the distributions would be based on the actual carried interest distributions to BlackRock from the participating BlackRock carry funds as of the applicable measurement date, provided that each of first two distributions will be limited to 80% of the distributions calculated as of the applicable measurement date. For purposes of each distribution, the measurement date will be the December 31 preceding the year in which the distribution is made. For additional details regarding the Leadership Retention Carry Plan, see page 65 of BlackRock’s 2020 Proxy Statement.

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Compensation Discussion and Analysis | 6. Executive Compensation Tables

Potential Payments Upon Termination of Employment or a Change in Control

The amounts in the table below reflect an assumed termination of employment on December 31, 2023 and are based on the closing price of BlackRock common stock on December 29, 2023, which was $811.80. Any amounts payable upon or due to an NEO’s termination by BlackRock other than for cause, due to the NEO’s disability or upon a qualified retirement (as such terms are defined in the applicable award agreements) are subject to the NEO’s (i) execution of a release of claims against BlackRock and (ii) continued compliance with covenants restricting the NEO’s solicitation of clients or employees of BlackRock for the one-year period following termination.

Name	Involuntary Termination Without Cause	Involuntary Termination Without Cause Following a Change in Control	Qualified Retirement	Disability / Death	Voluntary Resignation / Termination for Cause

Laurence D. Fink

Year-End Awards(1)	$ 8,694,378	$ 8,694,378	$ 8,694,378	$ 8,694,378	—

BPIP Awards(2), (3), (4)	$28,726,355	$43,794,331	$28,726,355	$28,726,355	—

Severance(10)	$ 1,557,692	$ 1,557,692	—	—	—

Total(12)	$38,978,425	$54,046,401	$37,420,733	$37,420,733	—

Robert S. Kapito

Year-End Awards(1)	$ 7,141,405	$ 7,141,405	$ 7,141,405	$ 7,141,405	—

BPIP Awards(2), (3), (4)	$21,554,102	$32,467,200	$21,554,102	$21,554,102	—

Severance(10)	$ 1,298,077	$ 1,298,077	—	—	—

Leadership Retention Carry Plan(11)	—	—	$ 144,739	$ 144,739	—

Total(12)	$29,993,584	$40,906,682	$28,840,246	$28,840,246	—

Robert L. Goldstein

Year-End Awards(1)	$ 4,028,963	$ 4,028,963	$ 4,028,963	$ 4,028,963	—

BPIP Awards(2), (3), (4)	$11,506,453	$16,617,948	$11,506,453	$11,506,453	—

2017 Option Awards(5), (6), (7), (8), (9)	$10,759,979	$10,759,979	—	$10,759,979	—

2023 Option Awards(5), (6), (7), (8), (9)	—	—	—	$ 7,974,465	—

Severance(10)	$ 519,231	$ 519,231	—	—	—

Total(12)	$26,814,626	$31,926,121	$15,535,417	$34,269,861	—

Mark K. Wiedman

Year-End Awards(1)	$ 2,795,839	$ 2,795,839	$ 2,795,839	$ 2,795,839	—

BPIP Awards(2), (3), (4)	$10,661,369	$15,505,893	$10,661,369	$10,661,369	—

2017 Option Awards(5), (6), (7), (8),(9)	$10,759,979	$10,759,979	—	$10,759,979	—

2023 Option Awards(5), (6), (7), (8), (9)	—	—	—	$ 7,974,465	—

Severance(10)	$ 384,615	$ 384,615	—	—	—

Total(12)	$24,601,802	$29,446,326	$13,457,209	$32,191,653	—

Martin S. Small

Year-End Awards(1)	$ 2,059,537	$ 2,059,537	$ 2,059,537	$ 2,059,537	—

BPIP Awards(2), (3), (4)	$ 4,718,182	$ 6,505,284	$ 4,718,182	$ 4,718,182	—

2017 Option Awards(5), (6), (7), (8),(9)	$ 2,690,069	$ 2,690,069	—	$ 2,690,069	—

2023 Option Awards(5), (6), (7), (8), (9)	—	—	—	$ 6,098,128	—

Severance(10)	$ 326,923	$ 326,923	—	—	—

Total(12)	$ 9,794,711	$11,581,813	$ 6,777,718	$15,565,916	—

Gary S. Shedlin

Year-End Awards(1)	$ 2,947,646	$ 2,947,646	$ 2,947,646	$ 2,947,646	—

BPIP Awards(2), (3), (4)	$ 7,398,745	$10,546,438	$ 7,398,745	$ 7,398,745	—

2017 Option Awards(5), (6), (7), (8),(9)	$ 8,069,910	$ 8,069,910	—	$ 8,069,910	—

2023 Option Awards(5), (6), (7), (8), (9)	—	—	—	$ 1,876,337	—

Severance(10)	$ 211,538	$ 211,538	—	—	—

Total(12)	$18,627,839	$21,775,532	$10,346,391	$20,292,637	—

BLACKROCK, INC. 2024 PROXY STATEMENT	93

Compensation Discussion and Analysis | 6. Executive Compensation Tables

(1)

This reflects an amount equal to (i) the number of unvested RSUs awarded as Year-End Awards outstanding as of December 31, 2023, multiplied by (ii) $811.80 (the closing price of BlackRock common stock on December 29, 2023). For additional details on the Year-End Awards, please refer to the “2023 Outstanding Equity Awards at Fiscal Year-End” table on page 87 and the “Treatment of Outstanding Equity Awards Upon Termination of Employment or a Change in Control” table on page 91.

(2)

BPIP Awards upon an involuntary termination without cause (other than following a change in control): For the January 2021 BPIP Awards, January 2022 BPIP Awards and January 2023 BPIP Awards, the value shown reflects an amount equal to (i) the number of shares that the NEO would receive upon settlement of the award, assuming actual performance relative to the performance targets through December 31, 2023, and target-level performance pursuant to the 2023 BPIP Award Determination Matrix on page 62 for the remainder of the applicable performance period, multiplied by (ii) $811.80. The actual number of shares that an NEO would receive following the end of the three-year performance period will be based on the Company’s actual performance over the duration of the performance period. For additional details on the BPIP Awards, please refer to the “2023 Grants of Plan-Based Awards” table on page 85, the “2023 Outstanding Equity Awards at Fiscal Year-End” table on page 87 and the “Treatment of Outstanding Equity Awards Upon Termination of Employment or a Change in Control” table on page 91.

(3)

BPIP Awards upon an involuntary termination without cause within 12 months following a change in control: For January 2021 BPIP Awards, the value shown reflects an amount equal to (i) the number of shares that the NEO would receive upon settlement of the award, assuming actual performance through December 31, 2023, multiplied by (ii) $811.80. For both January 2022 BPIP Awards and January 2023 BPIP Awards, the table reflects an amount equal to (i) the number of shares that the NEO would receive assuming the achievement of target-level performance pursuant to the 2023 BPIP Award Determination Matrix on page 62 during the performance period multiplied by (ii) $811.80. Under the terms of the Stock Plan, any outstanding awards that are not assumed by the acquirer in the event of a change in control would become fully vested (at target level for performance-based awards).

(4)

BPIP Awards upon a termination due to death, disability or qualified retirement: For the January 2021 BPIP Awards, January 2022 BPIP Awards and January 2023 BPIP Awards, the value shown reflects an amount equal to (i) the number of shares that the NEO would receive upon settlement of the award, assuming actual performance relative to the performance targets through December 31, 2023, and target-level performance pursuant to the 2023 BPIP Award Determination Matrix on page 62 for the remainder of the applicable performance period, multiplied by (ii) $811.80. The actual number of shares that an NEO would receive following the end of the three-year performance period will be based on the Company’s actual performance over the duration of the performance period.

(5)

In the fourth quarter of 2017, we implemented a key strategic part of our long-term management succession plans by creating equity incentive grants of performance-based stock options for a select group of senior leaders, excluding the CEO and President, who we believed would play critical roles in BlackRock’s future. These awards were part of a strategic initiative and we do not consider them to be part of our regular annual compensation.

In May 2023, BlackRock implemented a key strategic part of our long-term management succession plans by granting non-recurring long-term incentive awards in the form of performance-based stock options to a select group of senior leaders, excluding the CEO and President, who we believe will play critical roles in BlackRock’s future. Consequently, we do not consider these awards to be part of our regular annual compensation determinations for 2023. See “Performance-Based Stock Options” on page 63.

(6)

Option Awards upon an involuntary termination without cause: The amounts shown represent the value of a pro rata portion of unvested options as of December 31, 2023, at $811.80 (i.e., the closing price on December 29, 2023). For the 2017 option awards, the applicable stock price hurdle was achieved on December 2, 2020, and the MDCC certified in January 2022 that positive Organic Revenue growth was achieved during the performance period. The pro rata portion (with respect to each tranche) which can be earned based on, and subject to, the achievement of the performance conditions is determined by multiplying the unvested options at termination of employment by a fraction, the numerator of which is the number of full months, rounded down, the executive was employed from the date of grant through the termination date plus 12 months, and the denominator of which is the number of full months elapsed from the grant date through the applicable vesting date. The 2023 awards are forfeited if terminated without cause within 2 years of grant. For additional details on these awards, see the “2023 Outstanding Equity Awards at Fiscal Year-End” table on page 87.

(7)

Option Awards upon a termination without cause within 12 months following a change in control: The amounts shown represent the value of unvested options as of December 31, 2023. For the 2017 option awards, the stock price hurdle was achieved on December 2, 2020, and the MDCC certified in January 2022 that positive Organic Revenue growth was achieved during the performance period. The 2023 awards are forfeited upon a termination without cause within 12 months following a change in control.

(8)	Option Awards upon qualified retirement: All unvested options will be forfeited.

(9)

Option Awards upon a termination due to death or disability: All unvested awards will continue to vest. The amounts shown represent the value of unvested options as of December 31, 2023. For the 2017 option awards the stock price hurdle was achieved on December 2, 2020, and the MDCC certified in January 2022 that positive Organic Revenue growth was achieved during the performance period.

(10)

Reflects the amount that would have been payable to the NEO in a lump sum pursuant to the Severance Plan, assuming the NEO’s termination of employment by BlackRock other than for cause on December 31, 2023.

(11)

Leadership Retention Carry Plan Award upon a termination due to qualified retirement, disability or death: The value shown for Mr. Kapito reflects an award of percentage points under the BlackRock Leadership Retention Carry Plan to promote his long-term retention and drive future growth and performance and constitutes a reasonable estimate of the portion of the carry pool that would be payable to Mr. Kapito under the plan based upon the actual amount of carried interest distributions received by BlackRock from participating funds as of December 31, 2023. The remaining value of the award depends on multiple factors that remain unknown, including timing of realization of the underlying investments in the participating illiquid alternative funds and the specific returns achieved with respect to the participating funds, and is not currently subject to reasonable estimation. However, had the participating funds been liquidated as of December 31, 2023 and all carried interest amounts been distributed and monetized in accordance with the respective funds’ distribution and related provisions, and had an actual qualifying termination of employment occurred on December 31, 2023, the remaining value of the award (which is in addition to the amount shown in the table) would have been approximately $20.3 million. The value of the award following an actual qualifying termination of employment will differ from these amounts depending on circumstances at the time.

(12)

Total values for Year-End Awards, BPIP Awards, Option Awards and Severance are rounded to the nearest whole number and, as a result of such rounding, the sum of such amounts may differ slightly from the amounts set forth in the line item titled “Total.”

CEO Pay Ratio for 2023

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO:

For 2023, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our Company (other than our CEO) was $162,300; and

•	The annual total compensation of our CEO, as reported in the 2023 Summary Compensation Table included in this Proxy Statement, was $26,939,474.

Based on this information, the ratio of our CEO’s annual total compensation to the median of the annual total compensation of all employees was 166:1. This result is broadly consistent with our historical pay practices.

94	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis
 | CEO Pay Ratio for 2023

2023 CEO Pay Ratio = 166:1
Methodology

1.
Identification of Median Employee.
As permitted by Item 402(u) of Regulation
S-K,
we are using the same median employee as was used in 2022 as there were no material changes in 2023 to our employee population, our compensation arrangements or our median employee’s circumstances that would significantly impact our pay ratio disclosure.

We identified our median employee for 2022 based on our employee population as of December 31, 2022. In order to identify the median employee from our employee population as of December 31, 2022, we reviewed the 2022 total compensation of our employees. Total compensation included base salary, overtime, 2022 annual incentive award, direct incentives, commission payments and long-term equity incentive grants as reflected in the 2022 annual compensation statements provided to each employee as part of the year-end
compensation process.

We identified our median employee for 2022 using this compensation measure, which was consistently applied to all our employees included in the calculation. We did not make any cost-of-living
adjustments in identifying the 2022 median employee.

2.
Calculation of Annual Total Compensation.
Once we identified that our median employee selected in 2022 was reasonable for our 2023 disclosure, we combined all the elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation
S-K,
resulting in annual total compensation of $162,300. The difference between such employee’s total compensation and the reported amount for the ratio calculation is the contributions made by BlackRock under its tax qualified defined contribution (401(k)) plan for 2023 to such employee, which totaled $9,500.

For our CEO’s annual total compensation, we used the amount reported in the “Total” column of our “ 2023 Summary Compensation Table ” included in this Proxy Statement on page 84.
Pay Versus Performance
As required by Item 402(v) of Regulation
S-K,
we are providing the following information regarding the relationship between executive “compensation actually paid” (as defined by SEC rules) and certain aspects of our financial performance for each of the last three completed fiscal years. In determining the “compensation actually paid” to our NEOs, we are required to include various adjustments to amounts that have been reported in the Summary Compensation Table for 2023 and in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values both reported in our Summary Compensation Table for 2023 and in previous years, as well as the adjusted values required in this section for the 2020, 2021, 2022 and 2023 calendar years.

					Value of Initial Fixed $100 Investment Based on:

Year	Summary Compensation Table Total for CEO (1)	Compensation Actually Paid to CEO (2)	Average Summary Compensation Table Total for Non-CEO NEOs (1)	Average Compensation Actually Paid to Non-CEO NEOs (2)	Total Shareholder Return (3)	Peer Group Total Shareholder Return (4)	Net Income ($ millions) (5)	Operating Margin, as Adjusted (6)
2023	$26,939,474	$26,855,065	$15,627,388	$20,027,946	$178.70	$168.44	$5,502	41.7%
2022	$32,726,109	($5,793,787)	$13,782,910	($12,461,284)	$151.62	$128.15	$5,178	42.8%
2021	$32,587,335	$65,321,174	$14,814,344	$39,235,001	$190.47	$171.06	$5,901	46.8%
2020	$27,356,432	$56,852,871	$12,121,020	$36,172,170	$147.21	$115.88	$4,932	46.0%

(1)
Reflects compensation amounts reported in the Summary Compensation Table for Mr. Fink, who served as our CEO for the respective years shown. Reflects average compensation amounts reported in the Summary Compensation Table for the following non-CEO
NEOs for the fiscal years noted below:

•	2023: Messrs. Kapito, Goldstein, Wiedman, Small and Shedlin.

•	2022: Messrs. Kapito, Goldstein, Kushel and Shedlin.

•	2021: Messrs. Kapito, Goldstein, Kushel and Shedlin.

•	2020: Messrs. Kapito, Goldstein, Shedlin and Wiedman.

(2)
Dollar amounts reflect “compensation actually paid” for our CEO and average “compensation actually paid” for our non-CEO
NEOs for each of the 2023, 2022, 2021 and 2020 fiscal years. In determining the “compensation actually paid” to our NEOs, we are required by SEC rules to include various adjustments to amounts that have been reported in the Summary Compensation Table for 2023 and in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. Because none of our NEOs participated in any Company-sponsored defined benefit pension program in the

BLACKROCK, INC. 2024 PROXY STATEMENT	95

Compensation Discussion and Analysis
 | Pay Versus Performance

covered years, we have not included any adjustments with respect to service cost or prior service cost for any pension plans. These amounts do not reflect the year-end
executive pay decisions made by the MDCC as detailed in the “
NEO Total Annual Compensation Summary
” on page 58. For information regarding the decisions made by our MDCC in regard to our NEO’s compensation for each fiscal year, please see the Compensation Discussion and Analysis sections of the proxy statements reporting pay for the fiscal years covered in the table above, including the discussion beginning on page 54 of this Proxy Statement.
CEO Summary Compensation Table Total Compensation to Compensation Actually Paid Reconciliation

Year	2020	2021	2022	2023
CEO	Mr. Fink	Mr. Fink	Mr. Fink	Mr. Fink
Summary Compensation Table Total Compensation ($)	27,356,432	32,587,335	32,726,109	26,939,474
Less: Equity Award Values Reported in Summary Compensation Table for the Covered Year ($)	(15,999,930)	(18,849,371)	(23,250,554)	(16,449,974)
Plus: Year-End Fair Value for Outstanding Unvested Equity Awards Granted in the Covered Year ($)	23,542,782	29,527,964	10,821,969	15,241,152
Plus/Less: Change in Fair Value as of Year-End of Outstanding Unvested Equity Awards from Prior Years ($)	19,210,242	20,751,886	(22,966,972)	(1,211,612)
Plus/Less: Change in Fair Value as of the Vesting Date of Equity Awards from Prior Years that Vested in the Covered Year ($)	1,149,414	(635,548)	(4,072,502)	1,577,082
Plus: Fair Value as of the Vesting Date of Equity Awards Granted and Vested in the Same Covered Year ($)	—	—	—	—
Less: Fair Value of Equity Awards Forfeited during the Covered Year ($)	—	—	—	—
Plus: Value of Dividends Accrued on Equity Awards in the Covered Year not Otherwise Reflected in the Summary Compensation Table Total Compensation ($)	1,593,931	1,938,907	948,163	758,942
Compensation Actually Paid to CEO ($)	56,852,871	65,321,174	(5,793,787)	26,855,065
Average
Non-CEO
NEO Summary Compensation Table Total Compensation to Average Compensation Actually Paid Reconciliation

Year	2020 Average	2021 Average	2022 Average	2023 Average
Non-CEO NEOs	See note (1) above for NEO details
Average Summary Compensation Table Total Compensation ($)	12,121,020	14,814,344	13,782,910	15,627,388
Less: Average Equity Award Values Reported in Summary Compensation Table for the Covered Year ($)	(7,137,300)	(8,646,287)	(10,018,757)	(11,741,131)
Plus: Average Year-End Fair Value for Outstanding Unvested Equity Awards Granted in the Covered Year ($)	10,462,842	13,191,839	5,372,696	14,044,991
Plus/Less: Average Change in Fair Value as of Year-End of Outstanding Unvested Equity Awards from Prior Years ($)	19,724,323	19,333,261	(16,643,676)	950,007
Plus/Less: Average Change in Fair Value as of the Vesting Date of Equity Awards from Prior Years that Vested in the Covered Year ($)	402,384	(231,411)	(5,388,671)	835,730
Plus: Average Fair Value as of the Vesting Date of Equity Awards Granted and Vested in the Same Covered Year ($)	—	—	—	—
Less: Average Fair Value of Equity Awards Forfeited during the Covered Year ($)	—	—	—	—
Plus: Average Value of Dividends Accrued on Equity Awards in the Covered Year not Otherwise Reflected in the Average Summary Compensation Table Total Compensation ($)	598,901	773,255	434,214	310,960
Average Compensation Actually Paid to Non-CEO NEOs ($)	36,172,170	39,235,001	(12,461,284)	20,027,946
Equity Award Valuation Assumptions: BPIP award grant date fair values are calculated using the stock price as of the grant date assuming target performance. Adjustments to these values have been made using the stock price and projected vesting assumptions as of each subsequent measurement date, assuming actual performance relative to the applicable performance targets through the applicable measurement date and target performance for years in the performance period beyond the applicable measurement date

96	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis
 | Pay Versus Performance

(based on the award determination matrix for the BPIP award granted in the January following the applicable measurement date). RSU values represent fair values which are calculated using the stock price as of each measurement date. Stock options represent performance-based option awards with vesting contingent on the NEOs’ continued service and BlackRock’s achievement of a stock price hurdle and positive Organic Revenue growth. Stock option fair values for measurement dates prior to when the price hurdle was achieved are calculated by a Monte Carlo simulation model with an embedded binomial lattice model, which accounts for the risk of non-achievement.
For stock option fair values occurring after the achievement of the price hurdle, the values are calculated by a binomial lattice model only. The stock option binomial lattice modelling uses a consistent set of valuation inputs (including BlackRock stock price, volatility, and dividend rates, market risk free rate, and the options’ strike price and term) which have been updated as of each measurement date, as applicable.

(3)
Represents the cumulative total shareholder return
(“TSR”)

o
f BlackRock for the periods ending on December 31, 2023, 2022, 2021 and 2020, respectively, based on an initial fixed investment of $100 in BlackRock common stock on December 31, 2019. For 2023, represents the four-year TSR (2020-2023), for 2022, represents the three-year
TSR (2020-2022), for 2021, represents the two-year TSR (2020-2021) and for 2020 represents the one-year
TSR (2020).

(4)
Represents the cumulative TSR of the S&P U.S. BMI Asset Management & Custody Banks Index (as reported in BlackRock’s Annual Report on Form
10-K)
for each of the periods ending on December 31, 2023, 2022, 2021 and 2020, respectively, based on an initial fixed investment of $100 in BlackRock common stock on December 31, 2019. For 2023, represents the four-year TSR (2020-2023), for 2022, represents the three-year TSR (2020-2022), for 2021, represents the two-year TSR (2020-2021) and for 2020 represents the one-year TSR (2020).

(5)
Reflects
n
et income attributable to BlackRock, Inc. in the Company’s Consolidated Statements of Income included in BlackRock’s Annual Reports on Form
10-K
for each of the fiscal years ended December 31, 2023, 2022, 2021 and 2020, respectively.

(6)
BlackRock’s Company-Selected Measure is Operating Margin, as adjusted. For reconciliation with GAAP for 2021-2023, please see Annex A. For a reconciliation with GAAP for 2020, please see page 37 of BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2022.

Relationship between Compensation Actually Paid and Performance Measures Disclosed in the Pay Versus Performance Table
The following chart shows that the “compensation actually paid” to our CEO and average “compensation actually paid” to our other NEOs for each of the 2020, 2021, 2022 and 2023 fiscal years align to trends with BlackRock’s and our peer group’s (S&P U.S. BMI Asset Management & Custody Banks Index) TSR over the same period. BlackRock maintained a relatively consistent TSR premium relative to our peer group.
Compensation Actually Paid vs. TSR

BLACKROCK, INC. 2024 PROXY STATEMENT	97

Compensation Discussion and Analysis
 | Pay Versus Performance

The following chart shows that the “compensation actually paid” to our CEO and average “compensation actually paid” to our other NEOs for each of the 2020, 2021, 2022 and 2023 fiscal years align to trends in
n
et
i
ncome attributable to BlackRock, Inc. over the same period.
Compensation Actually Paid vs. Net Income
(1)

The following chart shows that “compensation actually paid” to our CEO and average “
compensation
actually
paid
” to our other NEOs for each of the 2020, 2021, 2022 and 2023 fiscal years align to trends with BlackRock’s Operating
Margin
, as adjusted, over the same period.
Compensation Actually Paid vs. Operating Margin, as adjusted
(2)

(1)
Reflects
n
et income attributable to BlackRock, Inc. in the Company’s Consolidated Statements of Income included in BlackRock’s Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2023, 2022, 2021 and 2020, respectively.

(2)
BlackRock’s Company-Selected Measure is Operating Margin, as adjusted. For reconciliation with
GAAP
for 2021-2023, please see Annex A. For a reconciliation with GAAP for 2020, please see page 37 of BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2022.

98	BLACKROCK, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis
 | Pay Versus Performance

List of Most Important Measures
The following table presents the most important financial performance measures that we use to link “compensation actually paid” (as defined by SEC rules) to our NEOs for 2023 to our performance. Performance outcomes for each measure are generally assessed in the context of external market conditions, and may be considered relative to industry performance or over variable time horizons. These measures are not ranked.

Measure
Operating Margin, as adjusted (1)
Operating Income, as adjusted (1)
Net New Base Fee Growth
Net New Business
Organic Revenue Growth (2)
Diluted EPS, as adjusted (1)
Total Shareholder Return (3)

(1)	For reconciliation with GAAP, please see Annex A.
(2)
Organic Revenue growth is a measure of the estimated annual revenue impact of BlackRock’s total net new business in a given year, including net new technology services revenue, excluding the effect of market appreciation/(depreciation) and foreign exchange. Organic Revenue is not directly correlated with the actual revenue earned in a given year.

(3)
We assess performance based in part on BlackRock’s
1-year,
3-year
and
5-year
Total Shareholder Return. Total Shareholder Return is defined as the change in stock price plus reinvested dividends, measured through December 31, 2023, then annualized.

Equity Compensation Plan Information
The following table summarizes information, as of December 31, 2023, relating to BlackRock equity compensation plans pursuant to which grants of options, RSUs or other rights to acquire shares of BlackRock common stock may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities available for issuance under equity compensation plans (excluding securities reflected in first column)

Approved

BlackRock, Inc. Second Amended and Restated 1999 Stock Award and Incentive Plan	4,912,189 (1)	$581.16 (2)	2,248,287

Amended and Restated BlackRock, Inc. Employee Stock Purchase Plan	—	N/A	322,261 (3)

Total Approved by Shareholders	4,912,189		2,570,548

Not Approved

None	—	N/A	—

Total Not Approved by Shareholders	—	N/A	—

Total	4,912,189		2,570,548

(1)	Includes 2,229,023 shares subject to RSUs (including RSUs which are settled in cash) and BPIP Awards (assuming payout at target levels) and 2,683,166 stock options.

(2)	Represents the weighted-average exercise price of stock options only, comprising 1,549,080 options with an exercise price of $513.50 and 1,134,086 options with an exercise price of $673.58.

(3)	Includes 8,549 shares that were subject to purchase during the open offering period that included December 31, 2023.

BLACKROCK, INC. 2024 PROXY STATEMENT	99

Item 3:

Approval of the BlackRock, Inc.

Third Amended and Restated 1999 Stock Award and Incentive Plan

We are asking our shareholders to approve the BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan (the “Restated Plan”). This proposal is being submitted to our shareholders in compliance with the NYSE rules concerning shareholder approval of equity compensation plans and/or material revisions to these plans.

The Board of Directors approved the Restated Plan on March 13, 2024, subject to approval by our shareholders at the Annual Meeting. The Restated Plan amends and restates the BlackRock, Inc. Second Amended and Restated 1999 Stock Award and Incentive Plan (the “Original Plan”). If approved by our shareholders, the Restated Plan will become effective on the date of such shareholder approval.

The Restated Plan enables the MDCC, as administrator of the Restated Plan, to grant stock options, stock appreciation rights, shares of restricted stock, restricted stock units, other stock-based awards and cash-based awards to selected employees and non-employee directors of, and other individuals performing advisory or consulting services to, BlackRock and its affiliates. The MDCC believes that the Restated Plan is critical to maintaining a competitive pay-for-performance compensation program aligned with shareholder interests and attracting, rewarding and retaining top talent. As described under “Compensation Program Objectives” on page 60, our compensation program is designed to, among other things, align the interests of our senior-level employees with those of our shareholders through the use of long-term performance-based equity awards.

The Original Plan will expire on May 28, 2025. If approved by our shareholders, the term of the Restated Plan will be extended for ten years commencing on the date of such shareholder approval. In addition, BlackRock is asking shareholders to approve an increase in the number of shares of common stock, par value $0.01 per share, authorized for issuance under the Restated Plan from 41,500,000 to 48,500,000. The Board believes that the existing number of shares remaining available for new awards under the Original Plan will not be sufficient to meet BlackRock’s anticipated needs to support our equity compensation program beyond 2024. The extension of the plan term and the increase in the number of shares available for new awards under the Restated Plan will allow the MDCC to continue to grant equity-based long-term incentive awards as part of our pay-for-performance compensation program. We anticipate that the additional 7,000,000 shares of common stock reserved for issuance under the Restated Plan, together with the approximately 1,475,911 shares of common stock remaining available for future grants under the Original Plan as of March 21, 2024, will allow us to continue to grant the long-term equity-based incentive awards necessary to adequately incentivize our employees, directors, consultants and advisors for approximately 4-6 years.

Certain other changes are being made to the Restated Plan because the Board believes these changes are consistent with BlackRock’s equity compensation practices. Such changes include, but are not limited to: (i) a reduction in the annual maximum value limit for awards granted under the Restated Plan to individual non-employee directors from $2,000,000 (not including cash directors’ fees) to $1,000,000 (including cash directors’ fees); (ii) flexibility to convert accrued dividends and dividend equivalents into additional restricted stock or restricted stock unit awards; (iii) clarification that the list of performance goals enumerated in the Restated Plan is illustrative only and not an exhaustive list of the performance goals that may be used in connection with performance-based awards granted under the Restated Plan; (iv) clarification that if an award granted under the Restated Plan may only be settled in cash, or is in fact settled in cash, any shares of common stock subject to such cash-settled award will not be counted against the number of shares of common stock available for issuance under the Restated Plan; (v) allowing BlackRock to cancel outstanding awards in connection with a change in capitalization in exchange for a payment equal to the fair market value of the canceled awards (reduced by any exercise price of such awards), provided that any stock option, stock appreciation right or similar award that is underwater may be cancelled for no consideration; (vi) clarification that if shares of common stock are withheld to satisfy tax withholding obligations in connection with vesting, settlement and/or exercise of an award, BlackRock may withhold shares of common stock in respect of such tax withholding obligations up to the amount that would not result in adverse tax or accounting consequences to BlackRock; and

100	BLACKROCK, INC. 2024 PROXY STATEMENT

Item 3: Approval of the BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan | Share Usage and Overhang

(vii) other updates, including further clarifying and conforming plan changes and the removal of certain provisions related to the “performance-based compensation” exception under Section 162(m) of the Internal Revenue Code that are no longer applicable.

The foregoing is not intended to be an exhaustive list of all of the changes reflected in the Restated Plan. The summary of the Restated Plan included below describes the material features of the Restated Plan.

Share Usage and Overhang

While equity incentive awards are an important part of our pay-for-performance compensation program, the Board and the MDCC are mindful of their responsibility to our shareholders to exercise judgment in granting equity-based awards. We review a number of metrics to assess the cumulative impact of our equity compensation programs, including burn rate and overhang.

The annual share usage under the Original Plan for the last three fiscal years was as follows:

	2021	2022	2023(3)

Burn rate(1)	0.7%	0.6%	1.4%

Overhang(2)	6.1%	5.4%	4.6%

(1)

Burn rate represents (a) (i) stock options granted plus (ii) restricted stock and restricted stock units granted plus (iii) performance-based awards granted (assuming target performance with respect to each BPIP award and performance-based stock option award) divided by (b) the basic weighted average common shares outstanding for the applicable fiscal year.

(2)

Overhang represents (a) total plan shares divided by (b) (i) total plan shares plus (ii) common shares outstanding, where (a) total plan shares equals the sum of (i) the number of shares available for future grants under the Original Plan plus (ii) the number of options outstanding plus (iii) restricted stock and restricted stock units outstanding plus (iv) performance-based awards outstanding.

(3)

2023 burn rate figures include the stock options that were granted in the second quarter of 2023 in connection with BlackRock’s long-term leadership development and succession plans. Stock options represented about 55% of the total awards granted in 2023, which materially impacted the 2023 burn rate and is not representative of our annual usage. To the extent the stock options are excluded from the calculation, the 2023 burn rate would be 0.6%. We expect the burn rate to approximate our 2021 and 2022 levels more closely in the future.

As of March 21, 2024, we had approximately 1,475,911 shares of common stock available for future grants under the Original Plan, and 4,638,341 shares of common stock were subject to outstanding awards held by eligible participants in the Original Plan (assuming target performance with respect to each BPIP award and performance-based stock option award, and of which 2,362,613 shares were subject to 2017 and 2023 stock option awards with a weighted average exercise price of $587.58 and weighted-average remaining term of 5.2 years), which together represents an Overhang of approximately 3.9%. The additional 7,000,000 shares of common stock proposed to be included in the share reserve for the Restated Plan would increase the Overhang to approximately 8.1%.

Summary of the Material Features of the Restated Plan

The following summary of the material features of the Restated Plan does not purport to be complete and is qualified by the specific provisions of the Restated Plan, which is included as Annex B. Copies of the Restated Plan are available to any shareholder of BlackRock upon written request to the Corporate Secretary of BlackRock at BlackRock’s principal executive offices. Requests for copies should be addressed to:

BlackRock, Inc. Attn: Corporate Secretary 50 Hudson Yards New York, New York 10001

Shares Available

41,500,000 shares of common stock are currently authorized for issuance under the Original Plan. As of March 21, 2024, awards representing 4,638,341 shares of common stock were outstanding under the Original Plan (assuming target performance with respect to each BPIP award and performance-based stock option award), and 1,475,911 shares of common stock remained available for new awards under the Original Plan. If BlackRock shareholders approve this proposal, an aggregate of 48,500,000 shares of BlackRock common stock will be authorized for issuance under the Restated Plan, and 8,475,911 shares of common stock (i.e., the additional 7,000,000 shares of common stock reserved for issuance under the Restated Plan, together with the approximately 1,475,911 shares of common stock remaining available for future grants under the Original Plan as of March 21, 2024) will be available for new awards.

The number of shares of common stock authorized for issuance under the Restated Plan, as well as the number of shares subject to outstanding awards, the exercise price, purchase price or performance goals related to outstanding awards, and the annual limitation

BLACKROCK, INC. 2024 PROXY STATEMENT	101

Item 3: Approval of the BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan | Summary of the Material Features of the Restated Plan

on grants to any single individual, are subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange or other similar corporate transaction or event.

The closing price of a share of BlackRock common stock on the NYSE on March 21, 2024 was $842.06.

Certain Limitations on Individual Awards

No more than 4,000,000 shares of common stock may be covered by stock-based awards granted to any single individual in any plan year under the Restated Plan.

In addition, the aggregate maximum value of all awards granted to a non-employee director in any plan year under the Restated Plan (including any awards made at the election of a non-employee director in lieu of cash retainer fees) may not, when aggregated with the cash retainer fees received by the non-employee director for the plan year, exceed $1,000,000.

Administration

The MDCC administers the Restated Plan. The MDCC consists exclusively of directors who are “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act. The MDCC has authority under the Restated Plan to, among other things:

•	Determine the persons to whom awards will be granted;

•	Determine the terms and conditions (including any applicable performance criteria) of the awards; and

•	Prescribe, amend and rescind rules and requirements relating to the Restated Plan.

Eligibility to Participate

Grants of awards may be made under the Restated Plan to (i) employees of BlackRock or any of its affiliates, (ii) non-employee members of the Board and (iii) other individuals performing advisory or consulting services for BlackRock or any of its affiliates, in each case as determined and designated by the MDCC. In exercising its discretion to select eligible individuals to participate in the Restated Plan, the MDCC will take into account, among other factors, the need to incentivize eligible individuals to continue as employees, members of the Board, or other service providers, increase their efforts on behalf of BlackRock, and promote the success of BlackRock’s business.

As of March 21, 2024, (i) approximately 19,700 employees of BlackRock and its affiliates were eligible for awards under the Original Plan, of which 5,208 had been selected by the MDCC for participation in and had received awards under the Original Plan; (ii) 15 non-employee members of the Board were eligible for awards under the Original Plan, of which 15 had been selected by the MDCC for participation in and had received awards under the Original Plan; and (iii) 4 independent contractors were eligible for awards under the Original Plan, of which 4 had been selected by the MDCC for participation in and had received awards under the Original Plan. Anyone who is eligible to participate in the Original Plan will also be eligible to participate in the Restated Plan.

Stock Options and Stock Appreciation Rights

Stock option awards may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code, or nonqualified stock options. Incentive stock options may be granted only to employees. The exercise price of an option may not be less than the fair market value per share of common stock on the date of grant (except for options assumed in a corporate transaction). The MDCC may provide for payment of the exercise price of a stock option (i) in cash or cash equivalents, (ii) by an exchange of stock previously owned by the grantee, (iii) by stock issuable to the grantee pursuant to the stock option, or (iv) through a broker-dealer facilitated cashless exercise procedure.

Stock appreciation rights may be granted alone or together with stock options. A stock appreciation right is a right to be paid an amount equal to the excess of the fair market value of a share of common stock on the date the stock appreciation right is exercised over either the fair market value of a share of common stock on the date of grant (in case of a free-standing stock appreciation right) or the exercise price of the related stock option (in case of a tandem stock appreciation right). Payment can be made in cash, common stock or both, as specified in the award agreement or as determined by the MDCC.

Stock options and stock appreciation rights are exercisable at such times and upon such conditions as the MDCC may determine, as reflected in the applicable award agreement. The MDCC determines the exercise period except that, in the case of a stock option, the exercise period may not exceed ten years from the date of grant of the stock option.

Except to the extent that the MDCC or applicable award agreement provides otherwise, in the event of the termination of employment of an employee or other service relationship, the right to exercise stock options and stock appreciation rights held by such employee or other service provider will cease.

Dividend equivalent rights may not be granted with respect to stock options or stock appreciation rights.

102	BLACKROCK, INC. 2024 PROXY STATEMENT

Item 3: Approval of the BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan | Summary of the Material Features of the Restated Plan

Restricted Stock and Restricted Stock Units

A restricted stock award is an award of common stock, and a restricted stock unit award is an award of the right to receive a share of common stock (or cash) at a future date. In each case, the award is subject to certain vesting conditions and restrictions on transferability and such other restrictions, if any, as the MDCC may impose at the date of grant. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established performance goals, in such installments, or otherwise, as the MDCC may determine. Except to the extent provided in the applicable award agreement, a participant granted shares of restricted stock will have all of the rights of a shareholder, including, without limitation, the right to vote and the right to accrue dividends equal to the dividends paid on shares of common stock. If provided in the applicable award agreement, a holder of restricted stock units will be entitled to dividend equivalents with respect to such units. Under the Restated Plan, all dividends or dividend equivalents accrued with respect to restricted stock or restricted stock units, respectively, will be deferred and paid out only if, and to the extent that, the underlying restricted stock or restricted stock unit vests.

The MDCC may provide in the applicable award agreement that dividends or dividend equivalents accrued with respect to restricted stock or restricted stock units will be converted into additional shares of restricted stock or restricted stock units, as applicable, that are subject to the same vesting conditions and restrictions on transferability as the underlying restricted stock or restricted stock units, respectively, with respect to which they were distributed.

Upon termination of employment or other service relationship during the applicable restriction period, shares of restricted stock, restricted stock units and accrued but unpaid dividends or dividend equivalents, as applicable, that are subject to restrictions will be forfeited unless the award agreement provides otherwise. Subject to the terms of the Restated Plan, the MDCC can determine that restrictions or forfeiture conditions relating to restricted stock or restricted stock units will be waived in whole or in part in the event of terminations resulting from specified causes, and the MDCC may in other cases waive in whole or in part the forfeiture of Restricted Stock or Restricted Stock Units.

Other Stock-Based Awards and Cash-Based Awards

The MDCC is also authorized to grant “other stock-based awards” and “cash-based awards.” The MDCC will determine the form of other stock-based awards and cash-based awards that may be awarded under the Restated Plan, as well as all of the terms and conditions applicable to these awards, including whether the vesting or payment of an award will be based on the attainment of one or more performance goals. Other stock-based awards will be valued in whole or in part by reference to, or will be otherwise based on, shares of common stock. Other stock-based awards may be granted alone or in addition to other awards under the Restated Plan.

The maximum payment that any executive officer may receive pursuant to a “cash-based award” that is subject to performance goals in any plan year shall be $10,000,000.

Minimum Vesting Requirement

No portion of an award granted under the Restated Plan after it becomes effective will vest prior to the first anniversary of the date of grant of the award. However, the MDCC may grant awards that vest within one year following the date of grant under the following circumstances:

•

Due to the grantee’s retirement, death, disability, leave of absence, termination of employment, or upon the sale or other disposition of a grantee’s employer or any other similar event, as determined by the MDCC;

•	In accordance with terms described below under the caption “Change in Control”; or

•	As a substitute award in replacement of an award scheduled to vest within one year following the date of grant of such substitute award.

In addition, under the Restated Plan, up to 5% of the shares of stock authorized for issuance under the Restated Plan may provide for vesting within one year following the date of grant.

Change in Control

Unless otherwise provided in an award agreement or other agreement between the Company and the grantee, in the event of a “change in control” (as defined in the Restated Plan):

•

With respect to each outstanding award that is assumed or substituted in connection with the change in control, if the grantee’s employment is terminated by BlackRock or its successor or an affiliate without cause (as defined in the applicable award agreement) within the 12-month period following the change in control, then the awards held by the grantee will become fully vested (and any performance conditions applicable to such awards will be deemed to have been achieved at target level); and

BLACKROCK, INC. 2024 PROXY STATEMENT	103

Item 3: Approval of the BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan | Summary of the Material Features of the Restated Plan

•

Any outstanding awards granted after the effective date that are not assumed or substituted in connection with the change in control will become fully vested upon the change in control (with any performance conditions applicable to such awards deemed to have been achieved at target level).

An award will be considered assumed or substituted in connection with a change in control if, following the change in control, the award is of substantially comparable value and remains subject to substantially the same terms and conditions that were applicable to the award prior to the change in control, provided that, if applicable, following the change in control, an award will be deemed assumed if it relates to shares of stock of the acquiring or ultimate parent entity.

Performance Goals

To the extent the MDCC grants an award under the Restated Plan with payment or vesting based on the attainment of one or more performance goals, such payment or vesting is generally permitted if, and only to the extent that, the performance goals established by the MDCC are met. The performance goals may relate to the performance of BlackRock, a subsidiary, affiliate, division or strategic business unit or any combination thereof.

The performance goals selected by the MDCC may include, without limitation, one or more of the following criteria:

•	before-tax income or after-tax income;

•	operating profit;

•	return on equity, assets, capital or investment;

•	earnings or book value per share;

•	sales or revenues;
•	operating expenses;

•	stock price appreciation; and

•	implementation or completion of critical projects or processes.

Where applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to the performance of BlackRock relative to a market index, a group of other companies or a combination thereof, all as determined by the MDCC. The performance goals may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made and a maximum level of performance above which no additional payment will be made. The performance measure or measures and the performance goals established by the MDCC may be different for different fiscal years, and different goals may be applicable to BlackRock and its subsidiaries and affiliates.

Clawback

In addition to any forfeiture provisions otherwise applicable to an award granted pursuant to the Restated Plan, a grantee’s right to payment or benefits with respect to an award granted pursuant to the Restated Plan is subject to reduction, cancellation, forfeiture, clawback or recoupment under any of BlackRock’s clawback policies as in effect from time to time, or as required by applicable law.

BlackRock’s clawback policies authorize recovery upon a financial restatement and cover all or most equity-based compensation for all of our NEOs (including both time- and performance-vesting equity awards).

Transferability

Except as otherwise determined by the MDCC, awards granted under the Restated Plan may be transferred only by will or by the laws of descent and distribution.

Amendment and Termination

The Restated Plan may be altered, amended, suspended or terminated by the Board, in whole or in part, except that no amendment that requires shareholder approval in order for the Restated Plan to continue to comply with state law, stock exchange requirements or other applicable law will be effective unless the amendment has received the required shareholder approval. In addition, no amendment may be made that adversely affects any of the rights of any award holder previously granted an award without the holder’s consent.

Plan Term

If the Restated Plan is approved by shareholders, it will terminate on May 15, 2034.

Registration

We intend to file with the SEC a registration statement on Form S-8 covering the increase in the number of shares of common stock authorized for issuance under the Restated Plan.

104	BLACKROCK, INC. 2024 PROXY STATEMENT

Item 3: Approval of the BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan | Summary of the Material Features of the Restated Plan

United States Federal Income Tax Information

The following summary is intended as a general guide to the United States federal income tax consequences relating to the issuance and exercise of stock options and stock appreciation rights and issuance of restricted stock and restricted stock units granted under the Restated Plan. This summary does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances.

Incentive Stock Options

An optionee generally recognizes no taxable income for income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code. Optionees who neither dispose of their shares (“ISO shares”) within two years after the stock option grant date nor within one year after the exercise date normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the amount paid for the ISO shares. If an optionee disposes of the ISO shares within two years after the stock option grant date or within one year after the exercise date (each a “disqualifying disposition”), the optionee will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the ISO shares at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the exercise price of the ISO shares being purchased. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the ISO shares were held by the optionee. BlackRock will be entitled to a deduction in connection with the disposition of the ISO shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO shares.

Nonqualified Stock Options

An optionee generally recognizes no taxable income as the result of the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, the optionee normally recognizes ordinary income equal to the difference between the stock option exercise price and the fair market value of the shares on the exercise date. If the optionee is a BlackRock employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. BlackRock generally is entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonqualified stock option.

Stock Appreciation Rights

A grantee generally will not recognize taxable income at the time of grant of a stock appreciation right. Upon the exercise of a stock appreciation right, the amount of any cash and the fair market value as of the date of exercise of any shares received in connection with such exercise is taxable to the grantee as ordinary income (and subject to withholding of income and employment taxes in respect of an employee), and BlackRock generally will be entitled to a corresponding federal income tax deduction. Upon the sale of the shares acquired upon exercise of a stock appreciation right, a grantee will generally recognize capital gain or loss (assuming such stock was held as a capital asset) in an amount equal to the difference between the amount realized upon such sale and the fair market value of the shares on the date that governs the determination of the grantee’s ordinary income.

Restricted Stock

A grantee generally will not be taxed upon the grant of a restricted stock award, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a substantial risk of forfeiture (as defined in the Internal Revenue Code). BlackRock generally will be entitled to a deduction at the time when, and in the amount that, the grantee recognizes ordinary income. However, a grantee may elect (not later than 30 days after the award date) to recognize ordinary income at the time the shares of restricted stock are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such grantee at the time the restrictions lapse. BlackRock generally will be entitled to a federal income tax deduction at the time when, and to the extent that, ordinary income is recognized by such grantee. However, if shares in respect of which such election was made are later forfeited, no tax deduction is allowable to the grantee for the forfeited shares, and BlackRock will be deemed to recognize ordinary income equal to the amount of the deduction allowed to BlackRock at the time of the election in respect of such forfeited shares.

Restricted Stock Units

A grantee will generally not recognize taxable income at the time of grant of a restricted stock unit, and BlackRock will generally not be entitled to a tax deduction at such time. A grantee will recognize compensation taxable as ordinary income (and subject to withholding

BLACKROCK, INC. 2024 PROXY STATEMENT	105

Item 3: Approval of the BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan | Summary of the Material Features of the Restated Plan

of income and employment taxes in respect of an employee) at the time of settlement of the restricted stock unit award equal to the fair market value of any shares delivered and the amount of any cash paid in respect of such units, and BlackRock will be entitled to a corresponding deduction.

Other Stock-Based Awards and Cash-Based Awards

With respect to other awards granted under the Restated Plan, including other stock-based awards and cash-based awards, generally when the grantee receives payment with respect to such an award, the amount of cash and/or the fair market value of any shares of common stock or other property received with respect to such award will be compensation taxable to the grantee as ordinary income (and subject to withholding of income and employment taxes in respect of an employee), and BlackRock will be entitled to a corresponding deduction.

Additional Award Information

Future grants under the Restated Plan will be made at the discretion of the MDCC and, accordingly, are not yet determinable. In addition, benefits under the Restated Plan will depend on a number of factors, including the fair market value of common stock on future dates and the exercise decisions made by optionees. Consequently, it is not possible to determine the benefits that might be received by participants under the Restated Plan.

For information relating to the grants under the Original Plan for the last fiscal year to BlackRock’s NEOs, see “2023 Grants of Plan- Based Awards” on page 85.

Existing Plan Benefits

As of March 21, 2024, the following number of equity awards relating to shares of common stock were held under the Original Plan by the following individuals and groups (assuming target performance with respect to each BPIP award and performance-based stock option award):

(i)

Each of our NEOs held the following amounts: Laurence D. Fink held 0 stock options and 67,219 restricted stock units or shares of restricted stock; Robert S. Kapito held 0 stock options and 49,625 restricted stock units or shares of restricted stock; Robert L. Goldstein held 165,884 stock options and 27,282 restricted stock units or shares of restricted stock; Mark K. Wiedman held 165,884 stock options and 23,925 restricted stock units or shares of restricted stock; Martin S. Small held 71,166 stock options and 14,130 restricted stock units or shares of restricted stock; and Gary S. Shedlin held 94,717 stock options and 14,883 restricted stock units or shares of restricted stock;

(ii)

Our executive officers as a group (including, but not limited to, our NEOs, who are serving as executive officers as of March 21, 2024) held an aggregate of 738,428 stock options and 245,850 restricted stock units or shares of restricted stock;

(iii)	Our current non-employee directors as a group held an aggregate of 0 stock options and 30,463 restricted stock units or shares of restricted stock;

(iv)	The director nominees for this year who are not current non-employee directors (if any) held 0 stock options and 0 restricted stock units or shares of restricted stock;

(v)	Associates of our executive officers, non-employee directors and director nominees for this year held 0 stock options and 0 restricted stock units or shares of restricted stock; and

(vi)

All employees, including all current officers who are not executive officers, as a group held an aggregate of 1,346,754 stock options and 1,893,329 restricted stock units or shares of restricted stock.

As of March 21, 2024, no individuals held 5% or more of the total number of outstanding equity awards under the Original Plan. The foregoing equity awards were granted in consideration for services provided to the Company as an employee or as a non-employee director. The stock options were granted with an exercise price that was not less than the fair market value of our common stock at the time of grant, and the maximum term of each option does not exceed ten years.

Board Recommendation

The Board of Directors recommends you vote “FOR” the approval of the BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan.

106	BLACKROCK, INC. 2024 PROXY STATEMENT

Item 4:

Ratification of the Appointment

of the Independent Registered

Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit BlackRock’s financial statements. The Audit Committee conducts a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence, and takes into account the insight provided to the Audit Committee and the quality of information provided on accounting issues, auditing issues and regulatory developments. The Audit Committee also considers whether, in order to ensure continuing auditor independence, there should be periodic rotation of the independent registered public accounting firm, taking into consideration the advisability and potential costs and impact of selecting a different firm.

At its meeting on March 12, 2024, the Audit Committee appointed Deloitte to serve as BlackRock’s independent registered public accounting firm for the 2024 fiscal year. Deloitte or its predecessors have served as BlackRock’s independent registered public accounting firm since 2002.

The Audit Committee exercises sole authority to approve all audit engagement fees and terms associated with the retention of Deloitte. In addition to ensuring the regular rotation of the lead audit partner as required by law, the Audit Committee is involved in the selection of, and reviews and evaluates, the lead audit partner.

The Audit Committee evaluated Deloitte’s institutional knowledge and experience, quality of service, sufficiency of resources and quality of the team’s communications and interactions as well as the team’s objectivity and professionalism. As a result, the Audit Committee believes that the continued retention of Deloitte to serve as BlackRock’s independent registered public accounting firm is in the best interests of the Company and its shareholders. Accordingly, we are asking shareholders to ratify the appointment of Deloitte.

Although ratification is not required by our Bylaws or otherwise, the Board is submitting the appointment of Deloitte to our shareholders for ratification because we value our shareholders’ views on this appointment and as a matter of good corporate governance. In the event that shareholders fail to ratify the appointment, it will be considered a recommendation to the Board and the Audit Committee to consider the selection of a different firm. Even if the appointment is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

BLACKROCK, INC. 2024 PROXY STATEMENT	107

Item 4: Ratification of the Appointment of the Independent Registered Public Accounting Firm | Fees Incurred by BlackRock for Deloitte

Fees Incurred by BlackRock for Deloitte

Aggregate fees incurred by BlackRock, including certain sponsored investment funds, for the fiscal years ended December 31, 2023 and 2022, for BlackRock’s independent registered public accounting firm, Deloitte, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates, are set forth below.

(in millions)	2023	2022

Audit Fees(1)	$21.6	$20.5

Audit-Related Fees(2)	$5.1	$5.3

Tax Fees(3)	$2.4	$2.1	(5)

All Other Fees(4)	$0.2	$0.4

Total	$29.3	$28.3	(5)

(1)

Audit Fees consisted of fees for the audits of the consolidated financial statements and reviews of the condensed consolidated financial statements filed with the SEC on Forms 10-K and 10-Q, respectively, as well as work generally only the independent registered public accounting firm can be reasonably expected to provide, such as statutory audits and review of documents filed with the SEC. Audit fees also included fees for the audit opinion rendered regarding the effectiveness of internal control over financial reporting.

(2)

Audit-Related Fees consisted principally of assurance and related services pursuant to Statement on Standards for Attestation Engagements (SSAE) No. 18 and International Standard on Assurance Engagements (ISAE) 3402, attestation services for Global Investment Performance Standards (GIPS®) verification, and other regulatory/compliance assurance engagements.

(3)

Tax Fees consisted of fees for all services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit and review of the financial statements and consisted principally of tax compliance and other tax services.

(4)

All Other Fees consisted of fees paid to the independent registered public accounting firm other than audit, audit-related or tax services. All Other Fees included services related to regulatory reviews, technology subscriptions and translation services.

(5)	Fees include a $1.2 million reclassification of 2022 services from fund paid to corporate paid.

Excluded from the amounts reported above, Deloitte also provides audit, audit-related and tax services directly to certain of our affiliated investment companies, unit trusts and partnerships. Fees paid to Deloitte directly by these funds for services were $25.2 million and $25.4(5) million for the fiscal years ended December 31, 2023 and 2022, respectively. Such fees do not include fees paid to Deloitte by registered investment companies.

Audit Committee Pre-Approval Policy

In accordance with BlackRock’s Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), all services performed for BlackRock by Deloitte were pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The responsibility for pre-approval of audit and permitted non-audit services includes pre-approval of the fees for such services. The Audit Committee reviews and pre-approves all audit, audit-related, tax and other services that are performed by BlackRock’s independent registered public accounting firm for BlackRock. In the intervals between the scheduled meetings of the Audit Committee, the Audit Committee delegates pre-approval authority under the Pre-Approval Policy to the Chair of the Audit Committee. The Chair or designee must report any pre-approval decisions under the Pre-Approval Policy to the Audit Committee at its next scheduled meeting.

Board Recommendation

The Board of Directors unanimously recommends that you vote “FOR” the ratification of Deloitte as BlackRock’s independent registered public accounting firm for the fiscal year 2024.

108	BLACKROCK, INC. 2024 PROXY STATEMENT

Audit Committee Report

The Audit Committee’s primary responsibilities are to assist the Board with oversight of the integrity of BlackRock’s financial statements and public filings, the independent auditor’s qualifications and independence, the performance of BlackRock’s internal audit function and independent auditor and BlackRock’s compliance with legal and regulatory requirements. For more information about our Audit Committee’s responsibilities, see “Board Committees – The Audit Committee” under “Item 1 – Election of Directors” and our Audit Committee Charter.

It is not the duty of the Audit Committee to prepare BlackRock’s financial statements, to plan or conduct audits or to determine that BlackRock’s financial statements are complete and accurate and are in accordance with GAAP in the United States. BlackRock’s management is responsible for preparing BlackRock’s financial statements and for maintaining internal control over financial reporting and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing BlackRock’s financial statements and internal control over financial reporting, expressing an opinion as to whether those audited financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of BlackRock in conformity with GAAP in the United States and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In performing our oversight role, we have reviewed and discussed BlackRock’s audited financial statements with management and with Deloitte, BlackRock’s independent registered public accounting firm for 2023.

We have further discussed with Deloitte the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

We have received from Deloitte the written disclosures required by applicable PCAOB rules regarding Deloitte’s independence, discussed with Deloitte its independence and considered whether the non-audit services provided by Deloitte are compatible with maintaining its independence.

Based on the review and discussions referred to above, we recommended to the Board, and the Board approved, inclusion of the audited financial statements in BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Pamela Daley, Chair

Margaret “Peggy” L. Johnson

Kristin Peck

Marco Antonio Slim Domit

Hans E. Vestberg

Susan L. Wagner

Mark Wilson

BLACKROCK, INC. 2024 PROXY STATEMENT	109

Item 5:

Shareholder Proposal – Report

on EEO Policy Risk

The National Center for Public Policy Research, 2005 Massachusetts Ave. NW, Washington, DC 20036, beneficial owner of at least $2,000 worth of BlackRock common stock for at least three years, has advised us that it intends to introduce the following resolution:

Resolved: Shareholders request that BlackRock, Inc. (“BlackRock”) issue a public report detailing the potential risks associated with omitting “viewpoint” and “ideology” from its written equal employment opportunity (EEO) policy. The report should be available within a reasonable timeframe, prepared at a reasonable expense and omit proprietary information.

Supporting Statement

BlackRock does not explicitly prohibit discrimination based on viewpoint or ideology in its written EEO policy.

BlackRock’s lack of a company-wide best practice EEO policy sends mixed signals to company employees and prospective employees and calls into question the extent to which individuals are protected due to inconsistent state policies and the absence of a relevant federal protection. Approximately half of Americans live and work in a jurisdiction with no legal protections if their employer takes action against them for their political activities or discriminates on the basis of viewpoint in the workplace.

Companies with inclusive policies are better able to recruit the most talented employees from a broad labor pool, resolve complaints internally to avoid costly litigation or reputational damage, and minimize employee turnover. Moreover, inclusive policies contribute to more efficient human capital management by eliminating the need to maintain different policies in different locations.

There is ample evidence that individuals with conservative viewpoints may face discrimination at BlackRock.

CEO Larry Fink and BlackRock’s executive suite make no secret not only of their own leftwing commitments, but of their intent to use their power to make other American corporations bow to their personal policy preferences. In his 2021 Letter to CEOs,1 Fink took stark political sides, characterizing behavior by the left as “historic protests,” but the same behavior from the right as “political alienation — fueled by lies and political opportunism — erupt[ing] into violence.” More recently he has called for American taxpayers to fund the developing world’s (including presumably China’s) elimination of carbon production on partisan-politically driven timelines at a time of world energy crisis and skyrocketing energy prices.2

If Fink is willing to enforce his politics on all of corporate America, he is surely willing to do it to his own employees. They deserve to be protected against Fink’s bullying, just as shareholders and investors deserve a company at which all viewpoints are respected, as this will keep BlackRock from making potentially costly mistakes because of an unwonted narrowness of perspective.

Presently, shareholders are unable to evaluate how BlackRock prevents discrimination towards employees based on their ideology or viewpoint, mitigates employee concerns of potential discrimination, and ensures a respectful and supportive work atmosphere that bolsters employee performance.

Without an inclusive EEO policy, BlackRock may be sacrificing competitive advantages relative to peers while simultaneously increasing company and shareholder exposure to reputational and financial risks.

We recommend that the report evaluate risks including, but not limited to, negative effects on employee hiring and retention, as well as litigation risks from conflicting state and company antidiscrimination policies.

1	https://www.blackrock.com/us/individual/2021-larry-fink-ceo-letter
2	https://www.nytimes.com/2021/10/13/opinion/climate-change-imf-carbon.html

110	BLACKROCK, INC. 2024 PROXY STATEMENT

Item 5: Shareholder Proposal – Report on EEO Policy Risk | The Board of Directors’ Statement in Opposition

The Board of Directors’ Statement in Opposition

The Board has considered the proposal and believes that, for the reasons described below, the proposal is not in the best interests of BlackRock or our shareholders.

BlackRock is committed to cultivating an inclusive work environment where everyone has fair access to opportunities and feels seen, heard, valued and respected. We believe that diversity of thought, experiences, and backgrounds, in all its forms, helps BlackRock build stronger and better teams, avoid group think, and solve tough problems, today and in the future. As discussed below, our existing policies, including our Equal Employment Opportunity, Non-Harassment and Retaliation Prevention Policy (“EEO Policy”), reflect this commitment.

The EEO Policy, which is applicable to the Americas region (excluding Canada), establishes our expectations for a productive and positive work environment, alerts employees to their legal rights under applicable laws, and provides information on options for raising concerns either internally or externally. As stated in the EEO Policy, BlackRock does not discriminate against any employee or applicant because of race, color, creed, religion, sex, pregnancy status, pregnancy-related conditions, national origin, ancestry, mental or physical disability, medical condition, age, veteran status, military status, citizenship status, marital status, familial status, sexual orientation, gender, gender identity or expression, genetic information, political affiliation, unemployment status, or any other characteristic protected by law (referred to as “Protected Status”). This policy is also described in our publicly available Code of Business Conduct and Ethics, which sets out principles to guide BlackRock’s employees in conducting business in an ethical and professional manner.

Under the EEO Policy, discrimination and harassment in the workplace, including discrimination or harassment based on a person’s Protected Status, including political affiliation, is prohibited. To the extent there are other characteristics protected by law (e.g., based on the city or state in which an employee is based), the EEO Policy extends the same prohibitions against discrimination and harassment to these characteristics.

To help foster an environment free from harassment and discrimination, where all employees can thrive, we have multiple avenues through which employees can report concerns or seek guidance. For example, employees may use (on an anonymous basis if desired) our Business Integrity Hotline for reporting concerns under the EEO Policy. Issues may also be raised through our HR Raise a Concern Hotline. Matters raised through this channel may be investigated by the Employee Relations team within Human Resources, which works to address concerns that are reported about workplace conduct. Moreover, we believe all employees play a role in supporting BlackRock’s culture of respect and inclusivity. Accordingly, employees are required to complete training on respect in the workplace annually.

The proposal appears to be driven by misconceptions about BlackRock, as evidenced by factual inaccuracies and unsupported conclusions in the supporting statement. Here, the proponent mischaracterizes BlackRock’s commitment to creating an inclusive work environment, as well as our focus on financial performance when engaging with the companies in which we invest on our clients’ behalf. The proponent also submitted a proposal for last year’s annual meeting expressing concerns regarding inclusivity at BlackRock. That proposal sought a third-party assessment of BlackRock’s DEI strategy, which the proponent mischaracterized as discriminating against “non-diverse” employees. Just like the allegations in that proposal, which received less than 1% support from our shareholders, the claims underpinning this proposal are unfounded.

Accordingly, as BlackRock’s existing EEO Policy already specifically offers protection for political affiliation and any characteristics protected under law, the Board does not believe that issuing a public report detailing the potential risks associated with omitting “viewpoint” and “ideology” specifically from our policy, as contemplated by this proposal, is necessary or in the best interest of the Company or our shareholders.

Therefore, the Board recommends that our shareholders vote AGAINST this proposal.

Board Recommendation

The Board of Directors unanimously recommends that you vote “AGAINST” this proposal.

BLACKROCK, INC. 2024 PROXY STATEMENT	111

Item 6:

Shareholder Proposal – Amend

Bylaws to Require Independent Board Chair

Bluebell Capital Partners Limited, 2 Eaton Gate, London SW1W 9BJ, United Kingdom, beneficial owner of at least $25,000 worth of BlackRock common stock for at least one year, has advised us that it intends to introduce the following resolution:

Resolved: Effective BlackRock AGM 2025, amend Art. IV (OFFICERS) Section 4.1 (Designation) of the Bylaws from current text “…The Board of Directors of the Corporation, in its discretion, may also elect a Chairman of the Board of Directors (who must be a director)…” to the proposed text: “…The Board of Directors of the Corporation, shall elect a Chairman of the Board of Directors who must be an Independent Director (and if the Board determines that a Chairman who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time)…”

Supporting Statement

The CEO of BlackRock is also the Chairman. The role of the CEO is to run the company. The role of the Board is to provide independent oversight of the CEO. Therefore, in general terms, there is an inherent conflict of interest for a CEO to act as her/his own oversight as Chair. Whilst each situation needs to be reviewed on a case-by-case basis, the lack of independent oversight within BlackRock’s Board, can be evidenced by the numerous contradictions and inconsistencies between BlackRock’s ESG strategy and its implementation.

The Board has consistently failed to:

1.	Recognize and address the growing risk of ‘greenwashing’, despite an inconsistent and contradictory approach to ESG investing.

In the 10K report, BlackRock neglects to identify ‘greenwashing’ as a standalone risk category, despite its relevance, on account of BlackRock’s continuous ESG claims and potential representations.

Notable examples of inconsistencies and contradictions include BlackRock’s voting in support of companies’ management in (i) increasing production of thermal coal; (ii) polluting the Mediterranean Sea shores with chemicals, to the point of inducing permanent changes to the local coastal landscape morphology; (iii) opposing shareholders owning ninety percent of the capital of a Swiss listed company, to appoint more than one director to the Board; (iv) supporting the CEO of an Italian defense company sentenced to jail for committing financial fraud; and (v) opposing a liability action against management of a systemic bank who committed accounting fraud. These examples are based on a small sample of companies where both BlackRock and Bluebell Capital Partners, or its affiliates, were invested in recent years. An exhaustive list might reveal a much longer list of ESG inconsistencies and contradictions.

2.	Promote and adopt the same corporate principles that BlackRock itself advocates in the companies it invests in, on behalf of its clients.

BlackRock has an oversized Board with seventeen Directors, a joint CEO/Chair and an outgoing Lead Independent Director who has been on the Board for more than two decades. Additionally, key committees such as Risk and Audit are respectively chaired by a Non-Independent Director and a Director who has served on the Board for more than nine years.

To ensure adequate time for the Board to select an Independent Chair, the resolution should be phased in by BlackRock’s AGM in 2025.

112	BLACKROCK, INC. 2024 PROXY STATEMENT

Item 6: Shareholder Proposal – Amend Bylaws to Require Independent Board Chair | The Board of Directors’ Statement in Opposition

The Board of Directors’ Statement in Opposition

The Board has considered the proposal and believes that, for the reasons described below, the proposal is not in the best interests of BlackRock and our shareholders.

As discussed in this Proxy Statement under “Our Board Leadership Structure,” the Board regularly reviews its leadership structure, and considers this to be a key component of fulfilling its fiduciary duties to our shareholders. Importantly, the Board has chosen to maintain flexibility in its leadership structure and has not mandated the separation of the Chairman and CEO roles.

The Board determined once again this year that the service of Mr. Fink as both BlackRock’s CEO and Chairman is the most appropriate and effective leadership structure for the Board and the Company at the present time. Mr. Fink has served as our Chairman and CEO since founding BlackRock in 1988, and he brings over 30 years of strategic leadership experience and an unparalleled knowledge of BlackRock’s business, operations and risks. In his time as Chairman and CEO, BlackRock has delivered industry-leading growth and long-term financial returns for our shareholders, including 9,000% total return since our IPO. Under his leadership, BlackRock has gone through several transformative acquisitions, including the acquisitions of Merrill Lynch Investment Management (MLIM) and Barclays Global Investors (BGI). The acquisition of GIP announced earlier this year is expected to further evolve the firm, and we believe it will position the firm for success in the fast-growing infrastructure market.

The proponent is an activist investor based in the United Kingdom. In this proposal and in other forums, the proponent has made multiple misguided, incorrect and contradictory criticisms of BlackRock that are rooted in its disagreement with proxy voting decisions made by BlackRock’s Investment Stewardship team (“BIS”) on behalf of the Company’s clients. This includes instances where BIS did not support the proponent’s campaigns as BIS did not consider doing so to be in the best long-term financial interests of our clients.

The proponent also fails to consider that a one-size-fits-all approach to board leadership may not suit each company’s circumstances. Leadership structures commonly vary: a leading 2023 Corporate Governance & Executive Compensation Survey, for example, states that, of the 100 largest U.S. public companies listed on the NYSE and Nasdaq (by market capitalization and revenue), over half (54 companies) have a combined CEO/Chair role. Moreover, at the 46 companies surveyed where the chair and CEO positions are separated, 14 chairs were not independent. Additionally, none of BlackRock’s peer group companies (as listed on page 66 of this Proxy Statement) require the chairman of the board to be an independent director.

In the case of BlackRock, independent oversight is carried out by the Board, of which the vast majority of directors are independent as defined by NYSE listing standards. This oversight is enhanced by the leadership of a Lead Independent Director, who is appointed by the independent directors of the Board, as well as by BlackRock’s corporate governance policies and practices. These include regular meetings of independent directors in executive sessions and annual elections of directors, as well as shareholder protections such as the right to call special meetings and a proxy access right.

Unlike other shareholder proposals on this topic, which typically seek the adoption of a policy for an independent board chair, this proposal seeks a binding amendment to BlackRock’s Bylaws. Accordingly, voting in favor of amending the Company’s Bylaws to require separation of the Board Chair and CEO roles prevents the Board from exercising its discretion to make the best-informed decision on a leadership structure that serves the Company and its shareholders based on the relevant facts and circumstances from time to time.

Therefore, the Board recommends that our shareholders vote AGAINST this proposal.

Board Recommendation

The Board of Directors unanimously recommends that you vote “AGAINST” this proposal.

BLACKROCK, INC. 2024 PROXY STATEMENT	113

Item 7:

Shareholder Proposal –

Report on Proxy Voting Record and Policies for Climate Change-Related Proposals

Mercy Investment Services, Inc., 2309 North Geyer Road, St. Louis, MO 63131, beneficial owner of at least $2,000 worth of BlackRock common stock for at least three years, has advised us that it intends to introduce the following resolution on behalf of itself and co-filers, Friends Fiduciary Corporation and the Sisters of St. Joseph of Peace:

Resolved: Shareowners request that the Board of Directors initiate a review of both BlackRock’s 2023 proxy voting record and proxy voting policies related to climate change, prepared at reasonable cost, omitting proprietary information.

Supporting Statement

BlackRock is a respected global financial services leader providing multiple investment options for clients addressing environmental, social and governance (ESG) topics.

Research by BlackRock noted long-term inaction on climate change could reduce global economic output by nearly 25 percent over the next two decades, making addressing climate change an urgent and material issue for investors. CEO Larry Fink reiterated in his 2023 letter to investors that the firm “views climate risk as an investment risk”.

However, despite the clearly articulated recognition of the materiality of climate risk, neither BlackRock’s proxy voting guidelines, nor its voting record reflects this view. According to ShareAction, in 2022 BlackRock ranked 62nd of 68 asset managers, supporting only 28% of environmental resolutions. In 2023, this support continued to decline sharply: BlackRock supported only 7% of the environmental and social shareholder proposals on proxy statements (BlackRock annual stewardship report). Of the 65 climate resolutions on proxies, BlackRock supported only 6 (NPX filings pf [sic] S&P500 companies as provided by Diligent).

This proxy voting record seems inconsistent with BlackRock’s membership in several investing initiatives:

•

The Principles for Responsible Investment, a global investor network representing more than $120 trillion in assets urges investors to vote on ESG issues and “prioritize addressing systemic sustainability issues”.

•	The Net Zero Asset Managers Initiative commitment to a voting policy consistent with achieving net zero emissions by 2050.

•

Climate Action 100+, an investor initiative urging the world’s largest greenhouse gas emitters to reduce emissions consistent with the Paris Agreement, flags votes for its members; BlackRock significantly lagged peers, voting for only 2 of 20 flagged proposals.

While BlackRock clearly states climate change creates material risk for companies, when voting it looks primarily at risk created for a specific company in the near-term. Such an approach is shortsighted and fails to acknowledge a multitude of physical and transition-related risks.

In addition, proxy voting that appears to ignore the full scope of climate risks creates reputational and business risk for BlackRock, especially with global clients committed to ESG and concerned about the broader economic impact of climate change.

We further believe it is BlackRock’s fiduciary responsibility to consider the impacts of climate risks on both portfolio companies and portfolios as a whole, evaluate how specific shareholder resolutions may impact long term shareholder value, and vote accordingly. In light of this, we request the Board authorize this special review.

Proponents suggest the review include the following among other topics:

•	Any misalignment between BlackRock’s policy and voting record with the goals of the Paris Agreement, industry initiatives of which BlackRock is part and BlackRock’s own stated policies.

•	A comparison with the voting record of other major investment firms and mutual funds.

•	Recommendations for strengthening voting guidelines on climate-related issues.

114	BLACKROCK, INC. 2024 PROXY STATEMENT

Item 7: Shareholder Proposal – Report on Proxy Voting Record and Policies for Climate Change-Related Proposals | The Board of Directors’ Statement in Opposition

The Board of Directors’ Statement in Opposition

The Board has considered the proposal and believes that, for the reasons described below, the proposal is not in the best interests of BlackRock and our shareholders.

A review of the BIS team’s voting record and policies would not be additive or yield meaningful new information to shareholders or BlackRock’s Board. The Board already receives annual updates on BIS’ activities and is briefed on material updates to the team’s strategies. In addition, the Nominating, Governance and Sustainability Committee of the Board receives periodic updates on BIS’ policies, programs, and significant publications.

BIS also makes robust disclosure to our clients and stakeholders on its voting policies and practices and the rationale for them. Such policies are reviewed and updated on an annual basis to reflect input from clients, corporate engagements and market trends. Significant effort and resources are dedicated to providing transparency and context on BIS’ approach and voting decisions, including those concerning climate-related risk.

Publicly available disclosures provided by BIS include:

•  Global Stewardship Principles

•  Engagement Priorities

•  Regional Voting Guidelines

•  Topical commentaries (including “Climate-related risks and the low-carbon transition” and “Our approach to engagement on natural capital”)

• BlackRock Investment Stewardship Annual Report • Voting Spotlights • Complete global vote disclosure

The proponent’s supporting statement suggests that it is motivated by a disagreement with BIS’ voting on behalf of funds and clients with respect to certain shareholder proposals. BlackRock’s approach to climate-related risks and opportunities is based on our fundamental role as a fiduciary to our clients. As a fiduciary, BIS undertakes its voting and engagement responsibilities with a focus on advancing clients’ long-term economic interests. Climate risk and the transition to a low-carbon economy are economic factors, like interest rates and geopolitics, that may impact the long-term financial returns of portfolios. Accordingly, where these factors are material to a given issuer, BIS and portfolio managers will consider them. It is not BIS’ role, however, to engineer a specific decarbonization outcome in the real economy.

The proponent points to BIS’ level of support for environmental shareholder proposals during the 2023 proxy year as inconsistent with our own policies. Ultimately, we believe measuring stewardship simply by the number of votes for or against proposals is an oversimplification. As BIS explained in its 2023 Voting Spotlight, the team observed a greater number of shareholder proposals for the 2023 proxy season that were overly prescriptive, failed to recognize that the company was already meeting the proposal’s request, or lacked economic merit. Because these shareholder proposals were unlikely to help promote long-term shareholder value, they received less support from shareholders, including BlackRock, than in years past. Notably, median shareholder support for environmental and social shareholder proposals in the U.S. was 15%, down from 25% in the prior proxy year.

The proponent also contends that BlackRock’s voting record is misaligned with its current or former participation in several investing initiatives.(1) BlackRock has consistently made clear, however, including when joining such initiatives, that we maintain our independence in acting on behalf of clients, including in choosing how to vote proxies.

Accordingly, given the Board’s existing oversight and the transparency that BIS already provides regarding the team’s voting and stewardship approach, a review of BlackRock’s proxy voting guidelines and record would not yield meaningful new information for shareholders.

Therefore, the Board recommends that our shareholders vote AGAINST this proposal.

Board Recommendation

The Board of Directors unanimously recommends that you vote “AGAINST” this proposal.

(1)

The proposal’s supporting statement states that BlackRock is a member of Climate Action 100+ (“CA100+”). Due to changes that CA100+ has made to its strategy, we have transferred our participation in CA100+ to BlackRock International. BlackRock, Inc. is no longer a signatory of CA100+.

BLACKROCK, INC. 2024 PROXY STATEMENT	115

Annual Meeting Information

Questions and Answers About the Annual Meeting and Voting

Who is entitled to vote?

Holders of record of BlackRock common stock at the close of business on March 21, 2024 are entitled to receive notice and to vote their shares of BlackRock common stock at the Annual Meeting. As of March 21, 2024, 148,748,501 shares of BlackRock common stock, par value $0.01 per share, were outstanding. Each share of our common stock outstanding on the record date will be entitled to one vote on each of the 16 director nominees and one vote on each other matter.

A list of shareholders entitled to vote at the Annual Meeting will be available prior to the Annual Meeting by writing to the Corporate Secretary of BlackRock at: c/o Corporate Secretary, BlackRock, Inc., 50 Hudson Yards, New York, New York 10001.

How can I attend and vote at the Annual Meeting?

The Annual Meeting will be held virtually; you will not be able to attend the Annual Meeting in person.

You are entitled to virtually participate in the Annual Meeting if you were a shareholder as of the close of business on the record date, March 21, 2024, or hold a legal proxy provided by your bank, broker or nominee for the Annual Meeting.

Attending the Annual Meeting

To attend the Annual Meeting, visit www.virtualshareholdermeeting.

com/BLK2024. You will be asked to enter the control number found on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.

Voting During the Annual Meeting

If you were a shareholder as of the record date, or you hold a legal proxy provided by your bank, broker or nominee for the Annual Meeting, you may vote during the Annual Meeting by following the instructions available on the meeting website.

Technology Support for the Annual Meeting

We encourage you to access the Annual Meeting before it begins. You may log in approximately 15 minutes before the meeting start time. If you have difficulty accessing the Annual Meeting, please contact the technical support number that will be posted at www.virtualshareholdermeeting.com/ BLK2024. Technicians will be available to assist you.

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting. For information on how to vote prior to the Annual Meeting, see “How can I vote my shares without attending the Annual Meeting and what are the voting deadlines?” on page 117.

Will I be able to participate in the virtual Annual Meeting in the same way that I would be able to participate in an in-person annual meeting?

We have taken steps to ensure that the format of the virtual Annual Meeting affords shareholders the same opportunity to participate as they would at an in-person meeting. Shareholders will have the ability to submit questions in advance of and during the meeting.

•

Submitting questions in advance of the Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with the control number found on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.

•

Submitting questions during the Annual Meeting. Questions may be submitted during the Annual Meeting by accessing the virtual meeting platform at www.virtualshareholdermeeting.com/BLK2024 with your control number and following the instructions to submit a question.

During the Q&A sessions of the Annual Meeting, we will address as many questions that comply with our rules of conduct and are submitted online by shareholders as time permits. Our rules of conduct will be made available on the virtual meeting platform and prior to the Annual Meeting on our Investor Relations website. Questions that are substantially similar may be grouped and answered together to avoid repetition. To allow us to respond to as many questions as possible in the allotted time, we may limit each shareholder to one question. We will also post a transcript of the Annual Meeting to our Investor Relations website following the meeting. Transcripts of past virtual annual meetings are also available on our Investor Relations website.

116	BLACKROCK, INC. 2024 PROXY STATEMENT

Annual Meeting Information | Questions and Answers About the Annual Meeting and Voting

How can I vote my shares without attending the Annual Meeting and what are the voting deadlines?

You may submit a proxy by telephone, via the Internet or by mail.

Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Time on May 14, 2024 by calling the toll-free telephone number on your proxy card, 1-800-690-6903. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Telephone proxy submission procedures are designed to authenticate shareholders by using individual control numbers.

Submitting a Proxy via the Internet: You can submit a proxy via the internet until 11:59 p.m. Eastern Time on May 14, 2024 by accessing the website listed on the Notice of Internet Availability of Proxy Materials or your proxy card, www.proxyvote.com, and by following the instructions on the website. Internet proxy submission is available 24 hours a day. As with the telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

Submitting a Proxy by Mail: Mark your proxy card, date, sign and return it to Broadridge Financial Solutions in the postage-paid envelope provided (if you received your proxy materials by mail) or return it to BlackRock, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Proxy cards returned by mail must be received no later than the close of business on May 14, 2024.

By casting your vote in any of the three ways listed above, you are authorizing the individuals named in the proxy to vote your shares in accordance with your instructions. All shares that have been properly voted, and not revoked, will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board.

If you were a shareholder as of the record date, or you hold a legal proxy provided by your bank, broker or nominee for the Annual Meeting, you can also vote via the Internet during the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/BLK2024.

How will voting on any other business be conducted?

If any other business is properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, we did not know of any other business to be raised at the Annual Meeting.

May I revoke my vote?

Proxies may be revoked at any time before they are exercised by:

•	Sending written notice to BlackRock’s Corporate Secretary;

•	Submitting a proxy on a later date by telephone or Internet (only your last telephone or Internet proxy will be counted) before 11:59 p.m. Eastern Time on May 14, 2024;

•	Timely delivering a valid, later-dated proxy; or

•	Attending the Annual Meeting virtually and voting (attendance at the meeting alone will not cause your previously granted proxy to be revoked unless you specifically so request).

For shares held beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker or nominee by following the instructions it has provided, or, if you have obtained a legal proxy from your bank, broker or nominee giving you the right to vote your shares, by virtually attending the Annual Meeting and voting.

What is a quorum?

A quorum is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Virtual attendance at the Annual Meeting constitutes presence in person for purpose of a quorum at the meeting. Abstentions and broker “non-votes,” if any, are counted as present and entitled to vote for purposes of determining a quorum.

What is a broker “non-vote”?

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If a nominee has not received instructions from the beneficial owner, the nominee may vote these shares only on matters deemed “routine” by the NYSE. The election of directors, approval of NEO compensation, approval of the Restated Plan, and the

BLACKROCK, INC. 2024 PROXY STATEMENT	117

Annual Meeting Information | Questions and Answers About the Annual Meeting and Voting

shareholder proposals are not deemed “routine” by the NYSE and so nominees have no discretionary voting power for these matters. The ratification of the appointment of an independent registered accounting firm is deemed a “routine” matter on which nominees have discretionary voting power.

What vote is required in order to approve each of the proposals?

Proposal	Voting options (Board recommendation)	Vote required to adopt the proposal	Effect of abstentions	Effect of broker “non-votes”
1. Election of Directors	FOR, against or abstain on each nominee	A nominee for director will be elected if the number of votes “for” such nominee exceeds the number of votes “against” such nominee	No effect	No effect
2. Approval, in a Non- Binding Advisory Vote, of the Compensation for Named Executive Officers	FOR, against or abstain	The affirmative vote of a majority of the shares of common stock represented and entitled to vote on such matter at the Annual Meeting	Against	No effect
3. Approval of the BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan	FOR, against or abstain	The affirmative vote of a majority of the shares of common stock represented and entitled to vote on such matter at the Annual Meeting	Against	No effect
4. Ratification of the Appointment of the Independent Registered Public Accounting Firm	FOR, against or abstain	The affirmative vote of a majority of the shares of common stock represented and entitled to vote on such matter at the Annual Meeting	Against	Not applicable
5. Shareholder Proposal – Report on EEO Policy Risk and 7. Shareholder Proposal – Report on Proxy Voting Record and Policies for Climate Change-Related Proposals	For, AGAINST or abstain	The affirmative vote of a majority of the shares of common stock represented and entitled to vote on such matter at the Annual Meeting	Against	No effect
6. Shareholder Proposal – Amend Bylaws to Require Independent Board Chair	For, AGAINST or abstain	The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting	Against	Against

Who will count the votes and how can I find the results of the Annual Meeting?

Broadridge Financial Solutions, our tabulation agent, will count the votes. We will publish the voting results in a Form 8-K filed within four business days of the Annual Meeting.

Important Additional Information

Cost of Proxy Solicitation

We are providing these proxy materials in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. We will pay the expenses of soliciting proxies. Proxies may be solicited in person or by mail, telephone and electronic transmission on our behalf by directors, officers or employees of BlackRock or its subsidiaries, without additional compensation. We will reimburse brokerage houses and other custodians, nominees and fiduciaries that are requested to forward soliciting materials to the beneficial owners of the stock held of record by such persons.

Multiple Shareholders Sharing the Same Mailing Address or “Householding”

In order to reduce printing and postage costs, we try to deliver only one Notice of Internet Availability of Proxy Materials or, if applicable, one Annual Report and one Proxy Statement to multiple shareholders sharing a mailing address. This delivery method, called “householding,” will not be used if we receive contrary instructions from one or more of the shareholders sharing a mailing address. If your household has received only one copy, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or, if applicable, the Annual Report and the Proxy Statement to any shareholder who sends a written request to the Corporate Secretary at the address provided in the Notice of 2024 Annual Meeting of Shareholders.

118	BLACKROCK, INC. 2024 PROXY STATEMENT

Annual Meeting Information | Important Additional Information

You may also notify us if you would like to receive separate copies of the Notice of Internet Availability of Proxy Materials or, if applicable, BlackRock’s Annual Report and Proxy Statement in the future by writing to the Corporate Secretary. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. If you are submitting a proxy by mail, each proxy card should be marked, signed, dated and returned in the enclosed self-addressed envelope.

If your household has received multiple copies of BlackRock’s Annual Report and Proxy Statement, you can request the delivery of single copies in the future by marking the designated box on the attached proxy card.

If you own shares of common stock through a bank, broker or other nominee and receive more than one Annual Report and Proxy Statement, contact the holder of record to eliminate duplicate mailings.

Confidentiality of Voting

BlackRock keeps all proxies, ballots and voting tabulations confidential as a matter of practice. BlackRock allows only Broadridge Financial Solutions, our tabulation agent, to examine these documents. Occasionally, shareholders provide written comments on their proxy cards, which are then forwarded to BlackRock management by Broadridge Financial Solutions.

Available Information

BlackRock makes available free of charge through its website at https://ir.blackrock.com, under the headings “Financials / SEC Filings,” its Annual Reports to Shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and all amendments to these reports no later than the day on which such materials are first sent to security holders or made public.

BlackRock will provide a copy of the foregoing documents without charge to any shareholder upon written request.

Written requests for copies can be made by:

Mail: Corporate Secretary of BlackRock, 50 Hudson Yards, New York, New York 10001

Telephone: (212) 810-5800

Email: invrel@blackrock.com

Copies may also be accessed electronically by means of the SEC homepage on the Internet at www.sec.gov. The Annual Report on Form 10-K for the year ended December 31, 2023 is not part of the proxy solicitation materials.

How to Sign up for Electronic Delivery

It is simple to receive future annual meeting materials electronically. To sign up for electronic delivery:

•	If your shares are registered in your name, please visit www.proxyvote.com and follow the instructions.

•	If your shares are held in the name of a broker, bank or other nominee, please contact them for instructions on how to sign up for electronic delivery.

Deadlines for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders

Proposals to be Considered for Inclusion in BlackRock’s Proxy Materials Pursuant to Rule 14a-8

Shareholders who wish to present proposals pursuant to Exchange Act Rule 14a-8 for inclusion in the proxy materials to be distributed by us in connection with our 2025 Annual Meeting of Shareholders must submit their proposals to BlackRock’s Corporate Secretary on or before December 5, 2024.

BLACKROCK, INC. 2024 PROXY STATEMENT	119

Annual Meeting Information | Deadlines for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders

Director Nominations Under Our Proxy Access Bylaw

A shareholder (or a group of up to 20 shareholders) who has owned at least 3% of our shares continuously for at least three years and has complied with the other requirements in our Bylaws may nominate and include in BlackRock’s proxy materials director nominees constituting up to 25% of our Board. Notice of a proxy access nomination for consideration at our 2025 Annual Meeting of Shareholders must be received no later than December 5, 2024 and no earlier than November 5, 2024.

Other Proposals and Nominations

Apart from Exchange Act Rule 14a-8 and our proxy access bylaw, under our Bylaws certain procedures must be followed for a shareholder to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders.

We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2025 Annual Meeting of Shareholders:

•	Not less than 120 days nor more than 150 days prior to the anniversary of the mailing date of BlackRock’s proxy materials for the immediately preceding annual meeting of shareholders; or

•

Not later than 10 days following the day on which notice of the date of the annual meeting was mailed to shareholders or public disclosure of the date of the annual meeting was made, whichever comes first, in the event that next year’s annual meeting is not held within 25 days before or after the anniversary date of the immediately preceding annual meeting.

Assuming that our 2025 Annual Meeting of Shareholders is held within 25 days of the anniversary of the Annual Meeting, we must receive notice by December 5, 2024 and no earlier than November 5, 2024.

Furthermore, in addition to satisfying the deadline in our Bylaws, a shareholder who intends to solicit proxies in support of director nominees other than BlackRock’s nominees must comply with Exchange Act Rule 14a-19(b).

Additional Requirements

Under our Bylaws, any notice of proposed business must include a description of and the reasons for bringing the business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder. Any notice of a nomination or a proxy access nomination for director nominees must provide information about the shareholder and the nominee, as well as the written consent of the proposed nominee to being named in the proxy statement and to serve as a director if elected. Furthermore, any notice of a nomination submitted under the SEC’s universal proxy rules must comply with Exchange Act Rule 14a-19(b).

BlackRock’s Bylaws specifying the advance notice requirements for proposing business or nominations, and for proposing proxy access nominations, are available at www.sec.gov.

Address to Submit Proposals and Nominations

Proxy proposals, proxy access nominations and notices of nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing to the Corporate Secretary, 50 Hudson Yards, New York, NY 10001.

Other Matters

The Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, it is intended that the proxy will be voted in accordance with the best judgment of the persons named in the proxy.

By Order of the Board of Directors,

R. Andrew Dickson, III

Corporate Secretary

120	BLACKROCK, INC. 2024 PROXY STATEMENT

Annex A:

Non-GAAP Reconciliation

Non-GAAP Financial Measures

BlackRock reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”); however, management believes evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP financial measures.

Adjustments to GAAP financial measures (“non-GAAP adjustments”) include certain items management deems nonrecurring or that occur infrequently, transactions that ultimately will not impact BlackRock’s book value or certain tax items that do not impact cash flow. Management reviews non-GAAP financial measures, in addition to GAAP financial measures, to assess ongoing operations and considers them to be helpful, for both management and investors, in evaluating BlackRock’s financial performance over time. Management also uses non-GAAP financial measures as a benchmark to compare its performance with other companies and to enhance comparability for the reporting periods presented. Non-GAAP financial measures may pose limitations because they do not include all of BlackRock’s revenue and expense. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

Computations and reconciliations for all periods are derived from the consolidated statements of income as follows:

(1) Operating income, as adjusted, and operating margin, as adjusted:

(in millions)	2023	2022	2021

Operating income, GAAP basis	$6,275	$6,385	$7,450
Non-GAAP expense adjustments:
Compensation expense related to appreciation (depreciation) on deferred cash compensation plans (a)	57	—	—
Amortization of intangible assets (b)	151	151	147
Acquisition-related compensation costs (b)	17	24	88
Acquisition-related transaction costs (b)(1)	7	—	—
Contingent consideration fair value adjustments (b)	3	3	34
Lease costs — New York (c)	14	57	28
Restructuring charge (d)	61	91	—
Reduction of indemnification asset (e)(1)	8	—	—

Operating income, as adjusted	6,593	6,711	7,747
Product launch costs and commissions	—	6	284

Operating income used for operating margin measurement	$6,593	$6,717	$ 8,031

Revenue, GAAP basis	$17,859	$17,873	$19,374
Non-GAAP adjustments:
Distribution fees	(1,262)	(1,381)	(1,521)
Investment advisory fees	(789)	(798)	(679)

Revenue used for operating margin measurement	$15,808	$15,694	$17,174

Operating margin, GAAP basis	35.1%	35.7%	38.5%

Operating margin, as adjusted	41.7%	42.8%	46.8%

(1)	Amount included within general and administration expense.

BLACKROCK, INC. 2024 PROXY STATEMENT	A-1

Annex A: Non-GAAP Reconciliation | Non-GAAP Financial Measures

(2) Nonoperating income (expense), less net income (loss) attributable to NCI, as adjusted:

(in millions)	2023	2022	2021

Nonoperating income (expense), GAAP basis	$880	$(95)	$723
Less: Net income (loss) attributable to NCI	174	(184)	304

Nonoperating income (expense), net of NCI	706	89	419
Less: Hedge gain (loss) on deferred cash compensation plans (a)	58	—	—

Nonoperating income (expense), less net income (loss) attributable to NCI, as adjusted	$648	$89	$419

(3) Net income attributable to BlackRock, Inc., as adjusted:

(in millions, except per share data)	2023	2022	2021

Net income attributable to BlackRock, Inc., GAAP basis	$5,502	$5,178	$5,901
Non-GAAP adjustments(1):
Net impact of hedged deferred cash compensation plans (a)	(1)	—	—
Amortization of intangible assets (b)	114	114	112
Acquisition-related compensation costs (b)	12	19	67
Acquisition-related transaction costs (b)	5	—	—
Contingent consideration fair value adjustments (b)	3	3	26
Lease cost — New York (c)	11	43	22
Restructuring charge (d)	46	69	—
Income tax matters	—	(35)	126

Net income attributable to BlackRock, Inc., as adjusted	$5,692	$5,391	$6,254

Diluted weighted-average common shares outstanding	150.7	152.4	154.4
Diluted earnings per common share, GAAP basis	$36.51	$33.97	$38.22
Diluted earnings per common share, as adjusted	$37.77	$35.36	$40.51

(1)	Non-GAAP adjustments, excluding income tax matters, are net of tax.

(1) Operating income, as adjusted, and operating margin, as adjusted: Management believes operating income, as adjusted, and operating margin, as adjusted, are effective indicators of BlackRock’s financial performance over time, and, therefore, provide useful disclosure to investors. Management believes that operating margin, as adjusted, reflects the Company’s long-term ability to manage ongoing costs in relation to its revenues. The Company uses operating margin, as adjusted, to assess the Company’s financial performance, to determine the long-term and annual compensation of the Company’s senior-level employees and to evaluate the Company’s relative performance against industry peers. Furthermore, this metric eliminates margin variability arising from the accounting of revenues and expenses related to distributing different product structures in multiple distribution channels utilized by asset managers.

•	Operating income, as adjusted, includes the following non-GAAP expense adjustments:

(a)

Compensation expense related to appreciation (depreciation) on deferred cash compensation plans. Beginning in the first quarter of 2023, the Company updated its definition of operating income, as adjusted, to exclude compensation expense related to the market valuation changes on certain deferred cash compensation plans, which the Company began hedging economically in 2023. For these deferred cash compensation plans, the final value of the deferred amount to be distributed to employees in cash upon vesting is determined based on the returns on specified investment funds. The Company recognizes compensation expense for the appreciation (depreciation) of the deferred cash compensation liability in proportion to the vested amount of the award during a respective period, while the gain (loss) to economically hedge these plans is immediately recognized in nonoperating income (expense), which creates a timing difference impacting net income. This timing difference will reverse and offset to zero over the life of the award at the end of the multi-year vesting period. Management believes excluding market valuation changes related to the deferred cash compensation plans in the calculation of operating income, as adjusted, provides useful disclosure to both management and investors of the Company’s financial performance over time as these amounts are economically hedged, while also increasing comparability with other companies.

(b)

Acquisition related costs. Acquisition related costs include adjustments related to amortization of intangible assets, other acquisition-related costs, including compensation costs for nonrecurring retention-related deferred compensation, and contingent consideration fair value adjustments incurred in connection with certain acquisitions. Management believes excluding the impact of these expenses when calculating operating income, as adjusted, provides a helpful indication of the Company’s financial performance over time, thereby providing helpful information for both management and investors while also increasing comparability with other companies.

A-2	BLACKROCK, INC. 2024 PROXY STATEMENT

Annex A: Non-GAAP Reconciliation | Non-GAAP Financial Measures

(c)

Lease costs — New York. In 2022 and 2023, the Company continued to recognize lease expense within general and administration expense for both its current headquarters located at 50 Hudson Yards in New York and prior headquarters until the Company’s lease on its prior headquarters expired in April 2023. The Company began lease payments related to its current headquarters in May 2023, but began recording lease expense in August 2021 when it obtained access to the building to begin its tenant improvements. Prior to the Company’s move to its current headquarters in February 2023, the impact of lease costs related to 50 Hudson Yards was excluded from operating income, as adjusted. In February 2023, the Company completed the majority of its move to 50 Hudson Yards and no longer excluded the impact of these lease costs. Subsequently, from February 2023 through April 2023, the Company excluded the impact of lease costs related to the Company’s prior headquarters. Management believes excluding the impact of these respective New York lease costs (“Lease costs — New York”) when calculating operating income, as adjusted, is useful to assess the Company’s financial performance and ongoing operations, and enhances comparability among periods presented.

(d)

Restructuring charge. In 2023, the Company recorded a restructuring charge, comprised of severance and compensation expense for accelerated vesting of previously granted deferred compensation awards, in connection with initiatives to reorganize specific platforms, primarily Aladdin and alternative investments. In 2022, the Company recorded a restructuring charge primarily comprised of severance and accelerated amortization expense of previously granted deferred compensation awards in connection with an initiative to modify the size and shape of the global workforce to align more closely with strategic priorities. Management believes excluding the impact of these restructuring charges when calculating operating income, as adjusted, is useful to assess the Company’s financial performance and ongoing operations, and enhances comparability among periods presented.

(e)

Reduction of indemnification asset. In 2023, BlackRock recorded $8 million of general and administration expense to reflect the reduction of the indemnification asset and an offsetting $8 million tax benefit due to the resolution of certain tax matters. The $8 million general and administrative expense and $8 million tax benefit have been excluded from as adjusted results as there is no impact on BlackRock’s book value.

•

Operating income used for measuring operating margin, as adjusted, is equal to operating income, as adjusted, excluding the impact of product launch costs (e.g. closed-end fund launch costs) and related commissions. Management believes the exclusion of such costs and related commissions is useful because these costs can fluctuate considerably, and revenue associated with the expenditure of these costs will not fully impact BlackRock’s results until future periods.

•

Revenue used for calculating operating margin, as adjusted, is reduced to exclude all of the Company’s distribution fees, which are recorded as a separate line item on the consolidated statements of income, as well as a portion of investment advisory fees received that is used to pay distribution and servicing costs. For certain products, based on distinct arrangements, distribution fees are collected by the Company and then passed-through to third-party client intermediaries. For other products, investment advisory fees are collected by the Company and a portion is passed-through to third-party client intermediaries. However, in both structures, the third-party client intermediary similarly owns the relationship with the retail client and is responsible for distributing the product and servicing the client. The amount of distribution and investment advisory fees fluctuates each period primarily based on a predetermined percentage of the value of AUM during the period. These fees also vary based on the type of investment product sold and the geographic location where it is sold. In addition, the Company may waive fees on certain products that could result in the reduction of payments to the third-party intermediaries.

(2) Nonoperating income (expense), less net income (loss) attributable to NCI, as adjusted: Management believes nonoperating income (expense), less net income (loss) attributable to NCI, as adjusted, is an effective measure for reviewing BlackRock’s nonoperating contribution to its results and provides comparability of this information among reporting periods. Nonoperating income (expense), less net income (loss) attributable to NCI, as adjusted, excludes the gain (loss) on the economic hedge of certain deferred cash compensation plans. As the gain (loss) on investments and derivatives used to hedge these compensation plans over time substantially offsets the compensation expense related to the market valuation changes on these deferred cash compensation plans, which is included in operating income, GAAP basis, management believes excluding the gain (loss) on the economic hedge of the deferred cash compensation plans when calculating nonoperating income (expense), less net income (loss) attributable to NCI, as adjusted, provides a useful measure for both management and investors of BlackRock’s nonoperating results that impact book value.

(3) Net income attributable to BlackRock, Inc., as adjusted: Management believes net income attributable to BlackRock, Inc., as adjusted, and diluted earnings per common share, as adjusted, are useful measures of BlackRock’s profitability and financial performance. Net income attributable to BlackRock, Inc., as adjusted, equals net income attributable to BlackRock, Inc., GAAP basis, adjusted for certain items management deems nonrecurring or that occur infrequently, transactions that ultimately will not impact BlackRock’s book value or certain tax items that do not impact cash flow.

See notes (1) and (2) above for further information on the updated presentation of non-GAAP adjustments. For each period presented, the non-GAAP adjustments were tax effected at the respective blended rates applicable to the adjustments. Amounts for income tax matters represent net noncash (benefits) expenses primarily associated with the revaluation of certain deferred tax liabilities related to intangible assets and goodwill as a result of tax rate changes. The amounts for 2022 income tax matters included net noncash expense related to state and local income tax changes. The amounts for 2021 income tax matters included net noncash expense related to the impact of legislation enacted in the UK increasing its corporate tax rate and state and local income tax changes. These

BLACKROCK, INC. 2024 PROXY STATEMENT	A-3

Annex A: Non-GAAP Reconciliation | Non-GAAP Financial Measures

amounts have been excluded from the as adjusted results as these items will not have a cash flow impact and to enhance comparability among periods presented.

Per share amounts reflect net income attributable to BlackRock, Inc., as adjusted, divided by diluted weighted-average common shares outstanding.

(4) Annual Contract Value (“ACV”): Management believes ACV is an effective metric for reviewing BlackRock’s technology services’ ongoing contribution to its operating results and provides comparability of this information among reporting periods while also providing a useful supplemental metric for both management and investors of BlackRock’s growth in technology services revenue over time, as it is linked to the net new business in technology services. ACV represents forward-looking, annualized estimated value of the recurring subscription fees under client contracts, assuming all client contracts that come up for renewal are renewed, unless we received a notice of termination, even though such notice may not be effective until a later date. ACV also includes the annualized estimated value of new sales, for existing and new clients, when we execute client contracts, even though the recurring fees may not be effective until a later date and excludes nonrecurring fees such as implementation and consulting fees.

A-4	BLACKROCK, INC. 2024 PROXY STATEMENT

Annex B:

BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan

1. Purpose; Types of Awards; Construction.

The purposes of the Plan are to afford an incentive to Eligible Individuals to (i) continue as employees of or other service providers to the Company and its Affiliates, (ii) increase their efforts on behalf of the Company and (iii) promote the success of the Company’s business. Pursuant to the Plan, the Company may grant stock options (including “incentive stock options” and “nonqualified stock options”), stock appreciation rights, restricted stock, restricted stock units and other stock-based awards or cash-based awards.

2. Definitions.

(a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(b) “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit or Other Stock-Based Award or Cash-Based Award granted under the Plan.

(c) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

(d) “Beneficial Owner” (or any variant thereof) means a “beneficial owner” as defined in Rule 13d-3 under the Exchange Act.

(e) “Board” means the Board of Directors of the Company.

(f) “Cash-Based Award” means an Award granted pursuant to Section 6(b)(v) that is not denominated or valued by reference to Stock, including any such Award that is subject to the attainment of Performance Goals or otherwise as permitted under the Plan.

(g) “Change in Control” means the occurrence of any of the following:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii) during any period of twelve consecutive months, the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger, amalgamation or consolidation of the Company or any Subsidiary thereof with any other corporation or other entity, other than (A) a merger, amalgamation or consolidation which results in the voting securities of the Company outstanding immediately prior to such merger, amalgamation or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the amalgamated company or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or the amalgamated company or any parent thereof outstanding immediately after such merger, amalgamation or consolidation or (B) a merger, amalgamation or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

BLACKROCK, INC. 2024 PROXY STATEMENT	B-1

Annex B: BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets is consummated, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

For each Award that constitutes deferred compensation under Section 409A of the Code, to the extent required to avoid additional income or other tax under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award, only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code. A Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i) “Committee” means, until the Board appoints a different Committee to administer the Plan, the Management Development and Compensation Committee of the Board. The composition of the Committee shall at all times satisfy the applicable requirements of the New York Stock Exchange listing requirements.

(j) “Company” means BlackRock, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

(k) “Effective Date” means May 15, 2024.

(l) “Eligible Individual” means an Employee, Non-Employee Director or other individual performing advisory or consulting services for the Company or an Affiliate, as determined and designated by the Committee.

(m) “Employee” means any individual performing services for the Company or an Affiliate of the Company and designated as an employee on the payroll records of the Company or such Affiliate.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(o) “Fair Market Value” means, with respect to Stock or other property, the fair market value of such Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee, including without limitation, pursuant to any equity approval policy adopted by the Committee. Unless otherwise determined by the Committee, the per share Fair Market Value of Stock as of a particular date shall mean (i) the closing sales price per share of Stock on the national securities exchange on which the Stock is principally traded, for such date, or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market, or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

(p) “Grantee” means an Eligible Individual who has been granted an Award under the Plan.

(q) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(r) “Non-Employee Director” means a member of the Board who is not also an Employee.

(s) “NQSO” means any Option that is designated as a nonqualified stock option.

(t) “Option” means a right, granted to a Grantee under Section 6(b)(i), to purchase shares of Stock. An Option may be either an ISO or an NQSO; provided that ISOs may be granted only to employees of the Company or any Subsidiary.

(u) “Other Stock-Based Award” means an Award granted pursuant to Section 6(b)(v) that is denominated or valued in whole or in part by reference to Stock, including, but not limited to (1) restricted or unrestricted Stock awarded subject to the attainment of Performance Goals or otherwise as permitted under the Plan and (2) a right granted to a Grantee to acquire Stock from the Company for cash.

(v) “Performance Goals” means performance goals selected by the Committee, including, without limitation, performance goals based on one or more of the following criteria: (i) before-tax income or after-tax income, (ii) operating profit, (iii) return on equity, assets, capital or investment, (iv) earnings or book value per share, (v) sales or revenues, (vi) operating expenses, (vii) Stock price appreciation and (viii) implementation or completion of critical projects or processes. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to the Company or one or all of the Affiliates of the Company, or a division or strategic business unit of the

B-2	BLACKROCK, INC. 2024 PROXY STATEMENT

Annex B: BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan

Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). The Committee shall make such equitable adjustments as it determines to be appropriate to the Performance Goals, including, without limitation, in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or other Affiliate or the financial statements of the Company or any Subsidiary or other Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(w) “Person” means a “person” as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any Affiliate thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company.

(x) “Plan” means this BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan, as amended and/or restated from time to time.

(y) “Plan Year” means the fiscal year of the Company.

(z) “Restricted Stock” means an Award of shares of Stock to a Grantee under Section 6(b)(iii) that may be subject to certain transferability and other restrictions and to a risk of forfeiture (including by reason of not satisfying certain Performance Goals).

(aa) “Restricted Stock Unit” means a right granted to a Grantee under Section 6(b)(iv) to receive Stock or cash (as specified in the Award Agreement) at the end of a specified deferral period, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain Performance Goals).

(bb) “Rule 16b-3” means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.

(cc) “Stock” means shares of common stock, par value $0.01 per share, of the Company.

(dd) “Stock Appreciation Right” or “SAR” means the right, granted to a Grantee under Section 6(b)(ii), to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right, with payment to be made in cash, Stock or property as specified in the Award Agreement or determined by the Committee.

(ee) “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Award, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(ff) “Substitute Award” means an Award designated as such and granted in connection with a transaction between the Company or an Affiliate and another entity or business in substitution or exchange for, or conversion, adjustment, assumption or replacement of, awards previously granted by such other entity to any individuals who have become Eligible Individuals as a result of such transaction or who were formerly employed by the acquired entity. An Award granted as inducement to joining the Company or an Affiliate in replacement of an award forfeited when leaving a previous employer to join the Company or an Affiliate shall not be considered a Substitute Award.

3. Administration.

(a) Committee; Committee Powers.

(i) The Plan shall be administered by the Committee. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to (A) grant Awards; (B) determine the persons to whom and the time or times at which Awards shall be granted; (C) determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and Performance Goals relating to any Award; (D) determine Performance Goals that may be applicable to Awards; (E) determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; (F) make adjustments in the terms and conditions (including Performance Goals) applicable to Awards; (G) designate Affiliates; (H) construe and interpret the terms of the Plan and any Award; (I) prescribe, amend and rescind rules and regulations relating to the Plan; (J) determine the terms and provisions of the Award Agreements (which need not be identical for each Grantee); (K) make all other determinations it deems necessary or advisable for the administration of the Plan and (L) correct any defect, supply any omission or reconcile any inconsistency in the terms of the Plan or any Award Agreement in the manner and to the extent that it shall deem desirable. Notwithstanding anything herein to the contrary, with respect to Grantees

BLACKROCK, INC. 2024 PROXY STATEMENT	B-3

Annex B: BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan

working outside the United States, the Committee may determine the terms and conditions of Awards and make such adjustments to the terms thereof (including by adopting any sub-plan to the Plan) as are necessary or advisable taking into account matters of local law or practice, including tax and securities laws of jurisdictions outside the United States.

(ii) The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Eligible Individuals (whether or not such Eligible Individuals are similarly-situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform Award Agreements, as to the Eligible Individuals to receive Awards under the Plan and the terms and provisions of Awards under the Plan.

(iii) All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, and any Affiliate or Grantee (or any person claiming any rights under the Plan from or through any Grantee) and any stockholder of the Company. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

(b) Meetings; Procedures. The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person or persons to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

(c) Limitations on Repricing / Cash Buyouts. Notwithstanding anything in the Plan to the contrary, the Committee shall not (other than as provided in Section 5(d) or Section 7) (i) reduce the exercise price of any Option or SAR previously granted under the Plan, whether through amendment, cancellation or replacement grant or other means or (ii) provide for the cash buyout of any outstanding Option or SAR with an exercise price that is greater than the Fair Market Value per share of Stock on the date of such cash buyout, unless, in either case, the Company’s stockholders shall have approved such exercise price reduction or cash buyout.

4. Eligibility.

Except as provided below, Awards shall be granted to the Eligible Individuals selected by the Committee. In determining the Eligible Individuals to whom Awards shall be granted and the type of Award (including the number of shares of Stock to be covered by such Award), the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

ISOs shall be granted only to Employees of the Company or any of its Subsidiaries. No ISO shall be granted to any Employee of the Company or any of its Subsidiaries if such Employee owns, immediately prior to the grant of the ISO, stock representing more than 10% of the voting power or more than 10% of the value of all classes of stock of the Company or a Subsidiary, unless the purchase price for the stock under such ISO shall be at least 110% of its Fair Market Value at the time such ISO is granted and the ISO, by its terms, shall not be exercisable more than five years following the date it is granted. In determining the stock ownership under this paragraph, the provisions of Section 424(d) of the Code shall be controlling.

5. Stock Subject to the Plan.

(a) Shares. Subject to adjustment as provided in Section 5(d), 48,500,000 shares of Stock shall be reserved for the grant or settlement of Awards under the Plan. Shares of Stock issued hereunder may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise.

(b) Share Counting. If any shares of Stock subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates, expires or is settled without a distribution of shares to the Grantee, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination, settlement or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, any and all shares of Stock that are (i) withheld or tendered in payment of an Option exercise price or (ii) withheld by the Company to satisfy any tax withholding obligation or (iii) covered by a SAR (to the extent that it is settled in shares of Stock, without regard to the number of shares of Stock that are actually issued to the Grantee upon exercise) shall not again be available for issuance under the Plan. To the extent an Award is denominated in Stock, but paid or settled in cash, the number of shares of Stock with respect to which such payment or settlement is made shall again be available for issuance under the Plan. Shares of Stock underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Stock available for issuance under the Plan.

(c) Maximum Individual Awards.

(i) General. No more than 4,000,000 shares of Stock may be covered by stock-based Awards (including Options, SARs, Restricted Stock and Restricted Stock Units and Other Stock-Based Awards) made to a single Eligible Individual during any Plan Year, which number shall be subject to adjustment as provided in Section 5(d).

B-4	BLACKROCK, INC. 2024 PROXY STATEMENT

Annex B: BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan

(ii) Limits on Awards to Non-Employee Directors. Notwithstanding Section 5(c)(i), the aggregate maximum value of Awards granted under the Plan in any Plan Year to a Non-Employee Director in respect of services as a Non-Employee Director (including Awards made at the election of a Non-Employee Director in lieu of cash directors’ fees) shall not, when aggregated with the cash directors’ fees received by such Non-Employee Director with respect to such Plan Year, exceed $1,000,000. The value of Awards for purposes of the preceding sentence shall be determined based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (or any successor thereto).

(d) Adjustments.

(i) In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, Stock split, reverse Stock split, reorganization, merger, consolidation, spin-off, combination, reclassification, repurchase, or share exchange, or other similar corporate transaction or event (any such event, a “Change in Capitalization”) affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock or other property (including cash) that may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock or other property (including cash) issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price, or purchase price relating to any Award, (iv) the Performance Goals relating to any Award and (v) the individual limitations applicable to Awards.

(ii) Any adjustment made pursuant to Section 5(d)(i) in the Stock or other stock or securities (A) subject to outstanding ISOs (including any change in the exercise price) is intended to be made in a manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code and (B) with respect to any Award that is not subject to Section 409A of the Code, is intended to be made in a manner that would not subject the Award to Section 409A of the Code and, with respect to any Award that is subject to Section 409A of the Code, is intended to be made in a manner that complies with Section 409A of the Code and all regulations and other guidance issued thereunder.

(iii) If, by reason of a Change in Capitalization, pursuant to an Award, a Grantee shall be entitled to, or shall be entitled to exercise an Option or SAR with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Stock subject to the Award, prior to such Change in Capitalization.

(e) Substitute Awards. Notwithstanding the foregoing, shares subject to a Substitute Award shall not count against any share limit set forth in this Section 5.

6. Terms of Awards.

(a) General Terms of Awards. The term of each Award shall be for such period as may be determined by the Committee. Subject to the terms of the Plan, the Award Agreement and applicable law, payments to be made by the Company or Affiliate upon the grant, maturation, settlement or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant, including, without limitation, cash, Stock, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest, if any, to be credited with respect to such payments. In addition to the foregoing, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan or applicable law, as the Committee shall determine.

(b) Specific Terms of Awards. The Committee is authorized to grant to Eligible Individuals the following Awards, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of such Awards at the date of grant.

(i) Options. The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions:

(A) Type of Award. The Award Agreement evidencing the grant of an Option under the Plan shall designate the Option as an ISO or an NQSO. All of the Shares reserved for grants of Awards under the Plan pursuant to Section 5(a) (as adjusted pursuant to Section 5(d)) may be granted in the form of ISOs.

(B) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee; provided, that, with respect to any Option that is not a Substitute Award, such exercise price shall be not less than the Fair Market Value per share of Stock on the date of grant. The Committee may provide, in the applicable Award Agreement or otherwise, for the method for payment of the exercise price, which may include, in the discretion of the Committee, payment: (1) in cash, electronic funds transfer or check acceptable to the Committee, (2) by an exchange of Stock previously owned by the Grantee for a period acceptable to the Committee and which Stock is otherwise acceptable to the Committee, or Stock issuable to the Grantee pursuant to the Option, provided that the Committee may impose whatever restrictions it deems necessary or desirable with respect to such method of payment; (3) through a broker-dealer facilitated cashless exercise procedure acceptable to the Committee or (4) in any combination of any of the methods described in this Section 6(b)(i)(B).

BLACKROCK, INC. 2024 PROXY STATEMENT	B-5

Annex B: BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan

(C) Term and Exercisability of Options. Options shall be exercisable over the exercise period (which shall not exceed ten years from the date of grant), at such times and upon such conditions as the Committee may determine, in each case as reflected in the Award Agreement; provided, that, subject to Section 6(c) and Section 7, the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent in the form required by the Committee and otherwise in accordance with any procedures (including, without limitation, procedures restricting the frequency or method of exercise) as may be established by the Committee or its delegate from time to time.

(D) Termination of Employment, etc. An Option may not be exercised unless the Grantee is then in the employ of or otherwise in a service provider relationship with the Company and its Subsidiaries (or a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies) and unless the Grantee has remained continuously so employed, or continuously maintained such relationship, since the date of grant of the Option; provided, that, the Award Agreement may contain provisions extending the exercisability of the Option, in the event of specified terminations, to a date not later than the expiration date of such Option.

(E) No Dividend Equivalents. In no event shall any Option granted under the Plan include any right to receive dividend equivalents with respect to such Option.

(F) Other Provisions. Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such Options, as the Committee may prescribe in its discretion or as may be required by applicable law.

(ii) SARs. The Committee is authorized to grant SARs to Eligible Individuals on the following terms and conditions:

(A) In General. A SAR may be granted on a standalone basis or in tandem with an Option. Unless the Committee determines otherwise, a SAR (1) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (2) granted in tandem with an ISO may be granted only at the time of grant of the related ISO. A SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable.

(B) Settlement of SARs. With respect to each share subject thereto, a SAR shall confer on the Grantee a right to receive upon exercise an amount in cash or shares of Stock (at the sole discretion of the Committee) equal to the excess of (1) the Fair Market Value per share of Stock on the date of exercise over (2) the per share exercise price of the SAR (which shall, in the case of (i) a SAR granted in tandem with an Option, be equal to the exercise price of the underlying Option and (ii) any other SAR (other than a Substitute Award), be not less than the Fair Market Value per share of Stock on the date of grant). The exercise of a SAR shall be effected pursuant to any procedures established by the Committee or its delegate and/or as set forth in the applicable Award Agreement.

(C) No Dividend Equivalents. In no event shall any SAR granted under the Plan include any right to receive dividend equivalents with respect to such SAR.

(iii) Restricted Stock. The Committee is authorized to grant Restricted Stock to Eligible Individuals on the following terms and conditions:

(A) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. The Committee may place restrictions on Restricted Stock that shall lapse, in whole or in part, upon the attainment of Performance Goals. Except to the extent provided in the applicable Award Agreement, a Grantee granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends (in accordance with Section 6(b)(iii)(D)).

(B) Forfeiture. Upon termination of employment or other service relationship with the Company or an Affiliate, during the applicable restriction period, Restricted Stock and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited; provided, that, subject to the terms of the Plan, the Committee may (1) provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived or will not apply, in whole or in part, in the event of terminations resulting from specified causes and (2) in other cases waive in whole or in part the forfeiture of Restricted Stock.

(C) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificates.

B-6	BLACKROCK, INC. 2024 PROXY STATEMENT

Annex B: BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan

(D) Dividends. Cash dividends paid on Restricted Stock shall be deferred and paid to a Grantee only when, and to the extent that, the shares of underlying Restricted Stock vest. Stock dividends shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock has been distributed. If provided in the applicable Award Agreement, cash dividends paid on Restricted Stock may be automatically reinvested in additional shares of Restricted Stock that are subject to the same vesting conditions and restrictions on transferability as the shares of Restricted Stock with respect to which they were distributed.

(iv) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Grantees, subject to the following terms and conditions:

(A) Award and Restrictions. Delivery of Stock or cash, as determined by the Committee, will occur upon expiration of the deferral period specified for Restricted Stock Units by the Committee or, if permitted by the Committee, upon expiration of such deferral period as may have been elected by the Grantee. The Committee may condition the vesting of and/or payment with respect to Restricted Stock Units, in whole or in part, upon the attainment of Performance Goals.

(B) Forfeiture. Upon termination of employment or other service relationship with the Company or an Affiliate during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of Stock or cash to which such Restricted Stock Units relate, all Restricted Stock Units that are then subject to deferral or restriction shall be forfeited; provided, that, subject to the terms of the Plan, (1) the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of termination resulting from specified causes and (2) the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock Units.

(C) Dividend Equivalents. If provided in the applicable Award Agreement, a holder of Restricted Stock Units shall be entitled to receive dividend equivalents with respect to such Restricted Stock Units, provided, that, such dividend equivalents shall not be payable unless and until, and to the extent that, the underlying Restricted Stock Units vest and become payable. If provided in the applicable Award Agreement, dividend equivalents paid on Restricted Stock Units may be automatically reinvested in additional Restricted Stock Units that are subject to the same vesting conditions and restrictions on transferability as the Restricted Stock Units with respect to which they were distributed.

(v) Other Stock-Based Awards or Cash-Based Awards. The Committee is authorized to grant Awards to Eligible Individuals in the form of Other Stock-Based Awards or Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this paragraph may be granted with value and payment contingent upon the attainment of certain Performance Goals. The Committee shall determine the terms and conditions of such Awards at the date of grant. The maximum payment that any Grantee who is an executive officer of the Company may receive pursuant to a Cash-Based Award that is subject to the attainment of Performance Goals granted under this paragraph in any single Plan Year shall be $10,000,000. Subject to the terms of the Plan, payments earned hereunder may be decreased in the sole discretion of the Committee based on such factors as it deems appropriate.

(c) Minimum Vesting. An Award granted under the Plan after the Effective Date shall not vest prior to the first anniversary of the date of grant of the Award. Notwithstanding the foregoing, the Committee may grant Awards that vest within one year following the date of grant (i) due to the Grantee’s retirement, death, disability, leave of absence, termination of employment, or upon the sale or other disposition of a Grantee’s employer or any other similar event, as determined by the Committee, (ii) as otherwise provided in Section 7 or (iii) as a Substitute Award in replacement of an award scheduled to vest within one year following the date of grant of such Substitute Award. Notwithstanding the foregoing, up to 5% of the shares of Stock authorized for issuance under the Plan pursuant to Section 5(a) (as adjusted pursuant to Section 5(d)) may be granted as Awards that provide for vesting within one year following the date of grant.

7. Change in Control. Unless otherwise provided in a written agreement between the Grantee and the Company, or unless otherwise determined by the Committee and evidenced in an Award Agreement, in the event of a Change in Control:

(a) With respect to each outstanding Award granted after the Effective Date that is assumed or substituted in connection with the Change in Control, in the event the Grantee’s employment or service is terminated by the Company, its successor or an Affiliate thereof without Cause (as defined in an Award Agreement) on or after the effective date of the Change in Control but prior to twelve (12) months following the Change in Control, then:

(i) any unvested or unexercisable portion of any Award carrying a right to exercise shall become fully vested and exercisable; and

(ii) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be achieved at target performance levels.

(b) With respect to each outstanding Award granted after the Effective Date that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change of Control, (i) such Award shall become fully vested and, if applicable, exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall

BLACKROCK, INC. 2024 PROXY STATEMENT	B-7

Annex B: BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan

lapse, and (iii) and any performance conditions imposed with respect to such Award shall be deemed to be achieved at target performance levels. Each award subject to Section 409A of the Code shall vest and shall be paid in accordance with its terms or as may be permitted earlier under Section 409A of the Code.

(c) For purposes of this Section 7, an Award shall be considered assumed or substituted if, following the Change in Control, the Award is of substantially comparable value and remains subject to substantially the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to shares of Stock, the Award instead confers the right to receive common stock of the acquiring or ultimate parent entity.

(d) If the vesting of any Options and/or SARs is accelerated in connection with the Change in Control, the Committee shall have the discretion to provide that all Options and/or SARs outstanding immediately prior to such Change in Control shall expire on the effective date of such Change in Control. Without limiting the generality of the foregoing, in connection with a Change in Capitalization (including a Change in Control), the Committee may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the shares of Stock, cash or other property covered by such Award, reduced by the aggregate exercise price thereof, if any; provided, however, that if the exercise price of any outstanding Award is equal to or greater than the Fair Market Value of the shares of Stock, cash or other property covered by such Award, the Committee may cancel such Award without the payment of any consideration to the Grantee.

8. General Provisions.

(a) Nontransferability. Unless otherwise provided in an Award Agreement, Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative. Any purported transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of any shares of Stock or other property underlying such Award.

(b) Interpretation.

(i) Section 16 Compliance. The Plan is intended to comply with Rule 16b-3 and the Committee shall interpret and administer the Plan or any Award Agreement in a manner consistent therewith. Any provision inconsistent with Rule 16b-3 shall be inoperative and shall not affect the validity of the Plan.

(ii) Compliance with Section 409A. All Awards granted under the Plan are intended either not to be subject to Section 409A of the Code or, if subject to Section 409A of the Code, to be administered, operated and construed in compliance with Section 409A of the Code and all regulations and other guidance issued thereunder. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, no payment or distribution under this Plan or any other plan or agreement of the Company or any of its Affiliates that constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a Grantee’s termination of employment or service with the Company will be made to such Grantee until such Grantee’s termination of employment or service constitutes a “separation from service” (as defined in Section 409A of the Code). Notwithstanding anything to the contrary in the Plan or any other plan or agreement of the Company or any of its Affiliates, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided during the six (6) month period immediately following the Grantee’s termination of employment shall instead be paid on the first business day after the date that is six (6) months following the Grantee’s separation from service (or upon the Grantee’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Grantee pursuant to the Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Committee shall have the sole authority to make any accelerated distributions permissible under Treas. Reg. Section 1.409A-3(j)(4) to Grantees with respect to any deferred amounts, provided that such distributions meets the requirements of Treas. Reg. Section 1.409A-3(j)(4). The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

(c) Forfeiture Events; Clawback. In addition to any forfeiture provisions otherwise applicable to an Award, a Grantee’s right to any payment or benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, clawback or recoupment (i) in accordance with any clawback, recoupment or similar policy of the Company as in effect from time to time or (ii) as required by applicable law.

(d) No Right to Continued Employment or Service. Nothing in the Plan or in any Award granted under the Plan or in any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of or

B-8	BLACKROCK, INC. 2024 PROXY STATEMENT

Annex B: BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan

other service provider to the Company or any Affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company or any such Affiliate to terminate such Grantee’s employment or other service provider relationship.

(e) Withholding and Other Taxes. The Company or any applicable Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan (including from a distribution of Stock) or any other payment to a Grantee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee’s tax obligations. If Stock is withheld to satisfy withholding and other taxes due in connection with the exercise of an Option or the vesting or settlement of any other Award, the Company shall not withhold more Stock than is necessary to satisfy the minimum withholding obligation in respect of such exercise (or such other amount as determined by the Company as would not result in adverse tax or accounting consequences to the Company).

(f) Amendment and Termination; Plan Term. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. Notwithstanding the foregoing, (i) no amendment shall affect adversely any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted under the Plan and (ii) any amendment shall be approved by stockholders, unless otherwise determined by the Board, if necessary to comply with state law, stock listing requirements or other applicable law. Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan shall terminate on the tenth anniversary of the Effective Date. No Awards shall be granted under the Plan after such termination date.

(g) No Rights to Awards; No Stockholder Rights. No Grantee or Eligible Individual shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Grantees. Except as provided specifically herein, a Grantee or a transferee of an Award shall have no rights as a stockholder with respect to any shares covered by the Award until the date as of which the Grantee is identified as a stockholder on the books and records of the Company with respect to such shares.

(h) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general creditor of the Company.

(i) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Regulations and Other Approvals.

(i) The obligation of the Company to sell or deliver Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(ii) Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no such Award shall be granted or payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(iii) In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such Grantee is acquired for investment only and not with a view to distribution.

(k) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

BLACKROCK, INC. 2024 PROXY STATEMENT	B-9

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Our Principles

We are a fiduciary to our clients.

We are One BlackRock.

We are passionate about performance.

We take emotional ownership.

We are committed to a better future.

BlackRock's purpose is to help more and more people experience financial well-being.

These principles represent our core values, our aspirations, and our cultural language – lived and embraced by every employee at our firm.

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VIEW MATERIALS & VOTE
BLACKROCK, INC. VOTE BY INTERNET
50 HUDSON YARDS Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
NEW YORK, NEW YORK 10001 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/BLK2024
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided (if you received your proxy materials by mail) or return it to BlackRock, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V39853-P06286 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
BLACKROCK, INC.
A. The Board of Directors recommends a vote FOR all nominees listed in Item 1 and FOR Items 2, 3 and 4.
1. Election of Directors For Against Abstain
Nominees:
1a. Pamela Daley
1b. Laurence D. Fink For Against Abstain 1c. William E. Ford 2. Approval, in a non-binding advisory vote, of the compensation for named executive officers.
1d. Fabrizio Freda 3. Approval of the BlackRock, Inc. Third Amended and Restated 1999 Stock Award and Incentive Plan.
1e. Murry S. Gerber 4. Ratification of the appointment of Deloitte LLP as BlackRock’s independent registered public accounting firm for the fiscal year 2024.
1f. Margaret “Peggy” L. Johnson
1g. Robert S. Kapito B. Shareholder Proposals - The Board of Directors recommends a For Against Abstain vote AGAINST Items 5, 6 and 7.
1h. Cheryl D. Mills 5. Shareholder Proposal –Report on EEO Policy Risk. 1i. Amin H. Nasser 6. Shareholder Proposal –Amend Bylaws to Require Independent
Board Chair.
1j. Gordon M. Nixon 7. Shareholder Proposal – Report on Proxy Voting Record and Policies for Climate Change-Related Proposals.
1k. Kristin C. Peck
NOTE: We may also act upon such other business as may properly come before the meeting or any adjournment thereof.
1l. Charles H. Robbins
1m. Marco Antonio Slim Domit All shares will be voted as instructed above. In the absence of instructions, all shares will be voted with respect to registered shareholders that return a signed proxy card, FOR all nominees listed in Item 1, FOR
Items 2, 3 and 4, and AGAINST Items 5, 6 and 7 and with respect to participants in the BlackRock, Inc. Retirement Savings Plan, in the manner required or permitted by the governing plan documents.
1n. Hans E. Vestberg 1o. Susan L. Wagner 1p. Mark Wilson
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

BLACKROCK, INC.
2024 ANNUAL MEETING OF SHAREHOLDERS May 15, 2024 8:00 AM, EDT
www.virtualshareholdermeeting.com/BLK2024
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
V39854-P06286
PROXY
FOR ANNUAL MEETING OF SHAREHOLDERS BLACKROCK, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned appoints Martin Small and R. Andrew Dickson III, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of common stock of BlackRock, Inc. held of record by the undersigned as of March 21, 2024, at the 2024 Annual Meeting of Shareholders to be held on May 15, 2024, beginning at 8:00 AM, EDT, at www.virtualshareholdermeeting.com/BLK2024, and in their discretion, upon any business that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment.
If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1, FOR Items 2, 3 and 4, and AGAINST Items 5, 6 and 7.
This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of BlackRock, Inc. written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting.
If the undersigned is a participant in the BlackRock, Inc. Retirement Savings Plan (the “RSP”), then the undersigned hereby directs Bank of America, N.A., FSB, as Trustee of the RSP to vote all the shares of BlackRock common stock credited to the undersigned’s account as indicated on the reverse side at the meeting and at any adjournment(s) thereof.
Continued and to be signed on reverse side